  As filed with the Securities and Exchange Commission on October 31, 1997

                                                   Registration No. 333-________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                             INTERWEST BANCORP, INC.
             (Exact name of registrant as specified in its charter)

          WASHINGTON                        6711                 91-1691216
(State or other jurisdiction of (Primary standard industrial  (I.R.S. employer
incorporation or organization)   classification code number) identification no.)

        275 S.E. PIONEER WAY, OAK HARBOR, WASHINGTON 98277 (360) 679-4181
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                                STEPHEN M. WALDEN
                      President and Chief Executive Officer
                              275 S.E. Pioneer Way
                          Oak Harbor, Washington 98277
                                 (360) 679-4181
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                          Copies of communications to:

STEPHEN M. KLEIN, ESQ.                                  WILLIAM P. JOHNSON, ESQ.
WILLIAM E. BARTHOLDT, ESQ.                            TENNYSON W. GREBENER, ESQ.
Graham & Dunn P.C.                       Rothgerber, Appel, Powers & Johnson LLP
1420 Fifth Avenue, 33rd Floor                       One Tabor Center, Suite 3000
Seattle, Washington  98101                               1200 Seventeenth Street
                                                         Denver, Colorado  80202

                                   -----------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
                 The date of mailing of the enclosed Prospectus/
          Proxy Statement to stockholders of Puget Sound Bancorp, Inc.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================

 Title of Each                         Proposed Maximum    Proposed Maximum    Amount of
 Class of Securities   Amount Being    Offering Price      Aggregate           Registration
 Being Registered      Registered(1)   Per Share(2)(3)     Offering Price(3)   Fee(3)
===========================================================================================
 Common Stock,
    $.20 Par Value     441,753         $24.56              $10,849,453         $2,169.90
===========================================================================================

(1) Represents the estimated maximum number of shares of InterWest Bancorp, Inc.'s common stock, $.20 par value ("InterWest Common Stock"), issuable in exchange for the 240,083 shares of Puget Sound Bancorp, Inc.'s common stock, no par value ("Bancorp Common Stock"), that are either outstanding or subject to outstanding options, under the terms of the Agreement and Plan of Merger described in this Registration Statement.

(2) Represents the maximum price per share of InterWest Common Stock issuable in exchange for Bancorp Common Stock, based on the Merger exchange ratio.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended ("1933 Act"), on the basis of the per-share book value of the Bancorp Common Stock as of September 30, 1997.

                                    ---------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Dear Shareholder:

        You are cordially invited to attend a Special Meeting of Shareholders of Puget Sound Bancorp, Inc. ("Bancorp"), the holding company for First National Bank of Port Orchard ("FNBP"), to be held on the 16th day of December, 1997, at 7:00 p.m., local time, at the principal offices of Bancorp at 1488 Olney Avenue SE, Port Orchard, Washington.

        The Notice of Special Meeting of Shareholders and Prospectus/Proxy Statement that appear on the following pages describe the formal business to be transacted at the meeting. The primary purpose of the meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 18, 1997, between Bancorp and FNBP, and InterWest Bancorp, Inc. ("InterWest") and its subsidiary, InterWest Bank. The Merger Agreement provides that Bancorp will be merged with and into InterWest, with InterWest being the surviving entity in the Merger. Directors and officers of Bancorp, as well as representatives of Knight, Vale & Gregory, Inc., P.S., Bancorp's independent auditors, will be present to respond to any appropriate questions shareholders may have.

        The Merger Agreement provides that upon consummation of the merger all outstanding shares of common stock of Bancorp will be converted into shares of common stock of InterWest. You are urged to review carefully the Prospectus/Proxy Statement, which contains a more complete description of the terms of the Merger.

        The Board of Directors of Bancorp has unanimously approved the Merger Agreement and recommends that the shareholders vote FOR the approval of the Merger Agreement. Bancorp's financial advisor, Columbia Financial Advisors, Inc., has issued its opinion to the effect that, as of the date hereof and based on the factors and assumptions described therein, the consideration to be paid by InterWest pursuant to the Merger Agreement is fair to Bancorp and its shareholders from a financial point of view. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Bancorp common stock.

        It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the postage-prepaid envelope provided, whether or not you plan to attend the meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

        The Board of Directors believes that the merger is in the best interest of Bancorp and its shareholders. On behalf of the Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

                                       Very truly yours,



                                       Duane R. Guggenmos, President
                                       PUGET SOUND BANCORP, INC.
                                       Port Orchard, Washington


Date: November ___, 1997

                            PUGET SOUND BANCORP, INC.
                              1488 Olney Avenue SE
                       Port Orchard, Washington 98366-4041

                                     NOTICE
                                       OF
                         SPECIAL MEETING OF SHAREHOLDERS
                          to be held December 16, 1997


        Notice is hereby given that pursuant to the call of its Board of Directors, a Special Meeting of Shareholders of Puget Sound Bancorp, Inc. ("Bancorp") will be held on December 16, 1997, at 7:00 p.m., local time, at the principal offices of Bancorp at 1488 Olney Avenue SE, Port Orchard, Washington.

        The purposes of the meeting are:

        (1) A proposal to approve the Agreement and Plan of Merger, dated as of September 18, 1997 (the "Merger Agreement"), between Bancorp and its wholly-owned subsidiary, First National Bank of Port Orchard, and InterWest Bancorp, Inc. ("InterWest") and its subsidiary, InterWest Bank, a copy of which is attached as Appendix A to the accompanying Prospectus/Proxy Statement, under the terms of which (i) Bancorp will merge with and into InterWest with InterWest as the surviving corporation, and (ii) each outstanding share of common stock of Bancorp ("Bancorp Common Stock") will be converted into shares of the common stock of InterWest ("InterWest Common Stock") in accordance with the terms of the Merger Agreement.

        (2) Such other matters as may properly come before the meeting or any adjournments or postponements thereof.

        Any action may be taken on the foregoing proposal at the meeting on the date specified above or on any date or dates to which, by original or later adjournment, the meeting may be adjourned. Shareholders of record at the close of business on November 7, 1997, are the shareholders entitled to vote at the meeting and any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Bancorp Common Stock is required for approval of the Merger Agreement.

        You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

                                       By Order of the Board of Directors



                                       Duane R. Guggenmos, President



Port Orchard, Washington
November ___, 1997

                                 PROXY STATEMENT
                            PUGET SOUND BANCORP, INC.

                                   PROSPECTUS
              INTERWEST BANCORP, INC. COMMON STOCK ($.20 PAR VALUE)

        This Prospectus/Proxy Statement is being furnished to holders of common stock, no par value per share ("Bancorp Common Stock") of Puget Sound Bancorp, Inc. ("Bancorp"), a Washington corporation, in connection with the solicitation of proxies by the Board of Directors of Bancorp (the "Bancorp Board") for use at the Bancorp Special Stockholders Meeting to be held on December 16, 1997 at 7:00 p.m. local time, at the principal offices of Bancorp, 1488 Olney Ave SE, Port Orchard, Washington, and at any adjournments or postponements of such meeting. Bancorp stockholders will vote upon a proposal to approve the merger (the "Merger") of Bancorp with and into InterWest Bancorp, Inc. ("InterWest"), a Washington corporation, on the terms described in the Agreement and Plan of Merger dated as of September 18, 1997 among Bancorp, InterWest, and their respective subsidiary banks (the "Merger Agreement"). The Merger Agreement is incorporated into this Prospectus/Proxy Statement by reference and attached as Appendix A.

        When the Merger becomes effective, all outstanding shares of Bancorp Common Stock will be converted into the right to receive shares of the common stock of InterWest ("InterWest Common Stock"). Cash will be paid in lieu of fractional shares. Upon consummation of the Merger, each Bancorp stockholder will receive a number of shares of InterWest Common Stock for each share of Bancorp Common Stock, based upon the Exchange Ratio set forth in the Merger Agreement. Subject to certain limits on the fluctuation in the Average Closing Price of the InterWest Common Stock (see "THE MERGER -- Basic Terms of the Merger") each share of Bancorp Common Stock will be converted into the right to receive $64.05 in value of InterWest Common Stock. The precise number of shares of InterWest Common Stock to be received for each share of Bancorp Common Stock will likely be determined after the Bancorp Special Stockholders Meeting, based upon the average price of InterWest Common Stock for a 10 trading-day period ending shortly before the closing of the Merger (the "Average Closing Price"). See "THE MERGER -- Basic Terms of the Merger."

        The aggregate number of shares of InterWest Common Stock to be issued in the Merger cannot be determined until the Average Closing Price is established. Assuming, for illustration purposes only, that the Average Closing Price is $39.25 and that 230,433 shares of Bancorp Common Stock are outstanding and subject to exchange on the Effective Date, the aggregate number of shares of InterWest Common Stock issued would be 376,031, having an aggregate value of $14,759,234. Assuming that 376,031 shares of InterWest Common Stock are issued in the Merger and 8,426,297 shares of InterWest are outstanding after closing of the Merger, Bancorp stockholders will hold approximately 4.46% of the outstanding InterWest Common Stock.

        InterWest Common Stock trades on the Nasdaq National Market under the symbol "IWBK". The reported sales price for the InterWest Common Stock was $__ per share on _______, 1997, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement. Bancorp Common Stock does not trade on any market, thus no current market price is available. See "STOCK PRICE AND DIVIDEND INFORMATION."

        This Prospectus/Proxy Statement also constitutes the Prospectus of InterWest filed as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), relating to shares of the InterWest Common Stock to be issued in the Merger. When the Merger becomes effective, all outstanding shares of Bancorp Common Stock will be converted into the right to receive shares of InterWest Common Stock. Cash will be paid in lieu of fractional shares. See "THE MERGER -- Basic Terms of the Merger." Stockholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Washington statute, RCW 23B.13, a copy of which is included in this Prospectus/Proxy Statement as Appendix B. For a description of certain significant considerations in connection with the Merger, see "THE MERGER -- Basic Terms of the

Merger; Dissenters' Rights of Appraisal"; "- Conditions to the Merger"; and "- Interests of Certain Persons in the Merger."

        THIS PROSPECTUS/PROXY STATEMENT DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY STOCKHOLDERS OF BANCORP UPON CONSUMMATION OF THE MERGER, AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROSPECTUS/PROXY IN CONNECTION WITH ANY SUCH RESALE.

        THE SHARES OF INTERWEST COMMON STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

        THE SHARES OF INTERWEST COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

       The date of this Prospectus/Proxy Statement is November ___, 1997.

                              AVAILABLE INFORMATION

        InterWest is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"). In accordance with the 1934 Act, InterWest files reports, proxy statements, and other information with the SEC. Bancorp is not subject to the information and reporting requirements of the 1934 Act.

        Under the rules and regulations of the SEC, the solicitation of stockholders to approve the Merger constitutes an offering of the InterWest Common Stock to be issued in conjunction with the Merger. InterWest has filed a Registration Statement with the SEC under the 1933 Act covering the InterWest Common Stock to be issued in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by InterWest under the 1934 Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of materials filed by InterWest with the SEC may also be obtained through the Commission's Internet address at http://www.sec.gov. In addition, materials filed by InterWest are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        This Prospectus/Proxy Statement constitutes part of the Registration Statement (File No. 333-________) filed by InterWest with the SEC under the 1933 Act. This Prospectus/Proxy Statement omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is made hereby to the Registration Statement and related exhibits for further information with respect to InterWest and the InterWest Common Stock. Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by InterWest with the SEC under the 1934 Act are incorporated by reference herein:

        1. InterWest's Annual Report on Form 10-K for the year ended September 30, 1996 filed on December 30, 1996, File No. O-26632 ("InterWest 1996 10-K");

        2. InterWest's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31 and June 30, 1997, File No. O-26632 ("InterWest 10-Qs");

        3. InterWest's Annual Meeting Proxy Statement for the 1997 Annual Meeting of Shareholders ("InterWest 1997 Proxy Statement").

        4. InterWest's 1996 Annual Report to Shareholders filed as an exhibit to the InterWest 1996 10-K on December 30, 1996 ("InterWest 1996 Annual Report").

        All documents filed by InterWest under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Prospectus/Proxy Statement and before the Bancorp Special Meeting are incorporated by reference and are a part of this Prospectus/Proxy Statement from each document's date of filing. Any statement contained in a document incorporated by reference as modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

        This Prospectus/Proxy Statement incorporates by reference documents that are not presented herein of delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus/Proxy Statement is delivered. Requests for such copies should be directed to Margaret Mordhorst, Corporate Secretary, InterWest Bancorp, Inc., 275 S.E. Pioneer Way, Oak Harbor, Washington 98227, (360) 679-4181.

                               -------------------

        All information contained in this Prospectus/Proxy Statement relating to InterWest has been furnished by InterWest, and Bancorp is relying upon the accuracy of that information. All information contained in this Prospectus/Proxy Statement relating to Bancorp has been furnished by Bancorp, and InterWest is relying upon the accuracy of that information.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER INTERWEST OR BANCORP. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION.

        NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED UNDER THE TERMS OF THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BANCORP, INTERWEST OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

                                TABLE OF CONTENTS


                                                                                             Page
                                                                                             ----
GLOSSARY OF CERTAIN KEY TERMS.................................................................G-1


SUMMARY.........................................................................................1

    Introduction................................................................................1
    Parties to the Merger.......................................................................1
    Special Stockholder Meeting - Bancorp.......................................................2
    The Merger; Exchange Ratio..................................................................2
    Reasons for the Merger; Recommendation of the Bancorp Board.................................3
    Opinion of Financial Advisor to Bancorp.....................................................4
    Effective Date of the Merger................................................................4
    Exchange of Stock Certificates..............................................................4
    Conditions; Regulatory Approvals............................................................5
    Amendment or Termination of the Merger Agreement............................................5
    Directors and Executive Officers After the Merger...........................................5
    Federal Income Tax Treatment of the Merger..................................................5
    Accounting Treatment........................................................................6
    Dissenters' Rights of Appraisal.............................................................6
    Interests of Certain Persons in the Merger..................................................6
    Comparison of Stockholders' Rights..........................................................7
    Trading Markets.............................................................................7

STOCK PRICE AND DIVIDEND INFORMATION............................................................8

    InterWest...................................................................................8
    Bancorp8
    Recent Stock Price Data.....................................................................9

EQUIVALENT PER COMMON SHARE DATA...............................................................10


BANCORP SPECIAL STOCKHOLDER MEETING............................................................11

    Date, Time, Place and Purpose..............................................................11
    Shares Outstanding and Entitled to Vote; Record Date.......................................11
    Vote Required..............................................................................11
    Voting, Solicitation, and Revocation of Proxies............................................11

BACKGROUND OF AND REASONS FOR THE MERGER.......................................................12

    Background of the Merger...................................................................12
    Reasons For The Merger - Bancorp...........................................................13
    Recommendation of Bancorp Board............................................................13
    Opinion of Bancorp Financial Advisor.......................................................13
    Reasons For The Merger - InterWest.........................................................16

THE MERGER.....................................................................................17

    Basic Terms of the Merger..................................................................17
    Mechanics of the Merger....................................................................19
    Effective Date of the Merger...............................................................19
    Exchange of Bancorp Stock Certificates.....................................................19
    Conditions to Consummation of the Merger; Regulatory Approvals.............................20

    Amendment or Termination...................................................................21
    Conduct of Business Pending the Merger.....................................................22
    Directors and Executive Officers After the Merger..........................................22
    Employee Benefit Plans.....................................................................23
    Interests of Certain Persons in the Merger.................................................23
    Federal Income Tax Treatment of the Merger.................................................24
    Accounting Treatment of the Merger.........................................................25
    Dissenters' Rights of Appraisal............................................................25
    Resale of InterWest Common Stock...........................................................26
    No Solicitation............................................................................27
    Expenses...................................................................................27

BUSINESSES OF THE PARTIES TO THE MERGER........................................................27

    Information Concerning InterWest and InterWest Bank........................................27
    Information Concerning Bancorp.............................................................28
    Business...................................................................................28
    Competition................................................................................28
    Facilities.................................................................................28
    Employees..................................................................................29
    Legal Proceedings..........................................................................29

BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS..................................................................29

    General....................................................................................29
    Six months ended June 30, 1997 and 1996....................................................29
    Financial Condition and Results of Operation for the Years ended
      December 31, 1996 and 1995...............................................................30
    Loan Quality, Liquidity, and Capital.......................................................30
    Lending31
    Summary of Loan Loss Experience............................................................32
    Asset and Liability Management.............................................................33
    Securities Activity........................................................................34
    Deposits...................................................................................35
    Short term Borrowings......................................................................36
    Significant Financial Ratios...............................................................36
    Distribution of Assets, Liabilities and Stockholders' Equity;
      Interest Rates and Interest Differential.................................................36

MANAGEMENT OF BANCORP..........................................................................39

    Directors and Executive Officers...........................................................39
    Security Ownership of Management and Certain Beneficial Owners.............................40

MANAGEMENT OF INTERWEST........................................................................42


SUPERVISION AND REGULATION.....................................................................42

    Introduction...............................................................................42
    The Holding Companies......................................................................42
           General.............................................................................42
           Bank Holding Company Structure......................................................42
           Transactions with Affiliates........................................................43
           Regulation of Management............................................................44
           FIRREA..............................................................................44
           Tie-In Arrangements.................................................................44
           State Law Restrictions..............................................................44

           Securities Registration and Reporting...............................................44
    The Subsidiaries...........................................................................45
           General.............................................................................45
           Loans-to-One Borrower...............................................................45
           FDIC Insurance......................................................................45
           Capital Requirements................................................................46
           Liquidity Requirements..............................................................47
           Restrictions on Capital Distributions...............................................47
           Federal Reserve System..............................................................48
           Recent Federal Legislation..........................................................48
           Regulatory Enforcement Authority....................................................49

DESCRIPTION OF INTERWEST CAPITAL STOCK.........................................................49

    Voting Rights..............................................................................49
    Dividends..................................................................................49
    Liquidation................................................................................50
    Other Characteristics......................................................................50

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST AND BANCORP
    COMMON STOCK...............................................................................50

    Payment of Dividends.......................................................................50
    Voting Rights..............................................................................51
    Preemptive Rights..........................................................................51
    Liquidation Rights.........................................................................51
    Assessments................................................................................51
    Stock Repurchases..........................................................................51
    Amendment of Articles of Incorporation and Bylaws..........................................51
    Special Meetings of Stockholders and Action Without a Meeting..............................52
    Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution......52
    Rights of Stockholders to Dissent..........................................................53
    Size of Board of Directors.................................................................53
    Classified Board of Directors..............................................................54
    Removal of Directors.......................................................................54
    Vacancies on the Board of Directors........................................................54
    Advance Notice Requirements; Stockholder Meetings..........................................54
    Indemnification of Officers and Directors and Limitation of Liability......................55
    Potential Antitakeover Provisions..........................................................55

CERTAIN LEGAL MATTERS..........................................................................56

EXPERTS........................................................................................56

OTHER MATTERS..................................................................................56

FINANCIAL STATEMENTS OF BANCORP...............................................................F-1

    APPENDIX A - Agreement and Plan of Merger

    APPENDIX B - RCW 23B.13 of the Revised Code of Washington
                 (Dissenters' Rights of Appraisal under Washington law)

    APPENDIX C - Opinion of Columbia Financial Advisors, Inc.

                          GLOSSARY OF CERTAIN KEY TERMS


 1933 Act..................   The Securities Act of 1933, as amended, and the
                              rules and regulations promulgated thereunder.

 1934 Act..................   The Securities Exchange Act of 1934, as amended,
                              and related rules and regulations.

 Average Closing Price.....   The average daily closing price of InterWest
                              Common Stock during the ten trading days beginning
                              on the thirtieth day immediately preceding the
                              Effective Date.

 Bancorp...................   Puget Sound Bancorp, Inc.

 Bancorp Common Stock......   Bancorp's Common Stock, no par value per share.

 Bancorp Financial
 Statements................   Bancorp's (i) audited consolidated balance sheets
                              as of December 31, 1996 and 1995 and the related
                              audited consolidated statements of income, cash
                              flows and stockholders' equity for each of the
                              years ended December 31, 1996 and 1995, and (ii)
                              Bancorp's unaudited consolidated balance sheet as
                              of June 30, 1997, and the related unaudited
                              statements of income, cash flows and stockholders'
                              equity for the six-month period ended June 30,
                              1997.

 Bancorp Record Date.......   November 7, 1997.

 Bancorp Special Meeting...   Special meeting of Bancorp stockholders to be held
                              on December 16, 1997.

 BHCA......................   The Bank Holding Company Act of 1956, as amended.

 Board.....................   Board of Directors.

 Closing...................   The closing of the Merger transaction contemplated
                              in the Merger Agreement.

 Code......................   The Internal Revenue Code of 1986, as amended.

 Columbia Financial........   Columbia Financial Advisors, Inc., Bancorp's
                              financial advisor.

 Dissenting Shares.........   Those shares of Bancorp Common Stock with respect
                              to which Bancorp's stockholders have perfected
                              their dissenters' rights under Washington law.

 Effective Date............   The date Closing of the Merger will occur.

 FDIC......................   The Federal Deposit Insurance Corporation.

 FNBP......................   First National Bank of Port Orchard, a wholly
                              owned subsidiary of Puget Sound Bancorp, Inc.

 FRB.......................   The Board of Governors of the Federal Reserve
                              System.

 GAAP......................   Generally accepted accounting principles,
                              consistently applied.

 InterWest Bank............   InterWest Bank, a wholly owned subsidiary of
                              InterWest Bancorp, Inc.

 InterWest Common Stock....   InterWest's Common Stock, $.20 par value per
                              share.

 InterWest Financial
 Statements................   InterWest's (i) audited consolidated statements of
                              financial condition as of September 30, 1996 and
                              1995, and the related audited consolidated
                              statements of operations, cash flows and
                              stockholders' equity for each of the years ended
                              September 30, 1996, 1995 and 1994, and (ii)
                              unaudited consolidated statement of financial
                              condition as of June 30, 1997, and the related
                              unaudited statements of operations, cash flows and
                              stockholders' equity for the period then ended.

 InterWest.................   InterWest Bancorp, Inc.

 Merger....................   The merger of Bancorp with and into InterWest in
                              accordance with the Merger Agreement.

 Merger Agreement..........   The Agreement and Plan of Merger, dated as of
                              September 18, 1997, between InterWest and Bancorp.

 OCC.......................   The Office of the Comptroller of the Currency.

 Prospectus/Proxy
 Statement.................   This Prospectus/Proxy Statement, filed with the
                              SEC by InterWest and to be mailed to Bancorp's
                              stockholders, together with any amendments and
                              supplements.

 Registration Statement....   The Registration Statement on Form S-4, of which
                              this Prospectus/Proxy Statement forms a part,
                              filed with the SEC by InterWest under the 1933
                              Act, for the purpose of registering the shares of
                              InterWest Common Stock to be issued in the Merger.

 SEC.......................   The Securities and Exchange Commission.

 Termination Date..........   June 30, 1998, the date after which each party has
                              the right to terminate the Merger Agreement, if
                              the Closing has not occurred by that date.

 Valuation Price...........   The same amount as the Average Closing Price,
                              unless the Average Closing Price is (i) less than
                              $34.75, in which event the Valuation Price is
                              $34.75, or (ii) greater than $43.75, in which
                              event the Valuation Price is $43.75.

 WBCA......................   Washington Business Corporation Act

                                     SUMMARY

        The following material summarizes certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement (including the appendices). Capitalized terms used in this Prospectus/Proxy Statement, unless the context otherwise requires, have the meanings ascribed to them in the Glossary of Certain Key Terms inside the front cover. Additionally, terms used principally in particular sections of this Prospectus/Proxy Statement also may be defined in the sections where they are initially used.

INTRODUCTION

        InterWest and Bancorp propose to merge under the terms of the Merger Agreement. If the Merger Agreement is approved by the stockholders of Bancorp and other conditions to closing are satisfied, Bancorp will merge with and into InterWest ("Merger"). Consequently, holders of Bancorp Common Stock would become stockholders of InterWest, and First National Bank of Port Orchard ("FNBP"), which is presently a subsidiary of Bancorp, would become a direct subsidiary of InterWest. After the Merger is consummated, Bancorp stockholders will no longer own any stock in Bancorp, and Bancorp will cease to exist.

        The respective Boards of Directors of InterWest and Bancorp have unanimously approved the Merger Agreement. The Bancorp Board recommends that the stockholders of Bancorp vote to approve the Merger Agreement. Bancorp's stockholders, other than those that have perfected their dissenters' rights or would otherwise be entitled to fractional shares of InterWest Common Stock based on the Merger exchange ratio, will receive shares of InterWest Common Stock in exchange for their shares of Bancorp Common Stock. See "THE MERGER -- Basic Terms of the Merger"; "-- Cash for Fractional Shares"; "-- Dissenters' Rights of Appraisal."

PARTIES TO THE MERGER

        InterWest and InterWest Bank. InterWest is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The business of InterWest consists primarily of holding 100% of the capital stock of InterWest Bank. At June 30, 1997, InterWest had total assets of approximately $1.8 billion, total loans and mortgage-backed securities of approximately $1.4 billion, total deposits of approximately $1.2 billion and stockholders' equity of approximately $124.2 million. The principal executive offices of InterWest are located at 275 SE Pioneer Way, Oak Harbor, Washington 98277 and its telephone number is (360) 679-4181.

        InterWest Bank is a Washington state-chartered savings bank and is regulated by the Department of Financial Institutions Division of Banks of the State of Washington (the "Division") and by the Federal Deposit Insurance Corporation ("FDIC"), its primary federal regulator and the insurer of its deposits. InterWest Bank's deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF") of the FDIC. InterWest Bank's principal business consists of attracting savings deposits from the general public and originating loans for the purchase or construction of residential real estate. To a lesser extent, InterWest Bank originates multi-family residential, commercial real estate, consumer and other loans. At September 30, 1997, InterWest Bank conducted its business through 39 full-service branch offices in western and central Washington and one lending office located in Lynnwood, Washington. See "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning InterWest and InterWest Bank." Additional information concerning InterWest is included in the InterWest documents incorporated by reference in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

        Bancorp and FNBP. Bancorp is a bank holding company incorporated under the laws of the State of Washington and is subject to the BHCA, which places Bancorp under the supervision of the Board of Governors of the Federal Reserve System ("FRB"). The business of Bancorp consists primarily of holding 100% of the capital stock of FNBP. At June 30, 1997, Bancorp had consolidated total assets of approximately $50.6 million, total loans of approximately $34.7 million, total customer deposits of approximately $43.9 million, and total stockholder equity of approximately $4.9 million. Bancorp maintains its principal offices at 1488 Olney Avenue S.E., Port Orchard, Washington 98336, and its telephone number is (360) 895-2265. See "BUSINESSES OF THE PARTIES TO THE MERGER."

        FNBP is a national banking association organized under the laws of the United States. FNBP conducts a commercial banking business and provides personal and business financial services primarily to individuals and small businesses in Port Orchard, Washington. FNBP conducts its business through its principal office located at 1488 Olney Avenue SE, Port Orchard, Washington, and two additional branch offices. See "BUSINESSES OF THE PARTIES TO THE MERGER."

SPECIAL STOCKHOLDER MEETING - BANCORP

        Place, Time and Date; Purpose. The Bancorp Special Meeting will be held on December 16, 1997 at 7:00 p.m., local time at the principal offices of Bancorp, 1488 Olney Ave SE, Port Orchard, Washington, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached as Appendix A. See "BANCORP SPECIAL STOCKHOLDER MEETING."

        Record Date; Shares Entitled to Vote. The Bancorp Board has fixed the close of business on November 7, 1997 as the record date (the "Bancorp Record Date") for determining stockholders entitled to notice of and to vote at the Bancorp Special Meeting. Only those holders of shares of Bancorp Common Stock of record on the Bancorp Record Date will be entitled to notice of and to vote at the Bancorp Special Meeting. Each share of Bancorp Common Stock will be entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the Bancorp Special Meeting. At the Bancorp Record Date, there were _____________ shares of Bancorp Common Stock outstanding and entitled to be voted at the Bancorp Special Meeting. See "BANCORP SPECIAL STOCKHOLDER MEETING."

        Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bancorp Common Stock. At the Bancorp Record Date, the directors and executive officers of Bancorp beneficially owned [86,806] shares of Bancorp Common Stock, which represents [36.73%] of the shares entitled to be voted at the Bancorp Special Meeting. All of the directors of Bancorp have entered into an agreement with InterWest pursuant to which each director has agreed to vote his or her shares for approval of the Merger Agreement. See "BANCORP SPECIAL STOCKHOLDER MEETING."

        A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

THE MERGER; EXCHANGE RATIO

        The Merger Agreement provides for the merger of Bancorp with and into InterWest, with InterWest to be the surviving corporation in the Merger. As a result of the Merger, Bancorp will cease to exist and InterWest will succeed to all of the assets and liabilities of Bancorp. See "THE MERGER -- Basic Terms of the Merger." After consummation of the Merger, FNBP will operate as a wholly owned subsidiary of InterWest.

        Upon consummation of the Merger, each outstanding share of Bancorp Common Stock (excluding any Dissenting Shares) and any shares of stock held by InterWest or Bancorp, other than in a fiduciary capacity or in satisfaction of a debt previously contracted (together with the Dissenting Shares, "Excluded Shares") will be automatically converted into the right to receive shares of InterWest Common Stock.

        The number of shares of InterWest Common Stock to be received for each share of Bancorp Common Stock will be based on the Exchange Ratio, which will fluctuate between 1.84 to 1.46 shares of InterWest Common Stock for each share of Bancorp Common Stock depending on the Average Closing Price, if the Average Closing Price of the InterWest Common Stock for a period shortly before the closing of the Merger is between $34.75 and $43.75. Subject to certain conditions that would apply if the Average Closing Price is either greater than $43.75 or less than $34.75, each share of Bancorp Common Stock will receive a number of shares of InterWest Common Stock worth $64.05 (using the Average Closing Price to determine such value). See "THE MERGER -- Basic Terms of the Merger."

        If the Average Closing Price is greater than $43.75, InterWest may terminate the Merger Agreement unless Bancorp elects to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05. InterWest may elect not to terminate the Merger Agreement even if Bancorp does not elect to adjust the Exchange Ratio, in which case the Valuation Price (i.e., the effective Average Closing Price) would be fixed at $43.75, and the Exchange Ratio will be 1.46, even though the Average Closing Price exceeds $43.75. See "THE MERGER -- Amendment or Termination."

        If the Valuation Price is less than $34.75, Bancorp may terminate the Merger Agreement unless InterWest elects to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05. Bancorp may elect not to terminate the Merger Agreement even if InterWest does not elect to adjust the Exchange Ratio, in which case the Valuation Price (i.e., the effective Average Closing Price) would be fixed at $34.75, and the Exchange Ratio will be 1.84, even though the Average Closing Price is less than $34.75. See "THE MERGER -- Amendment or Termination."

        The Exchange Ratio, and thus, the precise number of shares of InterWest Common Stock to be received for each share of Bancorp Common Stock, will not be known at the time that Bancorp stockholders vote on the Merger at the Bancorp Special Meeting. See "THE MERGER -- Basic Terms of the Merger."

        Assuming for illustration purposes only that the Average Closing Price is $39.25 (the midpoint between $43.75 and $34.75) and that 230,433 shares of Bancorp Common Stock are outstanding and subject to exchange on the Effective Date, the aggregate number of shares of InterWest Common Stock to be issued in the Merger would be 376,031, having an aggregate value of $14,759,234. As a result, in this illustration Bancorp stockholders would hold approximately 4.46% of the 8,426,297 shares of InterWest outstanding after the closing of the Merger.

        Each holder of Bancorp Common Stock who would otherwise be entitled to a fractional share of InterWest Common Stock will receive cash in lieu of such fractional share, determined by multiplying such fraction by the Average Closing Price. See "THE MERGER -- Basic Terms of the Merger." Upon completion of the Merger, stockholders of Bancorp will no longer own any Bancorp Common Stock.

        Bancorp stockholders should note that the market price of the InterWest Common Stock they receive will continue to be subject to changes in market value and may, therefore, have a market value as of the date they receive certificates for their shares (or such shares are otherwise made available to them) that is less than, or greater than, the value of such stock at the date of such determination. For a more detailed discussion of the calculation of the number of shares of InterWest Common Stock to be received in exchange for Bancorp Common Stock, see "THE MERGER -- Basic Terms of the Merger."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BANCORP BOARD

        The Bancorp Board has unanimously determined that the Merger Agreement is fair to and in the best interests of Bancorp and its stockholders. In making this determination, the Bancorp Board considered a variety of factors, including the value of the InterWest Common Stock that the stockholders of Bancorp will receive in exchange for their shares of Bancorp Common Stock, the continued ability of FNBP to provide competitive and comprehensive services in the market in which it operates, and the parties' shared commitment to personalized community banking, which emphasizes responsiveness to local markets and the delivery of personalized services to customers.

        The Bancorp Board believes that the Merger will allow FNBP to provide a wider array of products and services, while continuing to offer the advantages of personalized community banking to FNBP's current customers, and will also allow Bancorp to realize a premium, thus enhancing stockholder value. The Bancorp Board further anticipates that the Merger will provide FNBP with substantially greater financial and technological resources, which will enable FNBP to compete more effectively in its market and better serve its customers and community. Additionally, Bancorp stockholders would be able to obtain a premium over book value for their shares of Bancorp Common Stock on a tax-deferred basis, while at the same time enjoying the benefits of a more active trading market in the InterWest Common Stock.

        THE BANCORP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF BANCORP AND THE BANCORP STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF BANCORP VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        For a discussion of the circumstances surrounding the Merger and the factors considered by the Bancorp Board in making its recommendation, see "BACKGROUND OF AND REASONS FOR THE MERGER." Approval of the Merger Agreement by Bancorp stockholders is required by law and is a condition to consummation of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests that directors of Bancorp may be deemed to have in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR TO BANCORP

        Columbia Financial Advisors, Inc. ("Columbia Financial"), Bancorp's financial advisor, has delivered a written opinion to the Bancorp Board, dated September 17, 1997, to the effect that the terms of the Merger are fair to Bancorp stockholders from a financial point of view. A copy of Columbia Financial's opinion, setting forth the assumptions made, matters considered, procedures followed and limits of its review, is attached hereto as Appendix C and should be read by stockholders in its entirety. See "THE MERGER -- Opinion of Financial Advisor to Bancorp."

EFFECTIVE DATE OF THE MERGER

        Unless the parties agree upon another date, the Effective Date of the Merger will be the date ten business days after the fulfillment or waiver of each of the conditions to the obligations of the parties to effect the Merger and the granting of all regulatory approvals. The parties presently expect to consummate the Merger in early January 1998, although the timing is subject to the satisfaction of certain conditions (discussed below). Either InterWest or Bancorp may terminate the Merger Agreement if the Effective Date does not occur on or before June 30, 1998.

EXCHANGE OF STOCK CERTIFICATES

        As promptly as practicable after the Effective Date, InterWest will send to each record holder of Bancorp Common Stock, transmittal materials for use in exchanging Bancorp Common Stock certificates for InterWest Common Stock certificates. All shares of InterWest Common Stock issued to Bancorp stockholders pursuant to the Merger will be deemed to have been issued as of the Effective Date. BANCORP STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "THE MERGER -- Exchange of Bancorp Stock Certificates."

CONDITIONS; REGULATORY APPROVALS

        Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Bancorp Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the Merger, (iii) receipt by InterWest and Bancorp of the opinion of Graham & Dunn, P.C., dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) the InterWest Common Stock to be issued to Bancorp stockholders having been approved for listing on the Nasdaq National Market; (v) certain persons having entered into employment agreements with FNBP;
(vi) receipt by InterWest of an agreement from each "affiliate" of Bancorp restricting the resale of InterWest Common Stock received by such affiliate in the Merger; (vii) the number of Dissenting Shares does not exceed 10% of the outstanding shares of Bancorp Common Stock; and (viii) receipt by InterWest of a letter from InterWest's certified public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER -- Conditions to Consummation of the Merger."

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

        The Merger Agreement may be terminated, and the Merger abandoned, before the Effective Date, whether before or after its adoption by the stockholders of Bancorp, by the respective majority votes of both the InterWest and Bancorp Boards, or by either the InterWest Board or the Bancorp Board under certain specified circumstances, including a failure to consummate the Merger by June 30, 1998. In addition, InterWest may terminate the Merger Agreement under certain circumstances if the Average Closing Price of the InterWest Common Stock is greater than $43.75, and Bancorp may terminate the Merger Agreement under certain circumstances if the Average Closing Price is less than $34.75. The Merger Agreement may be amended at any time before the Effective Date if both InterWest and Bancorp Boards approve, and InterWest has the right, without the approval of Bancorp, to change the method of its acquisition of Bancorp. However, no amendment may under any circumstances change the consideration to be received by Bancorp stockholders for their Bancorp Common Stock. See "THE MERGER -- Amendment or Termination."

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

        Upon consummation of the Merger, the InterWest Board will consist of InterWest's current directors. The executive officers of InterWest and InterWest Bank in office immediately before the Effective Date will remain unchanged following the Merger.

        Following the Merger, InterWest anticipates that certain representatives of InterWest may be elected to the FNBP Board, although the number and identity of such persons has not been determined. The executive officers of FNBP will remain unchanged immediately following the Merger, except that Mr. David Burgett will retire as an officer of Bancorp and FNBP. Certain officers of Bancorp and/or FNBP have executed employment agreements with Bancorp in anticipation of the Merger. These employment agreements will be assumed by InterWest following the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger" and "- Directors and Executive Officers After the Merger."

FEDERAL INCOME TAX TREATMENT OF THE MERGER

        Consummation of the Merger is conditioned, among other things, on receipt by InterWest and Bancorp of an opinion of Graham & Dunn, P.C., special counsel for InterWest to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of Bancorp who receive InterWest Common Stock in exchange for their shares of Bancorp Common Stock, other than with respect to cash received in lieu of fractional share interests. See "THE MERGER -- Federal Income Tax Treatment of the Merger."

        BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH BANCORP STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS TO SUCH STOCKHOLDER.

ACCOUNTING TREATMENT

        It is anticipated that the Merger will be accounted for as a pooling of interests by InterWest under generally accepted accounting principles. The Merger Agreement provides that a condition to InterWest's obligation to consummate the Merger is the receipt by InterWest of a letter from InterWest's certified public accountants, independent auditors, to the effect that such firm concurs with management's conclusions as to the appropriateness of pooling of interests accounting for the Merger. See "THE MERGER -- Conditions to Consummation of the Merger" and "-- Accounting Treatment."

        The Merger is subject to the receipt of certain prior approvals from the Board of Governors of the FRB. A Notice/Application for approval of the Merger will be filed with the FRB. There can be no assurance that such approval will be obtained, and, if obtained, that it will not impose conditions that, in the opinion of InterWest, would deprive InterWest of the economic and business benefits of the Merger so as to render it inadvisable in the judgment of InterWest to proceed with the Merger. See "THE MERGER -- Regulatory Requirements."

DISSENTERS' RIGHTS OF APPRAISAL

        Bancorp stockholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Bancorp Common Stock under the provisions of Chapter 23B.13 of the Revised Code of Washington (the "Appraisal Laws"). A STOCKHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN THE APPRAISAL LAWS WILL RESULT IN LOSS OF SUCH STOCKHOLDER'S DISSENTERS' RIGHTS. Accordingly Bancorp stockholders wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights of Appraisal" and the copy of the Appraisal Laws set forth in Appendix B to this Prospectus/Proxy Statement, and to consult with their own legal advisors. If Bancorp stockholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Bancorp Common Stock, InterWest may elect not to consummate the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." Additionally, if stockholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Bancorp Common Stock and InterWest elects to consummate the Merger, the Merger will not qualify for pooling of interests accounting treatment. See "THE MERGER -- Accounting Treatment of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of Bancorp's management and the Bancorp Board may be deemed to have interests in the Merger in addition to their interests as stockholders of Bancorp generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and employment agreements.

        The Merger Agreement provides that for the four-year period following the Effective Date, InterWest will indemnify the directors, officers and employees of Bancorp against certain liabilities to the extent that such persons were entitled to indemnification under Washington law and the Articles of Incorporation and Bylaws of Bancorp. See "THE MERGER -- Interests of Certain Persons in the Merger."

        Certain current members of management of Bancorp and/or FNBP will enter into employment agreements with FNBP, to be assumed by InterWest upon consummation of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

        Duane Guggenmos, the President and Chief Executive of Bancorp, and Linda
A. Smith, Vice President of FNBP, have entered into employment agreements with FNBP which will become effective upon consummation of the Merger. Pursuant to Mr. Guggenmos's agreement, he will serve as President of FNBP for a period of twelve (12) months commencing upon the consummation of the Merger. Mr. Guggenmos's base salary under the Agreement will be $102,500. Pursuant to Ms. Smith's agreement, she will serve as Vice President of FNBP for a period of twenty-four (24) months commencing upon the consummation of the Merger. Ms. Smith's base salary under the agreement will be $67,500. Both Mr. Guggenmos and Ms. Smith are entitled to severance payments under certain conditions. See "THE MERGER - Interests of Certain Persons in the Merger."

COMPARISON OF STOCKHOLDERS' RIGHTS

        Stockholders of Bancorp who receive shares of InterWest Common Stock in exchange for their shares of Bancorp Common Stock will be governed, with respect to their rights as such stockholders, by InterWest's Articles of Incorporation and Bylaws. For a discussion of certain material differences in the rights of stockholders of InterWest and Bancorp and an explanation of certain possible antitakeover effects of certain provisions in InterWest's Articles of Incorporation and Bylaws, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST AND BANCORP COMMON STOCK."

TRADING MARKETS

        InterWest Common Stock trades on the Nasdaq Stock Market under the symbol "IWBK". Bancorp Common Stock does not trade on any exchange or market system. See "STOCK PRICE AND DIVIDEND INFORMATION."

                      STOCK PRICE AND DIVIDEND INFORMATION
INTERWEST

        The InterWest Common Stock trades on The Nasdaq Stock Market under the symbol "IWBK." The respective high and low sale prices of the InterWest Common Stock for the periods indicated are shown below. The prices below do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions. The per share information has been adjusted retroactively for all stock dividends and splits previously issued. As of October 29, 1997, there were approximately 5,500 holders of record of the InterWest Common Stock.

------------------------------------------------------------------------------------------------------
                    FISCAL YEAR ENDED           FISCAL YEAR ENDED             FISCAL YEAR ENDED
                     SEPT. 30, 1997              SEPT. 30, 1996                SEPT. 30, 1995
------------------------------------------------------------------------------------------------------
                                   Cash                         Cash                         Cash
                                   Dividends                    Dividends                    Dividends
Period           Market Price      Declared   Market Price      Declared    Market Price     Declared
------------------------------------------------------------------------------------------------------
                 High     Low                 High     Low                  High     Low
------------------------------------------------------------------------------------------------------
1st Quarter     $33.00   $29.12      $0.14   $20.37   $15.25      $0.10    $14.50   $12.38     $0.075
------------------------------------------------------------------------------------------------------
2nd Quarter      36.25    31.75       0.14    21.87    19.62       0.12     14.75    12.00      0.075
------------------------------------------------------------------------------------------------------
3rd Quarter      39.50    27.62       0.15    25.12    21.37       0.13     14.37    12.75      0.080
------------------------------------------------------------------------------------------------------
4th Quarter      43.25    37.00       0.16    29.87    24.00       0.13     16.00    15.19      0.090
------------------------------------------------------------------------------------------------------

        Between September 30, 1997 and _______________, 1997 the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the high for InterWest Common Stock was $______ and the low was $_______.

BANCORP

        There is no established trading market for Bancorp Common Stock. Trades are generally undertaken in private transactions. Thus, Bancorp management does not have knowledge of the prices paid in all transactions involving its shares. The following table sets forth management's best estimates of the high and low trade prices for Bancorp Stock at the end of each quarter since the second quarter of 1996. The most recent trade of Bancorp Common Stock occurred on June 10, 1997, when 31 shares of Bancorp Common Stock were traded at a price of $31.00 per share.
--------------------------------------------------------------------------------

                                                            Stock Prices
                                                            ------------

CALENDAR YEAR QUARTER                                   HIGH             LOW
--------------------------------------------------------------------------------
Second 1996                                            $28.00          $25.00
--------------------------------------------------------------------------------
Third 1996                                              28.00           28.00
--------------------------------------------------------------------------------
Fourth 1996                                             28.00           28.00
--------------------------------------------------------------------------------
First 1997                                              31.00           28.00
--------------------------------------------------------------------------------
Second 1997                                             31.00           31.00
--------------------------------------------------------------------------------
Third 1997                                              31.00           31.00
--------------------------------------------------------------------------------
Fourth 1997 through November 8, 1997                  No trades
--------------------------------------------------------------------------------

        Dividends paid on Company Stock in 1997 and in 1996, respectively, were $0.28 per share and $0.00 per share. The 1997 dividend was declared on February 19, 1997, payable on July 3, 1997, to stockholders of record as of April 17, 1997.

RECENT STOCK PRICE DATA

        The following table sets forth the closing price per share of InterWest Common Stock, as reported on The Nasdaq Stock Market, and of Bancorp Common Stock, in addition to the equivalent per share price for Bancorp Common Stock, on September 17, 1997 (the last full trading day prior to the public announcement of the execution of the Merger Agreement) and on ____________________, 1997, the most recent date for which it is practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. Holders of Bancorp Common Stock are urged to obtain current market quotations for shares of InterWest Common Stock.

------------------------------------------------------------------------------------------
CLOSING PRICE PER SHARE:                    September 17, 1997        _____________, 1997
------------------------------------------------------------------------------------------
    InterWest Common Stock                       $41.00
------------------------------------------------------------------------------------------
    Bancorp Common Stock(1)                      $31.00                    $31.00
------------------------------------------------------------------------------------------
    Bancorp Equivalent Pro Forma(2)
------------------------------------------------------------------------------------------

-------------------

(1) There are no publicly available quotations of Bancorp Common Stock, and the market prices per share as of September 17, and ______________________, 1997, respectively (quoted above), represent the purchase prices known to Bancorp's management to have been paid for the Bancorp Common Stock in the last transaction prior to such dates.

(2) Giving effect for the Merger and computed by multiplying the closing price per share of InterWest Common Stock by the Exchange Ratio.

                        EQUIVALENT PER COMMON SHARE DATA

        The following table presents unaudited selected per common share data for InterWest on a historical and pro forma combined basis and for Bancorp, on a historical and pro forma equivalent basis, after giving effect to the Merger on a pooling of interests basis. For a description of the pooling of interests method of accounting with respect to the Merger see "THE MERGER -- Accounting Treatment of the Merger." The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred had the Merger become effective prior to the period indicated or will occur upon consummation of the Merger. This data should be read in conjunction with the financial statements and other financial data with respect to InterWest and Bancorp included elsewhere in this Prospectus/Proxy Statement or incorporated herein by reference. The data is not necessarily indicative of the results of future operations of the combined entity or the actual results that could have occurred had the Merger become effective prior to the periods indicated. The table assumes an Exchange Ratio of
1.46 shares of InterWest Common Stock for one share of Bancorp Common Stock; the actual Exchange Ratio cannot be determined at this time and will not be calculable until shortly before the Merger. See "THE MERGER -- Basic Terms of the Merger."

                                                                       PRO FORMA        PRO FORMA
                                       INTERWEST         BANCORP       COMBINED(3)     EQUIVALENT(3)
                                       ---------         -------       -----------     -------------
BOOK VALUE (1) AS OF:
  June 30, 1997                         $15.46           $23.54           $15.48          $22.60
  September 30, 1996                     14.02            21.32            14.04           20.50
EARNINGS PER SHARE (2)
  Nine months ended June 30, 1997         1.84             3.13             1.85            2.70
  Nine months ended June 30, 1996         1.64             2.30             1.63            2.39
  Year Ended September 30, 1996           1.58             3.39             1.61            2.35
  Year Ended September 30, 1995           1.80             2.53             1.80            2.63
  Year Ended September 30, 1994           1.69             2.66             1.69            2.47
CASH DIVIDENDS DECLARED
  Nine months ended June 30, 1997         0.43             0.28             0.42            0.62
  Nine months ended June 30, 1996         0.35                0             0.34            0.49
  Year Ended September 30, 1996           0.51                0             0.49            0.72
  Year Ended September 30, 1995           0.37                0             0.36            0.52
  Year Ended September 30, 1994           0.35                0             0.34            0.49

---------------

(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Earnings per share is calculated by dividing the total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of shares of common stock for the period indicated. The pro forma equivalent net income per share of Bancorp Common Stock represents the pro forma combined net income per share multiplied by the assured Exchange Ratio described in note (3) below. Prior year Bancorp financial statements have been restated to conform Bancorp's December 31 fiscal year end and InterWest's September 30 fiscal year end for purposes of determining earnings per share.

(3) The pro forma combined book value per share of InterWest Common Stock is based upon the historical total combined shareholders' equity for InterWest and Bancorp divided by the total pro forma common shares of the combined entities assuming conversion of the outstanding Bancorp Common Stock at an assumed ratio (made for purpose of this calculation only) of 1.46. The assumed Exchange Ratio is based upon an assumed price for InterWest Common Stock of $43.75 per share, which is the highest price in the range of the Exchange Ratio. This assumption is made solely for the purpose of calculating the pro forma data and is not intended to be a representation or approximation of the actual Exchange Ratio. The data assumes 209,576, shares, not including shares subject to options.

                       BANCORP SPECIAL STOCKHOLDER MEETING

DATE, TIME, PLACE AND PURPOSE

        The Bancorp Special Meeting will be held on December 16, 1997, at 7:00 p.m. local time, at the principal offices of Bancorp, 1488 Olney Avenue SE, Port Orchard, Washington. The purposes of the Bancorp Special Meeting are as follows:
(i) to consider and vote upon approval of the Merger Agreement, and (ii) to act upon other matters, if any, that may properly come before the Bancorp Special Meeting. At the time of the Bancorp Special Meeting, the precise number of shares of InterWest Common Stock to be received for each share of Bancorp Common Stock will not be known, as it will be determined by the Average Closing Price of InterWest Common Stock for a brief period before the closing of the Merger, which is expected to occur in early January, 1998. See "THE MERGER -- Basic Terms of the Merger."

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

        The Bancorp Board has fixed 5:00 p.m. on November 8, 1997 as the Bancorp Record Date for determining the holders of shares of Bancorp Common Stock entitled to notice of and to vote at the Bancorp Special Meeting. At the close of business on the Bancorp Record Date, there were ____________ shares of Bancorp Common Stock issued and outstanding held by approximately 390 holders of record. Holders of record of Bancorp Common Stock on the Bancorp Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "THE MERGER -- Dissenters' Rights of Appraisal" and Appendix B.

VOTE REQUIRED

        The affirmative vote of two-thirds of all shares of Bancorp Common Stock outstanding on the Bancorp Record Date is required to approve the Merger Agreement. Bancorp's stockholders are entitled to one vote for each share of Bancorp Common Stock held. The presence of a majority of the outstanding shares of Bancorp Common Stock in person or by proxy is necessary to constitute a quorum of stockholders for the Bancorp Special Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of Bancorp Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

        As of the Bancorp Record Date, directors and executive officers of Bancorp, and their affiliates, owned and were entitled to vote [86,806] shares at the Bancorp Special Meeting, representing approximately [36.73] percent of the outstanding shares of Bancorp Common Stock. See "MANAGEMENT OF BANCORP -- Security Ownership of Management and Certain Beneficial Owners." Each director of Bancorp has agreed to vote all shares of Bancorp Common Stock held or controlled by him or her (a total of [86,806] shares, or approximately [36.73] percent of the shares outstanding), in favor of approval of the Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

        If the enclosed proxy is duly executed and received in time for the Bancorp Special Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE

MEETING, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of Bancorp, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Stockholders are entitled to one vote for each share of Bancorp Common Stock held on the Bancorp Record Date.

        The proxy for the Bancorp Special Meeting is being solicited on behalf of the Bancorp Board. Bancorp will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Bancorp may solicit proxies personally. Bancorp is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

        InterWest has adopted a strategy to accomplish certain goals for growth, capital and return on equity that has included growth through acquisitions. The first acquisition was completed in August, 1996, through the merger of Central Bancorporation, located in Wenatchee, Washington, into InterWest. This strategy has been approved by the InterWest Board of Directors.

        On May 22, 1997 Mr. Gary Bolyard, the Vice Chairman of InterWest, initiated a meeting with Mr. Duane Guggenmos, President and Chief Executive Officer of Bancorp. The meeting took place on May 27, 1997 in Port Orchard, Washington to discuss a potential business combination of the two companies. At the June 11, 1997 InterWest Board of Directors meeting executive management provided an update on mergers and acquisitions opportunities including the fact that there was a meeting scheduled with the Board of Directors of Bancorp on June 12, 1997 to discuss the possibility of pursuing a merger.

        On June 12, 1997 Mr. Stephen Walden, President and Chief Executive Officer of InterWest and Mr. Bolyard met with the Board of Directors of Bancorp in Port Orchard, Washington to discuss a potential business combination of the two companies. In June, 1997 the Bancorp Board of Directors held a retreat for the purpose of addressing the succession of management, consistent with the recommendation of bank regulators. At that time the possible merger with InterWest was also discussed. Subsequent to this meeting there were several other discussions between executives of the two companies in late June 1997, and early July 1997, involving the possibility of a merger. These discussions were preliminary in nature and did not result in agreement regarding the terms of a merger transaction.

        At the July 15, 1997 InterWest Board meeting executive management updated the Board on merger and acquisitions opportunities and discussed the possibility of a merger transaction with Bancorp. Bancorp has three offices in locations that would be a logical extension of the markets that InterWest is currently located in. The proposed terms for the possibility of the merger were reviewed and discussed with the Board. The Board resolved that it was in the best interest of InterWest to proceed with the proposed transaction. The Board authorized management to negotiate a merger agreement with Bancorp consistent with the terms proposed.

        In July and August 1997 negotiations continued regarding the specific financial terms of the proposed transaction as well as employee and benefit issues. In August 1997 the Bancorp Board of Directors retained the services of Columbia Financial Advisors, Inc. to assist the Board in considering InterWest's merger proposal. At the September 9, 1997 InterWest Board meeting management updated the Board on the status of the proposed transaction with Bancorp. There was a discussion about Bancorp being a natural extension of InterWest's market area and the historical operating results that Bancorp has had.

        The terms of the merger were incorporated into a definitive merger agreement which was approved by the Bancorp Board on September 17, 1997.

REASONS FOR THE MERGER - BANCORP

        Bancorp's Board, at its meeting held on September 17, 1997, considered the Merger Agreement and determined it to be fair, and in the best interests of, Bancorp and its shareholders, customers and employees. In reaching its determination, Bancorp's Board consulted with Bancorp management, as well as financial and legal advisors respectively, regarding the financial fairness of the merger and the terms of the Merger Agreement, and considered a number of factors. Listed below are the material factors Bancorp's Board considered in their decision. Bancorp's Board did not assign any specific or relative weight to the factors listed below.

        o The Board determined that a merger with InterWest would be a better alternative plan than expanding independently through internal growth or through acquisition.

        o The ability to continue operations under the name of "First National Bank of Port Orchard" while accessing the financial, technological and human resource strength of InterWest would greatly enhance Bancorp's ability to compete in an ever changing market place.

        o Confronted with changing shareholder demographics and desires, Bancorp's Board determined that combining with a larger, publicly-traded company would result in greatly improved liquidity for Company shareholders.

        o Combining the management resources of the two companies would result in a greater depth of management, which would strengthen both companies.

        o Because of InterWest's relative size and resources, Bancorp's employees would benefit from enhanced technology and training which in turn would provide substantially improved career opportunities for Bancorp's employees.

RECOMMENDATION OF BANCORP BOARD

        FOR THE REASONS SET FORTH ABOVE, BANCORP'S BOARD HAS APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF BANCORP AND BANCORP SHAREHOLDERS AND RECOMMENDS THAT BANCORP SHAREHOLDER VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF BANCORP FINANCIAL ADVISOR

        Columbia Financial has delivered a written opinion (the "Columbia Financial Opinion") to the Bancorp Board to the effect that, as of the date of this Prospectus/Proxy Statement, the consideration to be received by Bancorp stockholders under the terms of the Merger Agreement is fair to such stockholders from a financial point of view. The Exchange Ratio has been determined by Bancorp and InterWest through negotiations. The Columbia Financial Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Bancorp stockholder as to how such stockholder should vote at the Bancorp Special Meeting.

        Bancorp retained Columbia Financial as its exclusive financial advisor under the terms of an engagement letter dated August 20, 1997 ("Engagement Letter") in connection with the Merger. Columbia Financial is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Bancorp Board selected Columbia Financial to act as Bancorp's exclusive financial advisor based on Columbia Financial's experience in mergers and acquisitions and in securities valuation generally.

        On September 17, 1997, Columbia Financial issued its opinion to the Bancorp Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to Bancorp and its stockholders. THE FULL TEXT OF THE COLUMBIA FINANCIAL OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED AS APPENDIX C. THE SUMMARY OF THE COLUMBIA FINANCIAL OPINION IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. BANCORP STOCKHOLDERS ARE URGED TO READ THE ENTIRE COLUMBIA FINANCIAL OPINION.

        In rendering its opinion to Bancorp, Columbia Financial reviewed, among other things, historical financial data of Bancorp, certain internal financial data and assumptions of Bancorp prepared for financial planning and budgeting purposes furnished by the management of Bancorp and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. Columbia Financial discussed with Bancorp's management the financial condition, current operating results, and business outlook for Bancorp. Columbia Financial also reviewed certain publicly available information concerning InterWest and certain financial and securities data of InterWest and companies deemed similar to InterWest. Columbia Financial discussed with InterWest's management the financial condition, current operating results, and business outlook for InterWest and InterWest's plans relating to Bancorp. In rendering its opinion, Columbia Financial relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Bancorp or InterWest nor was it furnished any such appraisals. Bancorp did not impose any limitations on the scope of the Columbia Financial investigation in arriving at its opinion.

        Columbia Financial analyzed the total purchase price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 16% to 18% percent.

        NET ASSET VALUE is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Bancorp's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by Columbia Financial to the net asset value approach to valuation.

        MARKET VALUE is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

        Columbia Financial maintains a substantial proprietary data base concerning prices paid for banking institutions in the Northwest, particularly Washington and Oregon banking institutions, during 1988 through 1997. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Bancorp, Columbia Financial has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Oregon and Washington banking organizations with total assets less than $100 million that sold for 100% common stock from January 1988 to September 1997.

        COMPARABLE SALES MULTIPLES. Columbia Financial calculated a "Merger Consideration-Adjusted Book Value" for Bancorp's June 30, 1997 stockholders equity and the estimated January 15, 1998 stockholders equity adjusted for the price to stockholders equity ratios for a sample of Northwest banking institutions with assets below $100 million which sold between January 1988 through September 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between January 1994 and September 1997. The calculations are $46.72 and $47.19 per share, respectively, for the June 30, 1997 stockholders equity for the two samples. For the estimated January 15, 1998 stockholders equity, the calculations are $47.60 and $48.08, respectively. For Bancorp's 1996 net income and twelve months prior to June 30, 1997, the calculations are $42.36 and $50.47, respectively. This summary of the material results of these analyses indicates that the proposed transaction has a total purchase price whose ratios exceed those derived from Comparable Sales Multiples analyses and supports the Columbia Financial conclusion that the proposed transaction is fair, from a financial point of view.

        TRANSACTION VALUE AS A PERCENTAGE OF TOTAL ASSETS. Columbia Financial calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $64.05 per share results in a transaction value as a percentage of total assets of 29.22%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets below $100 million which sold between January 1988 through September 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between 1994 and 1997 was 18% and 18%, respectively. This summary of the material results of these analyses indicates that the proposed transaction has a total purchase price whose ratios exceed those derived from Transaction Value as a Percentage of Total Assets analyses and supports the Columbia Financial conclusion that the proposed transaction is fair, from a financial point of view.

        INVESTMENT VALUE is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

        NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Bancorp's estimates of future growth and an appropriate capitalization or discount rate. Columbia Financial's calculations were based on an analysis of the banking industry, Bancorp's earnings estimates for 1997-2001, historical levels of growth and earnings, and the competitive situation in Bancorp's market area. Using discount rates of 16%, 18% and 20%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $50.42 to $59.33 per share.

        When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is Columbia Financial's opinion that the proposed transaction is fair, from a financial point of view.

        Pursuant to the terms of the Engagement Letter, Bancorp has agreed to pay Columbia Financial a fee of $20,000 for this fairness opinion and a fee to be determined by the amount of the Purchase Price above the first $13,100,000, to be paid at closing. In addition, Bancorp has agreed to reimburse Columbia Financial for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Columbia Financial against certain liabilities.

REASONS FOR THE MERGER - INTERWEST

        At a meeting on September 9, 1997, the InterWest Board determined that the Merger and Merger Agreement are fair to and in the best interests of InterWest and its stockholders. In considering the Merger, the InterWest Board determined that the Merger would be consistent with InterWest's strategic intent in expanding its community banking business. InterWest can potentially provide customers and stockholders of Bancorp with certain advantages of a community banking organization as well as a larger banking organization.

        InterWest determined that the Merger would advance InterWest's strategic plan because of its belief that the Merger will combine two financially sound institutions with complementary businesses and strategies, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. The InterWest Board believes that (i) each institution is currently well managed, (ii) the companies have compatible management philosophies and strategic focuses, (iii) Bancorp will contribute complementary business strengths to InterWest, and (iv) the combined organization will continue to be well capitalized. The InterWest Board also believes that the Merger will allow the combined organization to compete effectively in the rapidly changing marketplace of banking and financial services and to take advantage of opportunities for growth and diversification in Washington State.

        In reaching its determination to adopt the Merger Agreement, the InterWest Board considered a variety of factors, although it did not assign any relative or specific weights to the factors considered. The factors considered included the following:

        o The InterWest Board's knowledge and review of the financial condition, results of operation, and business operations and prospects of Bancorp;

        o The InterWest Board's analysis of the banking industry environment, including the rapid consolidation and increasing regional competition in the banking and financial services industries and the need to respond proactively to industry trends;

        o The InterWest Board's belief that the acquisition of Bancorp will expand InterWest's franchise and would be a logical extension for InterWest into the locations where Bancorp is located;

        o The InterWest Board's evaluation of the financial terms of the Merger and their effect on the stockholders of InterWest and the InterWest Board's belief that such terms are fair to InterWest and its stockholders;

        o Bancorp is not so large as to make the combination of the two companies difficult and costly;

        o The Merger would allow InterWest to expand its commercial, small business and consumer lending activity on the Kitsap Peninsula through Bancorp's existing branch network faster and more efficiently than InterWest could develop it on its own;

        o The expectation that the Merger will be a tax-free transaction to InterWest and will qualify for pooling-of-interests accounting treatment (see "THE MERGER -- Federal Income Tax Treatment of the Merger; "-- Accounting Treating of the Merger"); and

        o The InterWest Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger.

        The foregoing discussion of the information and factors considered by the InterWest Board is not intended to be exhaustive but is believed to encompass all material factors considered by the InterWest Board. On the basis of the foregoing factors, the InterWest Board concluded that the terms of the Merger are fair to and in the best interests of InterWest and its stockholders.

                                   THE MERGER

        The following description of certain aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. Bancorp stockholders are being asked to approve the Merger in accordance with the terms of the Merger Agreement, and are urged to read the Merger Agreement, which is attached at Appendix A, carefully.

BASIC TERMS OF THE MERGER

        The Merger Agreement provides for the merger of Bancorp with and into InterWest, with InterWest surviving the Merger. The separate existence of Bancorp will cease upon completion of the Merger. While InterWest and Bancorp believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to Consummation of the Merger" and "-- Regulatory Requirements." After consummation of the Merger, FNBP will operate as a wholly owned subsidiary of InterWest.

        Upon consummation of the Merger, each outstanding share of Bancorp Common Stock (except Excluded Shares) will be automatically converted into the right to receive InterWest Common Stock. The exact number of shares of InterWest Common Stock that a holder will receive for each share of Bancorp Common Stock will be equal to the Exchange Ratio, as determined in the manner described below. The Exchange Ratio will not be calculable at the date of the Bancorp Special Meeting, and thus holders of Bancorp Common Stock will not know at the time they vote on the Merger Agreement exactly how many shares of InterWest Common Stock they will receive for each share of Bancorp Common Stock.

        The number of shares of InterWest Common Stock to be received for each share of Bancorp Common Stock will be equal to the Exchange Ratio, which will fluctuate between 1.84 to 1.46 shares of InterWest Common Stock for each share of Bancorp Common Stock if the Average Closing Price of the InterWest Common Stock for a 10 trading-day period commencing 30 days prior to the Effective Date is between $34.75 and $43.75. Subject to the conditions described below that would apply if the Average Closing Price is greater than $43.75 or less than $34.75, each share of Bancorp Common Stock will be converted into a right to receive InterWest Common Stock worth $64.05, based on the Average Closing Price.

        If the Average Closing Price is less than $34.75, Bancorp may terminate the Merger Agreement unless InterWest elects to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05. Bancorp may elect not to terminate the Merger Agreement even if InterWest does not elect to adjust the Exchange Ratio, in which case the Valuation Price (i.e., the effective Average Closing Price) would be fixed at $34.75, and the Exchange Ratio will be 1.84, even though the Average Closing Price is less than $34.75.

        As an example of the above, if the Average Closing Price is $25.00, Bancorp may terminate the Merger Agreement unless InterWest elects to adjust the Exchange Ratio so that the Average Closing Price (in the example given, $25.00) multiplied by the Exchange Ratio equals $64.05. In the example given, the Exchange Ratio would be 2.562, and each share of Bancorp Common Stock would be converted into the right to receive 2.562 shares of InterWest Common Stock. Under the Merger Agreement, if the Average Closing Price is less than $34.75 and InterWest does not elect to adjust the Exchange Ratio, Bancorp has the option to either terminate the Merger Agreement, or accept $34.75 as the Valuation Price (resulting in a 1.84 Exchange Ratio) even though the Average Closing Price is below that figure. See "-- Amendment and Termination."

        If the Average Closing Price is greater than $43.75, InterWest may terminate the Merger Agreement unless Bancorp elects to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05. InterWest may elect not to terminate the Merger Agreement even if Bancorp does not elect to adjust the Exchange Ratio, in which case the Valuation Price (i.e., the effective Average Closing Price) would be fixed at $43.75, and the Exchange Ratio will be 1.46, even though the Average Closing Price exceeds that figure.

        As an example, if the Average Closing Price is $48.00, and if no Triggering Event (as defined below) has occurred, InterWest may terminate the Merger Agreement unless Bancorp elects to adjust the Exchange Ratio so that the Average Closing Price (in the example given, $48.00) multiplied by the Exchange Ratio equals $64.05. In the example given, the Exchange Ratio would be 1.334, and each share of Bancorp Common Stock would be converted into the right to receive 1.334 shares of InterWest Common Stock. Under the Merger Agreement, if the Average Closing Price is higher than $43.75, no Triggering Event has occurred, and Bancorp does not elect to adjust the Exchange Ratio, then InterWest has the option to either terminate the Merger Agreement, or accept $43.75 as the Valuation Price (resulting in a 1.46 Exchange Ratio) even though the Average Closing Price is above $43.75. See "-- Amendment and Termination."

        For purposes of the foregoing, a "Triggering Event" means any one or more of the following events: (i) InterWest shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with, any third party to effect (a) a merger, consolidation or similar transaction involving InterWest or any of its significant subsidiaries, (b) the disposition of assets or deposits of InterWest representing 25% or more of the consolidated assets or deposits of InterWest and it subsidiaries, or (c) the issuance, sale or other disposition of securities representing 25% or more of the voting power of InterWest or any of its significant subsidiaries other than the issuance of InterWest Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of InterWest (an "InterWest Transaction"); (ii) a third party shall have made a proposal to InterWest or its stockholders to engage in an InterWest Transaction; (iii) a third party, other than in connection with a transaction to which Bancorp has given its prior written consent, shall have filed an application or notice with any regulatory authority for approval to engage in an InterWest Transaction; and (iv) a third party shall have commenced, or filed a registration statement with respect to, a tender offer or exchange offer that would result in such third party owning or controlling 20% or more of the then outstanding shares of InterWest Common Stock.

        By way of example only, if the Average Closing Price is $39.25, and assuming that 230,433 shares of Bancorp Common Stock are outstanding and subject to exchange on the Effective Date, each share of Bancorp Common Stock would be converted into a right to receive 1.632 shares of InterWest Common Stock, which would have a value, determined on the basis of the Valuation Price, equal to $64.05. Bancorp stockholders should note, however, that the market price of InterWest Common Stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of InterWest, among other factors, and therefore may be worth less than, or more than, the Average Closing Price as of the date they receive their InterWest Common Stock certificates.

        On November ___, 1997, the most recent date for which it is practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of InterWest Common Stock, as reported on the Nasdaq National Market, was $__________.

MECHANICS OF THE MERGER

        On the Effective Date, Bancorp will be merged with and into InterWest. At that time, all business, assets, and liabilities formerly carried on or owned by Bancorp will be transferred to and owned by InterWest. Bancorp will cease to have a corporate existence separate from InterWest, and FNBP will be a directly owned subsidiary of InterWest.

EFFECTIVE DATE OF THE MERGER

        Unless the parties agree upon another date, the Effective Date of the Merger will be the date ten business days after the fulfillment or waiver of each of the conditions to the obligations of the parties to effect the Merger and the granting of all regulatory approvals. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in early January, 1998. Either InterWest or Bancorp may terminate the Merger Agreement if the Effective Date does not occur on or before June 30, 1998.

EXCHANGE OF BANCORP STOCK CERTIFICATES

        As promptly as practicable after the Effective Date, InterWest will send or cause to be sent to each holder of record of Bancorp Common Stock transmittal materials for use in exchanging all of such holder's certificates representing Bancorp Common Stock for a certificate or certificates representing the InterWest Common Stock to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

        BANCORP STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

        Upon surrender of all of the certificates for Bancorp Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to InterWest and the exchange agent selected by InterWest, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of InterWest Common Stock to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

        All shares of InterWest Common Stock issued to the holders of Bancorp Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. InterWest dividends having a record date after the Effective Date will include dividends on all shares of InterWest Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of InterWest Common Stock at or as of any time after the Effective Date will be distributed to the holder of any Bancorp Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. After the Effective Date, the stock transfer books of

Bancorp will be closed, and there will be no transfers on the transfer books of Bancorp of the shares of Bancorp Common Stock that were outstanding immediately prior to the Effective Date.

CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY APPROVALS

        The obligations of Bancorp and InterWest to consummate the Merger are subject to, among other things, the satisfaction of the following conditions:
(i) approval of the Merger Agreement by the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the Merger; (iii) no court or government or regulatory authority having taken any action which enjoins or prohibits the Merger; (iv) receipt by InterWest and Bancorp of the opinion of Graham & Dunn, P.C., dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (v) the InterWest Common Stock to be issued to Bancorp stockholders having been approved for listing on the Nasdaq National Market; and (vi) Mr. Duane R. Guggenmos and Ms. Linda A. Smith having entered into employment agreements with FNBP.

        The obligations of InterWest are subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by Bancorp of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of Bancorp; (iii) receipt by InterWest of an agreement from each "affiliate" of Bancorp restricting the sale of InterWest Common Stock received by such affiliate in the Merger; (iv) the absence of any material adverse change in the financial position or results of operations of Bancorp; (v) the number of Dissenting Shares does not exceed 10% of the outstanding shares of Bancorp Common Stock; (vi) receipt by InterWest of a letters from its certified public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment, assuming the Merger is consummated in accordance with the Merger Agreement; (vii) Bancorp's capital is not less than $5,425,000 unless the Merger is consummated after March 31, 1998, in which case Bancorp's capital is not less than $5,500,000; and (viii) FNBP's allowance for possible loan and lease losses is not less than 0.95% of FNBP's adjusted loans and is adequate to absorb anticipated losses.

        The obligations of Bancorp are also subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by InterWest of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of InterWest; (iii) the absence of any material adverse change in the financial position or results of operations of InterWest.

        Additionally, the Merger Agreement may be terminated by Bancorp in certain circumstances if the Average Closing Price is less than $34.75, or by InterWest in certain circumstances if the Average Closing Price is greater than $43.75. See "-- Basic Terms of the Merger" and "-- Amendment or Termination."

        The Merger is subject to prior approval by the FRB under the BHCA. A Notice/Application for approval of the Merger will be filed with the FRB.

        The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

        InterWest and Bancorp are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "--Amendment or Termination."

        The Merger Agreement provides that if the Merger has not been consummated by June 30, 1998, the Merger Agreement may be terminated by InterWest or Bancorp. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Bancorp's stockholders, there can be no assurance that the Merger will be consummated by June 30, 1998. In addition, should regulatory approval require any material change, a resolicitation of stockholders may be required if regulatory approval is obtained after stockholder approval of the Merger Agreement.

AMENDMENT OR TERMINATION

        InterWest may elect to modify the structure of the Merger, but InterWest will not have the right to make any revision to the structure of the Merger which (i) changes the amount or kind of the consideration which the Bancorp stockholders are entitled to receive or (ii) adversely affects the tax treatment to Bancorp stockholders of receiving such consideration. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefited by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of InterWest and Bancorp. After approval of the Merger Agreement by the stockholders of Bancorp, the Merger Agreement may not, without further approval of such stockholders, be amended in any manner that would alter the consideration to be received by Bancorp stockholders in exchange for their Bancorp Common Stock.

        The Merger Agreement may be terminated prior to the Effective Date of the Merger, either before or after approval by the Bancorp stockholders, as follows: (i) by the mutual consent of the parties; (ii) by either party if the other party has committed a material breach that cannot be or has not been cured within 30 days after the giving of written notice of such breach; (iii) by either party if the Closing Date shall not have occurred by June 30, 1998; (iv) by either party if the stockholders of Bancorp fail to approve the Merger Agreement; (v) by Bancorp if the Average Closing Price is less than $34.75 and InterWest, in its sole discretion, does not elect to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05; or (vi) by InterWest if the Average Closing Price is greater than $43.75, if no Triggering Event has occurred and Bancorp, in its sole discretion, does not elect to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05. The ability of Bancorp or InterWest to terminate the Merger Agreement as described in clauses (v) and (vi) are governed (with respect to notice deadlines and the like) by Sections 7.5 and
7.6 of the Merger Agreement.

        If the Average Closing Price of the InterWest Common Stock is less than $34.75, Bancorp may terminate the Merger Agreement unless InterWest elects to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05. See "-- Basic Terms of the Merger." Alternatively, Bancorp may elect to go forward with the Merger, in which case the Valuation Price (i.e., the effective Average Closing Price) will be fixed at $34.75, even though the Average Closing Price is less than that figure. In determining whether to elect to terminate the Merger Agreement in these circumstances, the Bancorp Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for financial institution stocks in general, the relative value of InterWest Common Stock in the market, and the advice of its financial advisors and legal counsel. By approving the Merger Agreement, stockholders of Bancorp would be permitting the Bancorp Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Average Closing Price is less than $34.75

        Similarly, if the Average Closing Price of the InterWest Common Stock is greater than $43.75, and if no Triggering Event has occurred, InterWest may terminate the Merger Agreement unless Bancorp elects to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05. Alternatively, InterWest may elect to go forward with the Merger, in which case the Valuation Price (i.e., the effective Average Closing Price) will be fixed at $43.75. In determining whether to elect to terminate the Merger Agreement in these circumstances, the InterWest Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for financial institution stocks in general, the relative value of InterWest Common Stock and Bancorp Common Stock in the market, and the advice of its financial advisors and legal counsel.

        In the event of the valid termination of the Merger Agreement by either InterWest or Bancorp, the obligations of the parties to the Merger Agreement will terminate and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Merger Agreement or for any misstatement or misrepresentation made prior to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

        Bancorp and FNBP have agreed in the Merger Agreement not to take certain actions without the prior approval of InterWest relating to their operations pending consummation of the Merger. These actions include among other things,
(i) issuing or selling any Bancorp Common Stock; (ii) Bancorp paying any dividends, other than a $0.37 per share dividend that may be declared and paid after March 31, 1998 if the Merger has not been completed by that date, to the extent that such dividend does not result in the failure of Bancorp to maintain "Capital" (as defined in the Merger Agreement) of at least $5.5 million; (iii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business;
(iv) changing its lending, investment, liability management or other material banking policies in any respect; (v) imposing any lien on any share of stock held by Bancorp; (vi) entering into or amending any employment agreements or any employee benefit plans or granting any increases (other than in the ordinary course of business); (vii) disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity;
(viii) amending its articles of incorporation or bylaws; (ix) settling any claims involving any liability for material money damages; (x) entering into, terminating or changing any material agreements, except for those agreements that may be terminated by Bancorp without penalty upon not more than 60 days' prior written notice; and (xi) extending credit other than in accordance with existing lending policies, with specific exceptions granted to FNBP. Moreover, Bancorp and FNBP are required, among other things, to operate their businesses in the usual, regular and ordinary course and to use their best efforts to preserve their business relationships and to retain key employees.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

        The persons serving as directors and executive officers of InterWest immediately prior to the Merger will continue to serve in such capacities following the Merger.

        Following the Merger, InterWest anticipates that certain representatives of InterWest may be elected to the FNBP Board, although the number and identity of such persons has not been determined. The executive officers of FNBP will remain unchanged immediately following the Merger, except that Mr. David Burgett will retire as an officer of Bancorp and FNBP.

        As a condition to the consummation of the Merger, each of the directors of Bancorp will enter into a Director's Agreement with InterWest. The Director's Agreements prohibit these directors from competing with InterWest or any of its subsidiaries in Kitsap County for a period of three years after the Effective Date.

EMPLOYEE BENEFIT PLANS

        The Merger Agreement confirms InterWest's intention to allow the employees of Bancorp and FNBP who continue as employees after the Merger to participate in certain InterWest employee benefit plans, on substantially the same terms as employees of InterWest and its other subsidiaries. For the purposes of determining eligibility to participate in such plans, and the vesting of benefits under such plans (but not the accrual of benefits under such plans) InterWest will give effect to years of service with Bancorp or FNBP as though such service was with InterWest. On the Effective Date, all outstanding and unexercised options to purchase Bancorp Common Stock will be converted into options to purchase InterWest Common Stock, adjusted as to both number of shares and price using the Exchange Ratio.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       The directors and executive officers of Bancorp, together with their affiliates, beneficially owned a total of [86,806] shares of Bancorp Common Stock (representing [36.73%] of all outstanding shares of Bancorp Common Stock) as of the Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares, including any shares which they may acquire prior to the Effective Date pursuant to the exercise of stock options, as the other shareholders of Bancorp. Certain members of Bancorp's management and Bancorp's Board have certain interests in the Merger as described below that are in addition to their interest as shareholders of Bancorp generally. Bancorp's Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

       Directors' and Officers' Liability. The Merger Agreement provides that for the four-year period following the Effective Date, InterWest will indemnify the directors, officers and employees of Bancorp and FNBP against certain liabilities to the extent that such persons were entitled to indemnification under Washington law and the Articles of Incorporation and Bylaws of Bancorp and FNBP.

        Employment Agreements. InterWest will adopt and ratify employment agreements previously entered into between FNBP and Mr. Duane R. Guggenmos, President, CEO and a director of FNBP and Ms. Linda A. Smith, currently Vice President of FNBP. Mr. Guggenmos's agreement is for a term of 12 months commencing on the Effective Date. Mr. Guggenmos's initial base salary under the agreement will be $102,500. The agreement further provides that Mr. Guggenmos will receive all benefits that are generally provided to similarly situated full time employees of InterWest. Mr. Guggenmos will also receive certain fringe benefits, including the use of a company automobile. If Mr. Guggenmos is terminated without cause (including termination due to the expiration of the term of employment) under the agreement, he is entitled to receive his base salary for the remaining term of the agreement, if applicable, plus an amount equal to one year's base salary. At the end of Mr. Guggenmos's term of employment, or his voluntary termination, or his termination for cause, Mr. Guggenmos will not compete with InterWest in Kitsap County for a period of 24 months following termination.

        Ms. Smith's agreement is for a term of 24 months commencing on the Effective Date. Ms. Smith's initial annual base salary under the Agreement will be $67,500. The agreement further provides that Ms. Smith will receive all benefits that are generally provided to similarly situated full time employees of InterWest. If Ms. Smith is terminated without cause or voluntarily terminates her employment for "good reason" as defined in the Agreement, she is entitled to receive her base salary for the remaining term of the agreement. Ms. Smith's employment agreement also contains a two-year noncompetition provision, similar to the provisions described above with respect to Mr. Guggenmos.

        Bancorp and FNBP have entered into an Executive Severance Agreement with Mr. David C. Burgett, Vice President and Treasurer of Bancorp, dated September 17, 1997. The Executive Severance Agreement provides that upon a proposed change of control of Bancorp (such as the Merger), Mr. Burgett will not resign his position and will assist the Bancorp Board in evaluating the proposal. The Agreement also provides that at the end of Mr. Burgett's term of employment, or his voluntary termination, or if his employment is terminated for cause, he will not compete with Bancorp in Kitsap and portions of Pierce Counties for two years following such termination. The Executive Severance Agreement provides for the payment of severance benefits to Mr. Burgett upon his termination of employment. The severance benefits consist of (i) cash in an amount equal to two times Mr. Burgett's highest annual compensation in the three years preceding the termination, and (ii) a payment in an amount equal to the cost required to maintain Mr. Burgett's present medical coverage (or equivalent) to age 65, or until such coverage is available to Mr. Burgett at no cost through future employment. InterWest has entered into an agreement with Mr. Burgett, pursuant to which InterWest agrees to pay a portion of the severance benefits due to Mr. Burgett under the Executive Severance Agreement, conditioned upon his discharge of his duties to Bancorp and FNBP through the Effective Date. InterWest will pay Mr. Burgett the sum of $104,000 on the Effective Date, and provide him with payments not exceeding $25,000 in the aggregate for pre-funded medical expenses. The pre-funded medical payment to Mr. Burgett will completely satisfy all medical coverage payments due to him under the Executive Severance Agreement; Bancorp will pay, immediately prior to the Effective Date, that portion of the cash severance benefit that is not to be paid by InterWest.

FEDERAL INCOME TAX TREATMENT OF THE MERGER

        The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Bancorp stockholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

        The Merger is expected to qualify as a reorganization under Section 368(a) of the Code. As parties to reorganization, neither InterWest nor Bancorp will recognize gain or loss as a result of the Merger. Except for cash received in lieu of a fractional share interest in InterWest Common Stock, holders of shares of Bancorp Common Stock will recognize no gain or loss on the receipt of InterWest Common Stock.

        Consummation of the Merger is conditioned upon the receipt by InterWest and Bancorp of an opinion of Graham & Dunn, P.C., special counsel to InterWest, to the effect that if the Merger is consummated in accordance with the term set forth in the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Bancorp stockholders who exchange all of their Bancorp Common Stock solely for shares of InterWest Common Stock (except for cash received in lieu of fractional shares).

        The opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of such tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Bancorp nor InterWest has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

        THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO BANCORP STOCKHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S TAX SITUATION AND STATUS. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH IS DESCRIBED ABOVE. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH BANCORP STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH STOCKHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIED APPLICATION

AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO SUCH STOCKHOLDER AND THE POSSIBLE EFFECT OF CHANGE IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

        It is expected that the pooling of interests method of accounting will be used to reflect the Merger. As required by generally accepted accounting principles, under pooling of interests accounting, as of the Effective Date of the Merger, the assets and liabilities of Bancorp would be added to those of InterWest at their recorded book values and the stockholders' equity accounts of InterWest and Bancorp would be combined on InterWest's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of InterWest issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of InterWest and Bancorp as if the Merger had taken place prior to the periods covered by such financial statements. In order for the Merger to qualify for pooling of interests accounting treatment, among other things, substantially all (90% or more) of the outstanding Bancorp Common Stock must be exchanged for InterWest Common Stock.

DISSENTERS' RIGHTS OF APPRAISAL

        In accordance with the Appraisal Laws, Bancorp's stockholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their Bancorp Common Stock. Under applicable Washington law, InterWest stockholders will not have any dissenters' rights.

        If Bancorp stockholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Bancorp Common Stock, InterWest has a right under the Merger Agreement to elect not to consummate the Merger. Additionally, if Bancorp stockholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Bancorp Common Stock and InterWest elects to consummate the Merger, the Merger will not qualify for pooling of interests accounting treatment. Bancorp stockholders electing to exercise dissenters' rights must comply with the provisions of the Appraisal Laws in order to perfect their rights. Bancorp and InterWest will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the procedures required to be followed by a Bancorp stockholder in order to dissent from the Merger and perfect the stockholder's dissenters' rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPRAISAL LAWS, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX B.

        A stockholder who wishes to assert dissenters' rights must (a) deliver to Bancorp before the Bancorp Special Meeting written notice of the stockholder's intent to demand payment for the stockholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A stockholder wishing to deliver such notice should hand deliver or mail such notice to Bancorp at the following address:

                            Puget Sound Bancorp, Inc.
                             1488 Olney Avenue S.E.
                                  P.O. Box 2029
                         Port Orchard, Washington 98366
                            Attn: Corporate Secretary

        A stockholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the stockholder owns or over which the stockholder has power to direct the vote. However, if a record stockholder is a nominee for several beneficial stockholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Bancorp in writing of the name and address of each person on whose behalf the record stockholder asserts dissenters' rights. A beneficial stockholder may assert dissenters' rights directly by submitting to Bancorp the record stockholder's written consent and by dissenting with respect to all the shares of which such stockholder is the beneficial stockholder or over which such stockholder has power to direct the vote.

        A STOCKHOLDER WHO DOES NOT DELIVER TO BANCORP PRIOR TO THE BANCORP SPECIAL MEETING A WRITTEN NOTICE OF THE STOCKHOLDER'S INTENT TO DEMAND PAYMENT FOR THE "FAIR VALUE" OF THE SHARES WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. IN ADDITION, ANY STOCKHOLDER ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST EITHER VOTE AGAINST THE MERGER OR ABSTAIN FROM VOTING.

        If the Merger is effected, InterWest shall, within ten days after the Effective Date of the Merger, deliver a written notice to all stockholders who properly perfected their dissenters' rights. Such notice will, among other things, (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which InterWest must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

        A stockholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters rights.

        Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, InterWest will pay each dissenter with properly perfected dissenters' rights InterWest's estimate of the "fair value" of the stockholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own Bancorp shares prior to the public announcement of the Merger, InterWest is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which InterWest can borrow money from other banks. It is the current intention of InterWest to estimate the fair value of Bancorp Common Stock to be $31.00 per share, which represents the price paid for Bancorp common stock in the last transaction for which a price is known to Bancorp management prior to the date on which the Merger Agreement was signed.

        A dissenter dissatisfied with InterWest's estimate of the fair value may notify InterWest of the dissenter's estimate of the fair value. If InterWest does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then InterWest must within 60 days petition a court to determine the fair value.

        In view of the complexity of the Appraisal Laws, stockholders of Bancorp who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

RESALE OF INTERWEST COMMON STOCK

        The InterWest Common Stock to be issued in the Merger will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of Bancorp, who may be deemed to be "affiliates" of Bancorp, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the 1933 Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of InterWest Common Stock acquired in the Merger, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to InterWest, under other applicable exemptions from the registration requirements of the 1933 Act. SEC guidelines further indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the acquiring or acquired company they owned before the consummation of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the Effective Date and ending when financial results covering at least 30 days of post-merger operations of the combined organization have been published. InterWest will obtain customary agreements with all Bancorp directors, officers, and affiliates of Bancorp and InterWest, under which such persons have represented that they will not dispose of their shares of InterWest Common Stock received in the Merger or the shares of Bancorp Common Stock or InterWest Common Stock held by them before the Merger, except (i) in compliance with the 1933 Act and the rules and regulations promulgated thereunder, and (ii) in a manner that would not adversely affect the ability of InterWest to treat the Merger as a pooling of interests for financial reporting purposes. This Prospectus/Proxy Statement does not cover any resales of the InterWest Common Stock received by affiliates of Bancorp.

NO SOLICITATION

        Bancorp has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to or, except as required by the fiduciary duties of the Bancorp Board, furnish any nonpublic information relating to or participate in any negotiations concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Bancorp or any of its subsidiaries or any merger or other business combination with Bancorp or any of its subsidiaries.

EXPENSES

        The Merger Agreement provides that InterWest and Bancorp will each pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby, except that printing expenses for this Prospectus/Proxy Statement will be shared equally.

                     BUSINESSES OF THE PARTIES TO THE MERGER

INFORMATION CONCERNING INTERWEST AND INTERWEST BANK

        InterWest is a bank holding company registered under the BHCA. The business of InterWest consists primarily of holding 100% of the capital stock of InterWest Bank. At June 30, 1997, InterWest had total assets of approximately $1.8 billion, total loans and mortgage-backed securities of approximately $1.4 billion, total deposits of approximately $1.2 billion and stockholders' equity of approximately $124.2 million.

        InterWest Bank is a state-chartered savings bank and is regulated by the Division and by the FDIC, its primary federal regulator and the insurer of its deposits. InterWest Bank's deposits are insured up to applicable limits under the SAIF and BIF of the FDIC. InterWest Bank is a community oriented savings bank which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on loans for the purchase or construction of residential real estate. Lending activities have also included the origination of multifamily residential, commercial real estate and consumer loans. In addition, InterWest Bank has maintained a significant portion of its assets in mortgage-backed and related securities. As of September 30, 1997, InterWest Bank conducted its business through 39 full-service branch offices located in small cities and towns in the western and central parts of the State of Washington and one lending office located in Lynnwood, Washington. These smaller cities and towns are generally outside Washington's most densely populated cities, such as Seattle and Spokane. InterWest believes it is easier to develop long-term customer relationships in outlying areas and that such relationships lead to increased repeat business and greater customer loyalty.

        Financial and other information relating to InterWest, including information relating to InterWest's directors and executive officers, is set forth in InterWest's 1996 10-K, InterWest's 10-Qs, InterWest's 1997 Proxy Statement and InterWest's 1996 Annual Report, copies of which may be obtained from InterWest as indicated under "AVAILABLE INFORMATION."

INFORMATION CONCERNING BANCORP

BUSINESS

       Bancorp was incorporated on February 5, 1996 in the State of Washington and became a registered bank holding company through the acquisition of FNBP on May 31, 1996. Bancorp's principal business is to hold 100% of the capital stock of its bank subsidiary, FNBP.

       FNBP was chartered as a national bank under the laws of the United States on April 18, 1989 and conducts a commercial banking business in Port Orchard, Washington. FNBP offers a full line of commercial banking services to its customers and the community, providing personal and business financial services to individual and small businesses. Services include those traditionally offered by commercial banks, such as checking and savings accounts; commercial, real estate, agricultural, personal and other installment and term loans; travelers checks; safe deposit boxes; escrow services; collection services; wire transfers and notary services. FNBP operates a main office in Port Orchard, one branch office in Bremerton and one branch office in Gig Harbor, Washington. See "- Facilities."

COMPETITION

       The primary service area of Bancorp is Kitsap County in Washington. Kitsap County covers 392.7 square miles and includes the cities of Port Orchard, Bremerton and Poulsbo. This area has a population of approximately 224,700. With 17 financial institutions serving this population, competition in Bancorp's primary service area is relatively high. Bancorp has competition within its service area from many well-established financial institutions. In addition to competition from ten other commercial banking institutions, there is competition from three savings and loan companies and four credit unions. Many of Bancorp's competitors are larger and more substantially capitalized than Bancorp. They have established positions in Kitsap County and have greater resources than Bancorp for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds. FNBP also has a branch in Gig Harbor, a city in Pierce County with a population of 3,890.

       The primary factors affecting competition for deposits are interest rates, the quality and range of financial services offered and the convenience of office locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Other factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions and the quality of service provided to customers.

        Bancorp relies substantially on local promotional activity, personal contacts by its officers, directors, employees and shareholders, extended hours, personalized service, a flexible product mix and its reputation in the community to compete effectively.

        At June 30, 1997, Bancorp was the seventh largest of ten commercial banks in its primary service area based on assets.

FACILITIES

        Bancorp operates out of three offices. Following are descriptions of Bancorp's facilities at each location.

        Main Office located at 1488 Olney Avenue SE, Port Orchard, Washington, has four teller windows, one drive up windows and one ATM. Bancorp owns this two-story building with 7,000 square feet.

        Gig Harbor Branch located at 7109 Pioneer, Gig Harbor, Washington has four teller windows, one drive up windows and one ATM. FNBP leases this property from MGM Property Management pursuant to a lease expiring on April 12, 1998, with four additional three-year options to renew.

        Fairgrounds Branch located at 1554 Fairgrounds Road, Bremerton, Washington has four teller windows, one drive up windows and one ATM. FNBP leases this property from North Stream LLC pursuant to a lease expiring on August 20, 2006, with two additional five-year options to renew.

EMPLOYEES

        As of October 1, 1997, Bancorp employed 30 employees, with 25 persons working full time and five working part time. Bancorp provides a variety of benefits to its employees and believes employee relations are good. Bancorp's employees are not parties to any collective bargaining agreement.

LEGAL PROCEEDINGS

        Bancorp is not presently involved in any legal proceedings which management believes to be material to its financial condition or results of operations. As the nature of Bancorp's business involves providing certain financial services, the collection of loans and the enforcement and validity of mortgages and other liens, Bancorp is a party in various legal proceedings (such as garnishment proceedings) which may be considered as arising in the ordinary course of its business.

                 BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        For purposes of the following management discussion and analysis, the information primarily reflects the activities of Bancorp's subsidiary, FNBP, as Bancorp has no operations other than owning FNBP. FNBP operates three offices in communities in and around Port Orchard, Gig Harbor, and Bremerton. FNBP's primary source of revenue is derived from providing loans to customers, who are predominately small and middle-market businesses and middle income individuals.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

        OVERVIEW. Total assets of $50.6 million at June 30, 1997 represents a 14.5% increase over total assets of $44.2 million at June 30, 1996. Most of the growth is a result of increases in loans and securities. The growth was funded primarily by increases in deposits, short term borrowings and retained earnings.

        NET INCOME. For the six months ended June 30, 1997 and 1996, net income was $464,000 and $318,000, respectively, an increase of $146,000 or 45.9% in 1997 compared with 1996. The increase in earnings is due in part to increased net interest income and non-interest income, partially offset by an increase in non-interest expense. Earnings per share for the two periods ended June 30, 1997 and 1996 were $2.21 and $1.52, respectively.

        NET INTEREST INCOME. Net interest income for the six month period ended June 30, 1997 increased $280,000, or 27.2%. compared to the six months ended June 30, 1996. The increase in net interest income was primarily the result of an $6.5 million increase in average earning assets (primarily loans) during the period. Average earning assets were $45.2 million and $38.7 million for the two periods ended June 30, 1997 and 1996, respectively. FNBP's net yield on earning assets totaled 6.1% and 5.6% during the same periods, respectively.

        NON-INTEREST EXPENSES. Non-interest expenses for the six month period ended June 30, 1997 increased $147,000, or 19.4% from the six month period ended June 30, 1996. The increase in expenses was primarily associated with costs incurred with the opening of FNBP's third office in East Bremerton.

FINANCIAL CONDITION AND RESULTS OF OPERATION FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

        OVERVIEW. Total assets of $45.3 million at December 31, 1996, represents a 11.6% increase over total assets of $40.6 million at December 31, 1995. Most of the growth is a result of increases in loans and securities. The growth was funded primarily by increases in deposits, short term borrowings and retained earnings.

        NET INCOME. For the years ended December 31, 1996 and 1995, net income was $711,000 and $528,000, respectively an increase of $183,000 or 34.7% from 1996 compared with 1995. The increase in earnings is due in part to increased net interest income and non-interest income, partially offset by an increase in non-interest expense. Earnings per share for the two year periods ended December 31, 1996 and 1995 were $3.39 and $2.53, respectively.

        NET INTEREST INCOME. Net interest income for the years ended December 31, 1996 increased $376,000, or 19.9% compared to the year ended December 31, 1995. The increase in net interest income was primarily the result of an $5.3 million increase in average earning assets (primarily loans) during the period. Average earning assets were $40.5 million and $35.2 million for the years ended December 31, 1996 and 1995, respectively. FNBP's net yield on earning assets totaled 5.9% and 5.6% during the same periods, respectively.

        NON-INTEREST EXPENSES. Non-interest expenses for the year ended December 31, 1996 increased $170,000, or 12.0% from the year ended December 31, 1995. The increase in expenses was primarily associated with increased personnel and other expenses incurred in connection with opening the East Bremerton office.

LOAN QUALITY, LIQUIDITY, AND CAPITAL

        ALLOWANCE FOR CREDIT LOSSES. The allowance for credit losses represents management's current estimate of amounts required to absorb losses on existing loans. The allowance of $329,000 at June 30, 1997 is an increase of $22,000 or 7.2% from the December 31, 1996 allowance of $307,000. The allowance represents
 .95% of total loans at June 30, 1997. The $307,000 allowance at December 31, 1996 is an increase of $42,000 or 15.8% from the 1995 allowance of $265,000. The allowance represents 1.01% of loans at December 31, 1996, as compared to .98% at December 31, 1995.

        The allowance for credit losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss, experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any collateral, economic conditions and other risks inherent in the portfolio.

        LIQUIDITY AND SOURCES OF FUNDS. FNBP's primary sources of funds are through borrowing lines arranged through the Federal Home Loan Bank of Seattle
(FHLB) as well as other correspondent lines, sales of securities "available for sale", customer deposits, loan repayments, maturities of securities, and net income. Scheduled loan repayments are a relatively stable source of funds while deposit inflows and unscheduled loan prepayments are not. Deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates on other investments, competition, economic conditions and other factors.

        Total deposits were $43.9 million at June 30, 1997, up 9.4% from $40.1 million at December 31, 1996, which were up 9.6% from $36.6 million at December 31, 1995. FNBP does not accept brokered deposits. A concerted effort has been made to attract deposits in the market area FNBP serves through competitive pricing and delivery of quality products.

        Management anticipates that FNBP will continue relying on advances from the FHLB and other correspondent credit lines, sales of securities "available for sale", customer deposits, loan repayments, maturities of investment securities and net income to provide liquidity. Although deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. Borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or re-pricing intervals on assets. The sources of such funds will most likely be borrowings from the FHLB.

        CAPITAL. The Tier 1 capital-to-asset ratio for FNBP was 9.6% at June 30, 1997, as compared to 9.7% at December 31, 1996, and 9.7% at December 31, 1995. In 1989, the federal banking regulators adopted risk based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the perceived credit risk of the asset. Risk-adjusted capital-to-asset ratios were 14.8% 14.8% and 14.2% at June 30, 1997, December 31, 1996 and 1995, respectively. At June 30, 1997, FNBP met all regulatory capital requirements and was considered "well capitalized" under regulatory risk based capital guidelines.

        Bancorp declared a cash dividend on February 19, 1997, payable on July 3, 1997, to stockholders of record as of April 17, 1997. The dividend was $0.28 per share, which represents 8.3% of 1996 earnings.

LENDING

        FNBP's policy is to originate loans primarily in its local market area. FNBP's loan underwriting policies focus on assessment of each borrower's ability to service and repay the debt, and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and the amount of the loan, FNBP's loans may be secured by a variety of collateral, including business assets, real estate, and personal assets. Many business loans may also be dependent upon the personal guarantee of owners business. FNBP's loans are generally classified by the ability of the borrowers to repay and the principal asset pledged as collateral to secure the loan.

        FNBP's commercial and industrial loans consist primarily of secured revolving operating lines of credit and business term loans. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. Real estate construction loans include loans made in connection with custom and "spec" (build to sell) construction of residential and commercial buildings and loans made to borrowers who build residential and commercial buildings for resale. The majority of loans within FNBP's portfolio have terms of five years or less or have adjustable interest rates. Such rates are principally tied to the prime rate, or to a similar extent, a treasury-base index.

        Consumer installment loans and other loans, while representing a smaller percentage of total outstanding loans, include home equity loans, auto loans, and VISA credit cards.

        TYPES OF LOANS. The following table sets forth the composition of FNBP's loan portfolio by type of loan at June 30, 1997 and at December 31, 1996 and 1995.

                                                                         December 31,
                                                       -------------------------------------------------
                                  June 30, 1997                1996                      1995
                             -----------------------   -----------------------   -----------------------
                             Amount       % of Total   Amount       % of Total   Amount       % of Total
                             ------       ----------   ------       ----------   ------       ----------
                                                      (dollars in thousands)
Commercial and industrial    $ 4,354        12.53%     $ 4,149        13.70%     $ 3,170        11.70%
Real estate
   Construction                5,798        16.69        5,118        16.90        4,760        17.58
   1-4 residential            10,319        29.71        9,132        30.16        7,429        27.43
   Commercial                 11,805        33.98        9,261        30.59        8,675        32.03
Consumer                       2,462         7.09        2,620         8.65        3,049        11.26
                             -------       ------      -------       ------      -------       ------
        TOTAL                $34,738       100.00%     $30,280       100.00%     $27,083       100.00%

        LOAN MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES. The following table shows an analysis of FNBP's loan maturities and sensitivities to changes in interest rates at June 30, 1997.

                                   Within 1 year    Over 1 to 5 years     Over 5 years          Total
                                   -------------    -----------------     ------------          -----
                                                      (dollars in thousands)
Real estate 1-4 residential           $ 2,612            $ 4,229             $  715            $ 7,556
All other loans                        11,217             13,894              2,071             27,182
                                      -------            -------             ------            -------
        TOTAL                         $13,829            $18,123             $2,786            $34,738

        RISK ELEMENTS. Risk elements include accruing loans past due ninety days or more, non-accrual loans, and loans that have been restructured to provide a reduction or deferral of interest or principal for reasons related to the borrowers financial difficulties, potential problem loans and loan concentrations. The following table states FNBP's non-accrual loans as of June 30, 1997, December 31, 1996 and 1995. There were no loans accruing past due 90 days or more and no restructured loans on these dates.

                                                              December 31,
                             June 30, 1997               1996               1995
                             -------------               ----               ----
                                               (dollars in thousands)
Non-accrual loans                  $0                    $43                 $0

        The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent payments are received.

        At June 30, 1997, FNBP was not aware of any loans that continued to accrue interest or that management reasonably expects will have a materially negative impact on future operating results. FNBP's management is not aware of any information concerning any material loans, other than those discussed as risk elements above, that cause it to have doubts as to the ability of the borrowers to comply with the term of the loans.

        At June 30, 1997, FNBP had no non-accrual loans compared to $43,000 or 13.91% of the allowance at December 31, 1996, and no non-accrual loans at December, 31, 1995.

SUMMARY OF LOAN LOSS EXPERIENCE

        ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES. FNBP maintains the allowance for credit losses at a level sufficient to provide for estimated loan losses based on evaluation of known and inherent risks in the loan portfolio. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral, economic conditions, the result of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to Bancorp's allowance.

        The following table summarizes FNBP's loan loss experience for the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995.

                                                                  December 31,
                                          June 30, 1997       1996            1995
                                          -------------       ----            ----
                                                     (dollars in thousands)
Balance at beginning of period               $   307         $   265         $   247
Charge-offs
   Commercial and industrial                      --              --               3
   Consumer                                        8              40              13
                                             -------         -------         -------
                                                   8              40              16
Recoveries
   Commercial and industrial                      --              --               3
   Consumer                                       --              20               9
                                             -------         -------         -------
                                                  --              20              12

Net charge-offs                                    8              20               4
Provision for credit losses                       30              62              22
                                             -------         -------         -------

Balance at end of period                     $   329         $   307         $   265

Ratio of net charge-offs to average
  outstanding loans during the period           .025%           .069%           .015%

Average outstanding loans                    $32,377         $28,797         $26,291

ASSET AND LIABILITY MANAGEMENT

        FNBP's results of operation depends substantially on net interest income. Interest income and interest expense are affected by general economic conditions, competition in the market place, market interest rates and re-pricing and maturity characteristics of FNBP's assets and liabilities. Exposure to interest rate risk is primarily a function of differences between the maturity and re-pricing schedules of assets ( principally loans and securities) and liabilities (principally deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can re-price within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities are referred to as the interest sensitivity "GAP" for any given period.

        There are shortcomings inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar re-pricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

        The following table sets forth the dollar amount of interest sensitive assets and interest sensitive liabilities at June 30, 1997 and the difference between them for the maturity or re-pricing periods indicated.

                                                        Estimated Maturity or Re-pricing
                                         Within 1 year    Over 1 to 5 years  Over 5 years        Total
                                          -------------   -----------------  ------------        -----
                                                              (dollars in thousands)
Interest-Earning Assets:
Loans                                       $ 13,829           $18,123          $2,786          $34,738
Investment securities                          1,591             7,279           3,011           11,881
Federal funds and
interest-bearing
  balance with banks                             625                --              --              625
                                            --------           -------          ------          -------

Total interest-earnings assets              $ 16,045           $25,402          $5,797          $47,244

Interest-Bearing Liabilities:

Interest bearing demand deposits            $  3,286                --              --          $ 3,286
Savings deposits                              13,958                --              --           13,958
Time deposits                                 13,821             5,711              --           19,532
Other borrowings                               1,500                --              --            1,500
                                            --------           -------          ------          -------

Total interest-bearing liabilities          $ 32,565           $ 5,711              --          $38,276


Net interest rate sensitivity GAP           $(16,520)          $19,691          $5,797          $ 8,968

SECURITIES ACTIVITY

        Debt securities for which FNBP has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income over the period to maturity.

        Securities available for sale consist of debt and certain equity securities not classified as trading or as securities held to maturity. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

        FNBP's investment policy is approved by its Board. It has been the policy of FNBP to maintain relatively high levels of liquidity to meet loan funding and deposit outflow requirements. The following table sets forth the securities portfolio of FNBP.

        ANALYSIS OF SECURITIES. The amortized cost and estimated market values of investments in debt securities are as follows as of June 30, 1997.

                                                  Gross         Gross
                                  Amortized    Unrealized     Unrealized      Estimated
                                    Cost          Gains         Losses       Market Value
                                    ----          -----         ------       ------------
                                                 (dollars in thousands)
Available for Sale:
US Treasury and other
   US government agencies
   and corporations                $5,824          $12          $   27          $5,809
Other debt securities                 456            3              --             459
                                   ------          ---          ------          ------
                                   $6,280          $15          $   27          $6,268

Held to Maturity:
States of the US and
   political subdivisions          $5,383          $73          $    4          $5,452

        MATURITY DISTRIBUTION OF DEBT SECURITIES. The following table sets forth the stated maturities of debt securities at June 30, 1997, and the weighted average yields of such securities. Mortgage backed securities and callable bonds are reported at their stated maturity. Yields on tax exempt obligations have been computed on a tax equivalent basis using a 34% tax rate.

                                   Less than           One to             Five to           Over Ten
                                   One Year          Five Years          Ten Years           Years
                                   --------          ----------          ---------           -----
                                Amount   Yield    Amount    Yield   Amount     Yield     Amount  Yield
                                ------   -----    ------    -----   ------     -----     ------  -----
                                                      (dollars in thousands)
Available for Sale:
US Treasury and other
  US government agencies
  and corporations               $630    5.57%    $3,918    6.55%   $1,181     7.26%      $80    6.98%
Other debt securities             100    6.95%       258    6.30%      101     7.02%       --       --
                                 ----             ------            ------                ---
                                 $730    5.76%    $4,176    6.53%   $1,282     7.24%      $80    6.98%

Held to Maturity:
States of the US and
  political subdivisions         $861    6.79%    $3,103    7.60%   $1,349     8.15%      $70    7.86%

        The balance of states and political subdivisions at June 30, 1997 were issued by the State of Washington and its political subdivisions. These securities were purchased to enhance Bancorp's yield on earning assets and reduce Bancorp's effective marginal tax rate.

DEPOSITS

        The average daily amount of deposits and rates paid on interest bearing deposits is summarized for the periods indicated in the following table:

                                    Six Months Ended June 30,             Year Ended December 31,
                                    -------------------------             -----------------------
                                     1997               1996              1996              1995
                              Amount     Rate    Amount     Rate   Amount      Rate   Amount     Rate
                              ------     ----    ------     ----   ------      ----   ------     ----
                                                      (dollars in thousands)
Deposits:
  Demand deposits             $ 7,492      --    $ 6,113      --   $ 6,327       --   $ 5,205      --
  Savings, NOW, and
    money market               18,221    3.48%    16,880    3.63%   17,543     3.59%   14,744    3.73%
Time deposits                  16,907    5.45%    14,204    5.71%   14,538     5.60%   13,993    5.56%
                              -------            -------           -------            -------
        Total                 $42,620            $37,197           $38,408            $33,942

        Maturities of time certificates of deposit of $100,000 or more outstanding as of June 30, 1997, are summarized as follows (dollars in thousands):

Three months or less                           $2,412
Over three through twelve months                2,945
Over one year through three years               1,708
                                               ------
        Total                                  $7,065

SHORT TERM BORROWINGS

        For the six month period ended June 30, 1997 and the years ended December 31, 1996 and 1995 short term borrowings consisted of primarily advances from the FHLB.

SIGNIFICANT FINANCIAL RATIOS

        The following table sets forth consolidated operating ratios for Bancorp for the periods presented.

                                         Six months ended June 30,         Year ended December 31,
                                          1997             1996            1996              1995
                                          ----             ----            ----              ----
Return on average assets                   1.92%            1.53%           1.64%             1.40%
Return on average equity                  18.91%           15.54%          17.31%            14.96%
Average equity to average assets          10.17%            9.84%           9.46%             9.34%
Dividend pay out ratio to net income      12.67%              --              --                --


DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

        The following two tables set forth the average consolidated balance sheets of Bancorp for the periods indicated along with an analysis of net interest earnings for each major category of interest-earning assets and interest-bearing liabilities, the average yield or rate paid on each category, and the net yield on interest-earning assets.

                                                      Six months ended June 30,
                                               1997                                 1996
                                 -------------------------------      -------------------------------
                                             Interest                             Interest
                                  Average     Income/                  Average     Income/
                                 Balance(1)  Expense(2)     Rate      Balance(1)  Expense(2)     Rate
                                 ----------  ----------     ----      ----------  ----------     ----
                                                       (dollars in thousands)
ASSETS
INTEREST EARNING
Loans                             $32,377      $1,724      10.74%      $27,553      $1,426      10.41%
Securities
   Taxable                          6,459         208       6.49%        4,998         154       6.20%
   Nontaxable(3)                    5,044         194       7.75%        4,204         161       7.68%
Federal funds sold                    635          17       5.40%          825          22       5.36%
Interest bearing deposits             704          20       5.73%        1,101          30       5.48%
                                  -------      ------      ------      -------      ------      ------

   Interest earning               $45,219      $2,163       9.65%      $38,681      $1,793       9.32%

NON-INTEREST EARNING
Cash and due from banks             1,878                                1,793
Bank premise and equipment          1,142                                1,051
Other assets                          347                                  312
Less: allow. for credit losses       (314)                                (270)
                                  -------                              -------

   Total                          $48,272                              $41,567

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING
Savings, NOW and
   money market                   $18,221      $  314       3.48%      $16,880      $  305       3.63%
Time deposits                      16,907         457       5.45%       14,204         403       5.71%
Short-term borrowings                 524          16       6.16%           --          --          --
                                  -------      ------      ------      -------      ------      ------

   Interest bearing               $35,652      $  787       4.45%      $31,084      $  708       4.58%

NON-INTEREST BEARING
Demand deposits                     7,492                                6,113
Other                                 220                                  278
Stockholders' equity                4,908                                4,092
                                  -------                              -------
   Total                          $48,272                              $41,567

Net interest income                            $1,376                               $1,085

Net yield on earning assets                                 6.14%                                5.64%

Tax equivalent adjustment                      $   66                               $   55

----------------------

(1) For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2)  Included in interest on loans are amortized loan fees and late charges.

(3)  Taxable equivalent adjustment is computed using a 34% tax rate.

                                                  For the year ended December 31,
                                               1996                                 1995
                                             Interest                             Interest
                                 Average      Income/                 Average      Income/
                                Balance(1)   Expense(2)     Rate     Balance(1)   Expense(2)     Rate
                                ----------   ----------     ----     ----------   ----------     ----
ASSETS
INTEREST EARNING
Loans                            $28,797       $3,038      10.55%     $26,291       $2,723      10.36%
Securities
   Taxable                         5,561          346       6.22%       4,060          247       6.08%
   Nontaxable(3)                   4,535          353       7.78%       3,486          268       7.69%
Federal funds sold                   894           39       4.36%         836           47       5.62%
Interest bearing deposits            718           52       7.24%         488           28       5.74%
                                 -------       ------      ------     -------       ------      ------

   Interest earning              $40,505       $3,828       9.45%     $35,161       $3,313       9.42%

NON-INTEREST EARNING
Cash and due from banks            1,800                                1,608
Bank premise and equipment         1,042                                1,011
Other assets                         325                                  249
Less: allow. for credit losses      (274)                                (258)
                                 -------                              -------

   Total
                                 $43,398                              $37,771

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING
Savings, NOW and
   money market                  $17,543       $  629       3.59%     $14,744       $  550       3.73%
Time deposits                     14,538          814       5.60%      13,993          778       5.56%
Short-term borrowings                500            2       2.50%         147            9       6.12%

   Interest bearing               32,581        1,445       4.49%      28,884        1,337       4.63%

NON-INTEREST BEARING
Demand deposits                    6,327                                5,205
Other                                383                                  153
Stockholders' equity               4,107                                3,529
                                 -------                              -------
   Total                         $43,398                              $37,771

Net interest income                            $2,383                               $1,976

Net yield on earning assets                                 5.88%                                5.62%

Tax equivalent adjustment                      $  126                               $   91

----------------------

(1) For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2)  Included in interest on loans are amortized loan fees and late charges.

(3)  Taxable equivalent adjustment is computed using a 34% tax rate.

        The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates. The change in interest due to volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                             For the six months ended June 30,         For the year ended December 31,
                                   1997 compared to 1996                    1996 compared to 1995
                               Volume        Rate        Net              Volume    Rate         Net
                                ----         ----        ----              ----     ----         ----
INTEREST EARNED ON:
Loans                           $252         $ 46        $298              $262     $ 53         $315
Securities
   Taxable                        46            8          54                95        4           99
   Nontaxable                     32            1          33                82        3           85
Federal funds sold                (5)          --          (5)                3      (11)          (8)
Interest bearing deposits        (11)           1         (10)               16        8           24
                                ----         ----        ----              ----     ----         ----

   Interest earning             $314         $ 56        $370              $458     $ 57         $515

INTEREST PAID ON:
Savings, NOW and
   money market                 $ 23         $(14)       $  9             $102     $(23)        $ 79
Time deposits                     73          (19)         54               31        5           36
Short-term borrowings             16           --          16                3      (10)          (7)
                                ----         ----        ----              ----     ----         ----

   Interest bearing             $112         $(33)       $ 79              $136     $(28)        $108

  Net Interest income           $202         $ 89        $291              $322     $ 85         $407


                              MANAGEMENT OF BANCORP

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to the directors and executive officers of Bancorp, including their age and current positions held with Bancorp.

        Name                      Age    Positions with Bancorp
        ----                      ---    ----------------------
        William D. Bloomquist     56     Chairman
        David C. Burgett          56     Director; Vice President and Treasurer
        Donald F. Cox, Jr.        45     Director
        Richard L. Granquist      47     Director
        Duane R. Guggenmos        60     Director; President and Chief Executive Officer
        Charles P. Henson         56     Director
        Donald L. Morrison        59     Director
        Thomas O. Myers           63     Director
        Kenneth F. Paskett        57     Director and Secretary
        Jeffrey L. Swan           49     Director
        D. Alson VanderStaay      63     Director

        During the past five years, the business experience of each director and executive officer is as follows:

        William D. Bloomquist has owned and operated the Woodridge Dental Clinic since 1985. He has been a director and Chairman of FNBP since 1989 and has been a director and Chairman of Bancorp since its formation.

        David C. Burgett has served as Vice President and Treasurer of Bancorp since its formation, a director of Bancorp since May, 1997 and as Senior Vice President of FNBP since 1989.

        Donald F. Cox, Jr. has been a partner of Cox & Lucy, an accounting firm, since 1978. He has served as a director of FNBP since 1989 and a director of Bancorp since its formation.

        Richard L. Granquist has been the owner and president of RLG Construction Co., Inc. since 1977. He is also the owner of Parr Custom Blinds Manufacturing with his wife. He has served as a director of FNBP since 1989 and a director of Bancorp since its formation.

        Duane R. Guggenmos has served as a director and President/CEO of FNBP since 1989 and as a director and President/CEO of Bancorp since its formation.

        Charles P. Henson served as Detachment Director of the Naval Surface Warfare Center since 1984 until his retirement. He has served as a director of FNBP since 1989 and a director of Bancorp since its formation.

        Donald L. Morrison has owned and operated Dockside Sales and Service since 1983. He has served as a director of FNBP since 1989 and a director of Bancorp since its formation.

        Thomas O. Myers is the owner of Allstar Ministorage in Belfair, Washington and High-Joy Bowl in Port Orchard, Washington. He has served as a director of FNBP since 1989 and a director of Bancorp since its formation.

        Kenneth F. Paskett is a pharmacist and owner of South Park Pharmacy in Port Orchard since 1968. He has served as a director of FNBP since 1989 and a director of Bancorp since its formation.

        Jeffrey L. Swan has owned and operated Evergreen Lumber, Inc. since 1966. He has served as a director of FNBP since 1989 and a director of Bancorp since its formation.

        D. Alson VanderStaay is a realtor and owner of Kitsap Property Management since 1985. He has served as a director of FNBP since 1989 and a director of Bancorp since its formation.

        There are no arrangements or understandings among any of the directors, officers or any other persons pursuant to which any of the above directors or officers have been selected as directors or officers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information with respect to the beneficial ownership of Bancorp Common Stock as of October 24, 1997, by (i) each person known by Bancorp to own beneficially more than 5 percent of Bancorp Common Stock, (ii) each current director of Bancorp, and (iii) all executive officers and directors of Bancorp as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to Bancorp Common Stock owned by them.

                                         Amount and Nature         Percentage of Shares
        Name of Shareholder           of Beneficial Ownership           Outstanding
        -------------------------------------------------------------------------------
        William D. Bloomquist              10,968(1)                     4.64%
        David C. Burgett                    3,284(2)                     1.39%
        Donald F. Cox, Jr.                  7,668(3)                     3.24%
        Richard L. Granquist                3,246(4)                     1.37%
        Duane R. Guggenmos                  8,047(5)                     3.40%
        Charles P. Henson                   6,158(6)                     2.61%
        Donald L. Morrison                  6,589(7)                     2.79%
        Thomas O. Myers                    15,393(8)                     6.51%
        Kenneth F. Paskett                  8,332(9)                     3.53%
        Jeffry L. Swan                      9,782(10)                    4.14%
        D. Alson VanderStaay                7,339(11)                    3.11%

        Executive officers and
        directors as a group
        (11 persons)                       86,806(1)-(11)               36.73%


---------------------------

(1) Includes 8,343 shares held jointly with his spouse; 1,050 shares held jointly with his mother; and 1,365 shares held in IRAs for the benefit of Mr. Bloomquist and his spouse.

(2) Includes 210 shares held in an IRA for the benefit of Mr. Burgett and 2,051 shares which could be acquired within 60 days by the exercise of stock options.

(3) Includes 5,640 shares held jointly with his spouse and 1,818 shares held in trust of which Mr. Cox is a trustee.

(4)  Includes 1,026 shares held jointly with his spouse.

(5) Includes 3,173 shares held jointly with his spouse; 780 shares held in an IRA for the benefit of Mr. Guggenmos; and 3,859 shares which could be acquired within 60 days by the exercise of stock options.

(6)  Includes 5,948 held in trust of which Mr. Henson is a trustee.

(7) Includes 4,430 shares held jointly with his spouse and 1,949 shares held in an IRA for the benefit of Mr. Morrison.

(8) Includes 13,525 shares held by the Thomas and Patricia Myers Family Limited Partnership and 1,658 shares held jointly with his spouse.

(9)  Includes 8,750 shares held jointly with his spouse.

(10) Includes 9,572 shares held jointly with his spouse.

(11) Includes 4,120 shares held jointly with his spouse and 3,009 shares held in IRAs for the benefit of Mr. VanderStaay and his spouse.

                             MANAGEMENT OF INTERWEST

        Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of InterWest, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to InterWest's 10-K (which incorporates portions of InterWest's 1997 Proxy Statement dated December 17,
1996). See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Stockholders desiring copies of such documents may contact InterWest at the addresses or phone numbers indicated under "AVAILABLE INFORMATION."

                           SUPERVISION AND REGULATION

INTRODUCTION

        The following generally refers to certain statutes and regulations affecting the banking industry. These references are only intended to provide brief summaries and therefore, are not complete and are qualified by the statutes and regulations referenced. In addition, due to the numerous statutes and regulations which apply to and regulate the operation of the banking industry, many are not referenced below.

THE HOLDING COMPANIES

GENERAL

        InterWest and Bancorp are bank holding companies by virtue of their respective ownership of InterWest Bank and FNBP, and are registered as such with the FRB. As bank holding companies, InterWest and Bancorp are subject to the BHCA, which governs and subjects each of them and their respective subsidiaries to supervision and examination by the FRB. Under the BHCA, InterWest and Bancorp file with the FRB annual reports of their operations and such additional information as the FRB may require.

BANK HOLDING COMPANY STRUCTURE

        In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking may expand opportunities for bank holding companies (see below under "Regulation of Banking Subsidiaries - Recent Federal Legislation - Interstate Banking and Branching"). However, the impact that this legislation may have on InterWest, Bancorp and their subsidiaries is unclear at this time.

        FRB Regulation. Bank holding companies must obtain the FRB's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, they would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; and (3) acquire substantially all of the assets of any additional banks. Until September of 1995, the BHCA also prohibited bank holding companies from acquiring any such interest in any bank or bank holding company located in a state other than the state in which the bank holding company was located, unless the laws of both states expressly authorized the acquisition. Now, subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

        Control of Nonbanks. With certain exceptions, the BHCA also prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company other than a bank or a bank holding company unless the FRB finds Bancorp's business to be incidental to the business of banking. When making this determination, the FRB in part considers whether allowing a bank holding company to engage in those activities would offer advantages to the public that would outweigh possible adverse effects.

        The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Economic Growth Act") amended the BHCA to eliminate the requirement that a bank holding company seek FRB approval before engaging de novo in permissible nonbanking activities, if the holding company is well capitalized and meets certain other criteria specified in the statute. A bank holding company meeting the specifications is now required only to notify the FRB within 10 business days after the activity has begun. The FRB has issued a final rule incorporating the changes enacted by the Economic Growth Act, and as of April 21, 1997, a well-run bank holding company, without any prior notice or FRB approval, may commence immediately any activity that is currently or at the time of commencement included in the FRB's list of acceptable nonbanking activities.

        Acceptable nonbanking activities include: (1) operating an industrial loan company, mortgage company, finance company, trust company, or credit card company; (2) performing certain data processing operations; and (3) providing investment and financial advice. In contrast, prohibited nonbanking activities include real estate brokerage and syndication, land development, property management, and the underwriting of life insurance not related to credit transactions. From time to time, the FRB may add to or delete from the list of activities permissible for bank holding companies.

        Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person or group of persons acquiring "control" of a bank holding company to provide the FRB with at least 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the FRB has 60 days to issue a notice disapproving the proposed acquisition, but the FRB may extend this time period for up to another 30 days. An acquisition may be completed before the disapproval period expires if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the FRB under the BHCA before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares of Bancorp, or otherwise obtain control over Bancorp.

TRANSACTIONS WITH AFFILIATES

        InterWest and its subsidiaries, and likewise Bancorp and FNBP, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. These restrictions apply to InterWest and Bancorp and their respective subsidiaries through the BHCA, which provide that transactions between an insured subsidiary of a holding company and its affiliates are subject to the restrictions applicable to transactions between banks that are members of the Federal Reserve System and their affiliates in accordance with Sections 23A and 23B of the Federal Reserve Act. Generally, Sections 23A and 23B: (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

REGULATION OF MANAGEMENT

        Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

FIRREA

        The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

TIE-IN ARRANGEMENTS

        InterWest, Bancorp and their subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither InterWest, Bancorp, nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor. Effective April, 1997, the FRB has adopted significant amendments to its anti-tying rules that: (1) remove FRB-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) create exemptions from the statutory restriction on bank tying arrangements to allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the tying restrictions for certain foreign transactions. These amendments are designed to enhance competition in banking and nonbanking products and allow banks and their affiliates to provide more efficient a lower-cost service to customers. However, the impact of the amendments on InterWest, Bancorp and their subsidiaries is unclear at this time.

STATE LAW RESTRICTIONS

        As corporations chartered under the laws of the State of Washington, InterWest and Bancorp may be subject to certain limitations and restrictions as provided under applicable Washington corporate laws.

SECURITIES REGISTRATION AND REPORTING

        The InterWest Common Stock is registered as a class with the SEC under the Securities Exchange Act of 1934 and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by InterWest under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by InterWest are subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws unless exemptions are available.



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

THE SUBSIDIARIES

GENERAL

        Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

        FNBP is a national banking association which is subject to extensive regulation and supervision by the OCC. InterWest Bank is a state-chartered savings bank subject to extensive regulation and supervision by the Washington Department of Financial Institutions Division of Banks (the "Division"), and under state law, savings banks in Washington also generally have all of the powers that federal mutual savings banks have under federal laws and regulations. Each of InterWest's and Bancorp's banking subsidiaries are also subject to regulation and examination by the FDIC, which insures the deposits of InterWest Bank and FNBP to the maximum extent permitted by law and by requirements established by the FRB. The federal laws that apply to InterWest's and Bancorp's banking subsidiaries regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing InterWest's and Bancorp's banking subsidiaries generally have been promulgated to protect depositors and not to protect stockholders of such institutions or their holding companies.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to adopt regulations or guidelines in a number of areas to ensure bank safety and soundness, including: internal controls; credit underwriting; asset growth; management compensation; ratios of classified assets to capital; and earnings. FDICIA also contains provisions which are intended to change independent auditing requirements; restrict the activities of state-chartered insured banks; amend various consumer banking laws; limit the ability of "undercapitalized banks" to borrow from the FRB's discount window; and require regulators to perform annual on-site bank examinations and set standards for real estate lending.

LOANS-TO-ONE BORROWER

        Each of InterWest's and Bancorp's banking subsidiaries is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 15 to 20% of unimpaired capital and surplus. As of August 31, 1997, each of InterWest's and Bancorp's banking subsidiaries was in compliance with applicable loans-to-one borrower requirements.

FDIC INSURANCE

        Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system under which depository institutions contribute funds to the Bank Insurance Fund ("BIF") and/or the Savings Association Insurance Fund ("SAIF"), as applicable, based on their risk classification.

        On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("Funds Act") was enacted. The Funds Act provides, among other things, for the recapitalization of the SAIF through a special assessment on all depository institutions that hold SAIF insured deposits. The one-time assessment is designed to place the SAIF at its 1.25 reserve ratio goal.



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

        The Funds Act, for the three year period beginning in 1997, subjects BIF insured deposits to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (approximately 1.3 basis points) imposed on SAIF insured deposits (approximately 6.5 basis points). Beginning in the year 2000, BIF insured institutions will be required to pay the FICO obligations on a pro-rata basis with all thrift institutions; annual assessments are expected to equal approximately 2.4 basis points until 2017, to be phased out completely by 2019.

        For the remainder of 1997 and until further action by the FDIC, BIF premiums will be maintained at their current level. Accordingly, institutions in the lowest risk category will continue to pay no premiums, and other institutions will be assessed based on a range of rates, with those in the highest risk category paying 27 cents for every $100 of BIF insured deposits. Rates in the SAIF assessment schedule, previously ranging from 4 to 31 basis points, have been adjusted by 4 basis points to a range of 0 to 27 basis points.

        Banking regulators are empowered under the Funds Act to prohibit insured institutions and their holding companies from facilitating or encouraging the shifting of deposits from the SAIF to the BIF in order to avoid higher assessment rates. The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions exist on that date. It is expected that Congress will continue to address comprehensive legislation on the merger of the funds and elimination of the thrift charter.

        The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law. The insurance may be terminated permanently, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, will continue to be insured for a period of six months to two years, as determined by the FDIC.

CAPITAL REQUIREMENTS

         Capital Adequacy Requirements. The FRB, the FDIC, and the OCC (collectively, the "Agencies") have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Failure to achieve and maintain adequate capital levels may give rise to supervisory action through the issuance of a capital directive to ensure the maintenance of required capital levels.

         The current guidelines require all federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. FNBP has not received any notice indicating that it will be subject to higher capital requirements.

         Under these guidelines, banks' assets are given risk-weights of 0%, 20%, 50% or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans (both carry a 50% rating). Most investment



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

securities are assigned to the 20% category, except for municipal or state revenue bonds (which have a 50% rating) and direct obligations of or obligations guaranteed by the United States Treasury or United States Government Agencies (which have a 0% rating).

         The Agencies have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to limit the maximum degree to which a bank may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points. Any institution operating at or near the 3% level is expected to have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings, and in general, to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

         Prompt Corrective Action. Regulations adopted by the Agencies as required by FDICIA impose even more stringent capital requirements. The regulators require the FDIC, the OCC and other Federal Banking Agencies to take certain "prompt corrective action" when a bank fails to meet certain capital requirements. The regulations establish and define five capital levels: (1) "well-capitalized," (2) "adequately capitalized," (3) "undercapitalized," (4) "significantly undercapitalized" and (5) "critically undercapitalized." To qualify as "well-capitalized," an institution must maintain at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a leverage ratio of no less than 5%. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of being "adequately capitalized" (which requires at least 8% total risk-based capital, 4% Tier 1 risk-based capital, and a leverage ratio of at least 4%). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of the date of this Prospectus/Proxy Statement, neither InterWest, Bancorp, nor their respective subsidiaries were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

         In August of 1995, the Federal Banking Agencies adopted a final rule implementing the portion of Section 305 of FDICIA that requires the banking agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk. Effective September 1, 1995, when evaluating the capital adequacy of a bank, the Federal Banking Agencies' examiners will consider exposure to declines in the economic value of the bank's capital due to changes in interest rates. A bank may be required to hold additional capital for interest rate risk if it has a significant exposure or a weak interest rate risk management process.

LIQUIDITY REQUIREMENTS

RESTRICTIONS ON CAPITAL DISTRIBUTIONS

        Dividends paid to InterWest by its banking subsidiaries are a material source of InterWest's cash flow. Likewise, dividends paid to Bancorp by FNBP are a material source of Bancorp's cash flow. Various federal and state statutory provisions limit the amount of dividends InterWest's and Bancorp's banking subsidiaries are permitted to pay to InterWest and Bancorp, respectively, without regulatory approval. FRB policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset qualify, and overall financial condition.



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

        If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the FRB and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

        According to Washington law, InterWest Bank may not declare or pay a cash dividend on its capital stock if it would cause its net worth to be reduced below (1) the amounts required for liquidation accounts or (2) the net worth requirements, if any, imposed by the Director of the Division. Dividends on InterWest Bank's capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of FNBP, without the approval of the Director of the Division.

        Under the National Bank Act, FNBP may not pay dividends without advance approval of the OCC if the total of all dividends declared by any such bank in any calendar year will exceed the sum of its net profits (as defined by statute) for that year plus its retained profits for the preceding two calendar years, less any required transfers to surplus. The National Bank Act also prohibits national banks from paying dividends that would be in an amount greater than net profits then on hand (as defined by statute) after deducting losses and bad debts (as defined by statute). The amount available for dividend distribution by FNBP as of June 30, 1997, was approximately $1.8 million.

FEDERAL RESERVE SYSTEM

        The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. Currently, reserves of 3% must be maintained against total transaction accounts of $49.8 million or less (after a $4.2 million exemption), and an initial reserve of 10% (subject to adjustment by the FRB to a level between 8% and 14%) must be maintained against that portion of total transaction accounts in excess of such amount. On August 31, 1997, each of InterWest's and Bancorp's banking subsidiaries was in compliance with applicable requirements.

        The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of InterWest's and Bancorp's banking subsidiaries.

RECENT FEDERAL LEGISLATION

         Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") generally permits nationwide interstate banking and branching by relaxing federal law restrictions on interstate banking and providing general authorization for interstate branching. Subject to certain state laws, such as age and contingency laws, the Interstate Act allows adequately capitalized and adequately managed bank holding companies to purchase the assets of out-of-state banks. Additionally, since June 1, 1997, the Interstate Act permits interstate bank mergers, subject to these state laws, unless the home state of either merging bank has "opted-out" of these provisions by enacting "opt-out" legislation. The Interstate Act does allow states to impose certain conditions on interstate bank mergers within their borders; for example, states may require that the in-state merging bank exist for up to five years before the interstate merger. Under the Interstate Act, states may also "opt-in" to de novo branching, allowing out-of-state banks to establish de novo branches within the state.

        In 1996, Washington enacted "opting in" legislation authorizing interstate mergers pursuant to the Interstate Act. Accordingly, as of June 6, 1996, an out-of-state bank holding company may now acquire more than 5% of the voting shares of a Washington-based bank, regardless of reciprocity, provided such bank or its



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

predecessor has been doing business for at least five years prior to the acquisition. Further, an out-of-state bank may engage in banking in Washington if the requirements of Washington's interstate banking statute are met, and the bank either (1) was lawfully engaged in banking in Washington on June 6, 1996,
(2) resulted from an interstate combination pursuant to Washington law, (3) resulted from a relocation of a head office of a state bank or a main office of a national bank pursuant to federal law, or (4) resulted from the establishment of a savings bank branch in compliance with applicable Washington law. Additionally, the Director of the Division may approve interstate combinations if the basis for such approval does not discriminate against out-of-state banks, out-of-state holding companies, or their subsidiaries.

        Regulatory Improvement. In 1994, Congress enacted the Community Development and Regulatory Improvement Act ("Regulatory Improvement Act"), with the intent of, among other things, reducing the regulatory burden on financial institutions. This Act is intended to streamline certain regulatory procedures and relax certain regulatory compliance requirements. In addition, the Regulatory Improvement Act specifically directs each federal banking agency to review and streamline its regulations and written supervisory policies.

        At this time, the full impact that the Interstate Act and the Regulatory Improvement Act might have on InterWest, Bancorp and their subsidiaries is impossible to predict.

REGULATORY ENFORCEMENT AUTHORITY

        The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies.

                     DESCRIPTION OF INTERWEST CAPITAL STOCK

        InterWest is authorized to issue 20,000,000 shares of Common Stock, $0.20 par value per share. At September 18, 1997, the date the Merger Agreement was executed, 8,068,173 shares of InterWest Common Stock were issued and outstanding. A total of 331,211 shares are subject to options under InterWest stock option plans; 241,023 of such options are fully vested and exercisable. InterWest Common Stock is listed for trading on the Nasdaq National Market under the symbol "IWBK." Each share of InterWest Common Stock has the same relative rights and is identical in all respects with every other share of InterWest Common Stock. The following summary describes the material aspects of the InterWest Common Stock, but does not purport to be a complete description of the applicable provisions of the InterWest Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "AVAILABLE INFORMATION."

VOTING RIGHTS

        The holders of InterWest Common Stock possess exclusive voting rights in InterWest. Each holder of InterWest Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of InterWest Common Stock. Holders of shares of InterWest Common Stock are not entitled to cumulate votes for the election of directors.

DIVIDENDS

        The holders of InterWest Common Stock are entitled to such dividends as the InterWest Board may declare from time to time out of funds legally available therefor. Dividends from InterWest depend upon the



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

receipt to InterWest of dividends from InterWest Bank because InterWest has no source of income other than dividends from InterWest Bank. Accordingly, the dividend restrictions imposed on InterWest's subsidiary bank by statute or regulation may effectively limit the amount of dividends InterWest can pay. See "SUPERVISION AND REGULATION -- Dividend Restrictions."

LIQUIDATION

        In the event of liquidation, dissolution or winding up of InterWest, the holders of shares of InterWest Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of InterWest.

OTHER CHARACTERISTICS

        Holders of InterWest Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of InterWest Common Stock which may be issued. Therefore, the InterWest Board may authorize the issuance and sale of shares of capital stock of InterWest without first offering them to existing stockholders of InterWest. InterWest Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of InterWest Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

        The InterWest Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of InterWest Common Stock or delaying or preventing a change in control of InterWest. These provisions include the classification of the InterWest Board into three classes with the term of only one class expiring each year and requirements for the approval of certain business combinations. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST AND BANCORP COMMON STOCK."

              COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST
                            AND BANCORP COMMON STOCK

        InterWest is incorporated under the laws of the State of Washington and, accordingly, the rights of InterWest's stockholders are governed by InterWest's Articles of Incorporation, Bylaws and the WBCA. Bancorp is also incorporated under the laws of the State of Washington and, accordingly, the rights of Bancorp's stockholders are also governed by Bancorp Articles of Incorporation, Bylaws and the WBCA.

        Upon consummation of the Merger, stockholders of Bancorp will become stockholders of InterWest, and as such, their rights will be governed by InterWest's Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the Articles of Incorporation and Bylaws of InterWest and the Articles of Incorporation and Bylaws of Bancorp. This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders and is qualified in its entirety by reference to the governing laws and the articles of incorporation and bylaws of each corporation.

PAYMENT OF DIVIDENDS

        InterWest. Under Washington law, dividends may be paid only if, after giving effect to the dividend, InterWest will be able to pay its debts as they become due in the ordinary course of business and InterWest's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if InterWest were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.



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

        Bancorp. Bancorp's ability to pay dividends, and the limits imposed by Washington law, are the same as those applicable to InterWest.

VOTING RIGHTS

        InterWest. InterWest's Articles of Incorporation eliminate cumulative voting. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholders' shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority stockholders to obtain representation on the InterWest Board. All voting rights are vested in the holders of InterWest Common Stock, with each share being entitled to one vote.

        Bancorp. All voting rights are vested in the holders of Bancorp Common Stock, with each share being entitled to one vote. Bancorp's Articles of Incorporation eliminate cumulative voting.

PREEMPTIVE RIGHTS

        Neither InterWest's stockholders nor Bancorp's stockholders have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

        InterWest. If InterWest is liquidated, the holders of InterWest Common Stock are entitled to share, on a pro rata basis, InterWest's remaining assets after payment of or provision for all debts and other liabilities of InterWest.

        Bancorp. Similarly, if Bancorp is liquidated, holders of Bancorp Common Stock are entitled to share, on a pro rata basis, Bancorp's remaining assets after payment of or provision for all debts and other liabilities of Bancorp.

ASSESSMENTS

        All outstanding shares of InterWest Common Stock and of Bancorp Common Stock are fully paid and nonassessable.

STOCK REPURCHASES

        Under Washington law, a corporation may acquire shares of its own stock. Therefore, both InterWest and Bancorp may repurchase shares of their own capital stock.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

        InterWest. InterWest's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of InterWest Common Stock, except that the provisions of the Articles of Incorporation governing approval of business combinations with "Related Persons" may not be amended altered, changed or repealed except by the vote of the holders of at least 80% of the outstanding shares of InterWest, unless any such amendment has been approved by a majority of the members of the InterWest Board who were directors prior to the time any Related Person (as defined below) became a Related Person. The Bylaws of InterWest may be amended by a majority vote of the Board of Directors or by the holders of at least a majority of the outstanding shares of InterWest.



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

        Bancorp. Bancorp's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Bancorp Common Stock, except that the provisions of the Articles of Incorporation requiring a "super-majority" vote in certain circumstances involving a proposed merger, consolidation, share exchange, liquidation or dissolution may not be amended unless first approved by the holders of at least 80% of the outstanding Bancorp Common Stock. Bancorp's Bylaws may be amended, altered or repealed at any meeting of the Bancorp Board called for that purpose or by consent of the Board.

SPECIAL MEETINGS OF STOCKHOLDERS AND ACTION WITHOUT A MEETING

        InterWest. The Articles of Incorporation of InterWest provide that special meetings of stockholders may be called by the president, the board of directors or holders of not less than a majority of the outstanding shares. This restriction on the calling of special stockholders' meetings may deter hostile takeovers of InterWest making it more difficult for a person or entity to obtain immediate control of InterWest between one annual meeting and the next. Pursuant to InterWest's Bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing is signed by all of the stockholders entitled to vote on the matter.

        Bancorp. The Bylaws of Bancorp provide that special meetings of stockholders may be called at any time by the Chairman, the President, a Vice-President, a majority of the Bancorp Board or any stockholder or stockholders holding in the aggregate not less than 25% of all shares entitled to vote at the special meeting. Pursuant to the WBCA, an action required or permitted to be taken at a stockholders' meeting may be taken without a meeting if a consent signed in writing by all of the stockholders entitled to vote on the action.

APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION

        InterWest. Article X of InterWest's Articles of Incorporation requires the approval of the holders of (i) at least 80% of InterWest's outstanding shares of voting stock, and (ii) at least a majority of InterWest's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the InterWest Board who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the Board were given, the normal vote requirement of applicable Washington law would apply, or, for certain transactions, no stockholder vote would be necessary. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of InterWest. The provisions of Article X apply to any "Business Combination" which is defined to include among other things: (i) any merger or consolidation of InterWest or any of its affiliates with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of InterWest or any of its affiliates to any Related Person (the term "substantial part" is defined to include more than 25% of InterWest's total assets); (iii) any sale, lease, exchange, or other transfer by any Related Person to InterWest of all or a substantial part of the assets of Related Person; (iv) the acquisition by InterWest of any securities of the Related Person; (v) any reclassification of InterWest Common Stock; and (vi) any agreement, contract or other arrangement providing for any of the transactions described above. The increased stockholder vote required to approve a Business Combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

        InterWest's Articles of Incorporation require InterWest's Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.

        Bancorp. Pursuant to Article IX of Bancorp's Articles of Incorporation, no merger, consolidation, share exchange, liquidation or dissolution of Bancorp, nor any action that would result in the sale or disposition of substantially all of the assets of Bancorp, shall be valid unless first approved by the holders of at least 80% of Bancorp's outstanding shares of voting stock, unless a lesser vote (which may not be less than 2/3 of the outstanding shares of voting stock) is provided by the Bancorp Board in accordance with applicable provisions of the WCBA.

        Bancorp's Articles of Incorporation permit, but do not require, Bancorp's Board of Directors to consider certain factors in determining whether or not to oppose a tender offer or other offer for Bancorp Common Stock. Such factors include (i) whether the offer price is acceptable based on historical and present operating results or financial condition of Bancorp; (ii) whether a more favorable price could be obtained in the future; (iii) the impact of an acquisition of Bancorp on employees, depositors, customers and the served communities; and (iv) the reputation and business practices of the offeror.

RIGHTS OF STOCKHOLDERS TO DISSENT

        InterWest. Under the WBCA, stockholders of InterWest will generally have dissenter's appraisal rights in connection with (i) a plan of merger to which InterWest is a party; (ii) a plan of share exchange to which InterWest is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of InterWest's property other than in the regular course of business; and (iv) amendments to InterWest's Articles of Incorporation effecting a material reverse stock split. However, stockholders generally will not have such dissenters' rights if stockholder approval is not required by the WBCA for the corporate action. Approval of the Merger by the holders of InterWest Common Stock is not required under the WBCA; therefore stockholders of InterWest do not have dissenters' rights in connection with the Merger.

        Bancorp. Under the WBCA, stockholders of Bancorp generally have dissenter's appraisal rights in connection with (i) a plan of merger to which Bancorp is a party; (ii) a plan of share exchange to which Bancorp is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of Bancorp's property other than in the regular course of business; and (iv) amendments to Bancorp's Articles of Incorporation effecting a material reverse stock split. However, stockholders generally will not have such dissenters' rights if stockholder approval is not required for the corporate action. Stockholders of Bancorp have dissenters' rights in connection with the Merger. See "THE MERGER -- Dissenters' Rights of Appraisal."

SIZE OF BOARD OF DIRECTORS

        InterWest. InterWest's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 15 members, with the current number set at nine by the Bylaws of InterWest. The Bylaws of InterWest provide that the Board of Directors or the stockholders may change the authorized number of directors within the stated range by amending the Bylaws, which must be approved by a majority of the outstanding shares entitled to vote or by a majority of the directors. Changes in the size of the range may be made by an amendment to InterWest's Articles of Incorporation, which must be approved by a majority of the outstanding shares entitled to vote. The effect of such provisions may be to make it difficult for a person or entity immediately to acquire control of InterWest through an increase in the number of InterWest's directors and election of such person's or entity's nominees to fill the newly created vacancies.

        Bancorp. Bancorp's Articles of Incorporation provide that its Board of Directors shall consist of not less than 3 members, and establishes the initial number of members at 11. Bancorp's Bylaws provide that the number of directors to serve until the next annual meeting shall be set at each annual meeting of stockholders.

CLASSIFIED BOARD OF DIRECTORS

        InterWest. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. InterWest's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years. This method of electing directors makes a change in the composition of the Board of Directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority of the directors. In the absence of the provisions of the Articles of Incorporation classifying the Board, all of the directors would be elected each year.

        Bancorp. Bancorp's Articles of Incorporation do not provide for a classified Board. All of the directors are elected each year.

REMOVAL OF DIRECTORS

        InterWest. InterWest's Articles of Incorporation provide that at a meeting of stockholders called expressly for that purpose, any director or the entire Board of Directors may be removed for cause by a vote of the holder of a majority of the shares then entitled to vote at such meeting. The requirement that directors may be removed only upon a majority vote and only for cause makes it difficult for a person or entity immediately to acquire control of InterWest's Board through the removal of existing directors and the election of such person's or entity's nominated to fill the newly created vacancies.

        Bancorp. Bancorp's Bylaws provide that directors may be removed in the manner prescribed by the WBCA. Under the WBCA, directors may be removed with or without cause by the stockholders only at a special meeting called for that purpose, and only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

VACANCIES ON THE BOARD OF DIRECTORS

        InterWest. The Bylaws of InterWest provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to serve for an unexpired term of his or her predecessor. A director appointed by reason of an increase in the number of directors may serve only until the next election of directors.

        Bancorp. Bancorp's Articles of Incorporation provide that vacancies on the Board of Directors may be filled by a vote of the remaining directors or by the stockholders at a special meeting called for that purpose.

ADVANCE NOTICE REQUIREMENTS; STOCKHOLDER MEETINGS

        InterWest. The Bylaws of InterWest generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to InterWest at least 30 days and not more than 60 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of InterWest and its stockholders to provide sufficient time to enable management to disclose to stockholder's information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

        Bancorp. The Bylaws of Bancorp do not contain provisions relating to stockholders' nominations for the election of directors or proposals for new business at a meeting of stockholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

        InterWest. Pursuant to InterWest's Articles of Incorporation, InterWest will, to the fullest extent permitted by the WBCA, indemnify the officers, directors, agents and employees of InterWest with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of InterWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, InterWest's Articles of Incorporation provide that the directors of InterWest shall not be personally liable for monetary damages to InterWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited InterWest.

        In addition to the indemnification provisions set forth in InterWest's Articles, InterWest has entered into separate Indemnity Agreements with the directors of InterWest and InterWest Bank which provide for the indemnification of such directors by InterWest to the fullest extent allowed by the WBCA. The Indemnity Agreements indemnify each director and hold such director harmless against any loss arising from a claim or action relating to his or her services as a director. The Indemnity Agreements further provides that InterWest will advance sufficient funds as may be necessary to investigate or defend claims against a director, and to reimburse funds that may be incurred by the director, with the proviso that the director will reimburse InterWest any expenses paid to such director in the event it is later determined that the payment of such sums were not allowable under Washington law.

        Bancorp. Pursuant to Bancorp's Articles of Incorporation, Bancorp will, to the fullest extent permitted by the WBCA, indemnify the officers and directors of Bancorp for judgments, penalties, fines, settlements and reasonable expenses in suits in which such person has made a party by reason of the fact that such person is or was a director or officer of Bancorp. Pursuant to Bancorp's Bylaws, no such indemnification may be given in connection with a proceeding by or in the right of Bancorp in which the director was adjudged liable to Bancorp, or in connection with any proceeding involving a transaction from which the director personally received a benefit to which the director was not legally entitled. In addition, Bancorp's Articles of Incorporation provide that the directors and officers of Bancorp shall not be personally liable for monetary damages to Bancorp for conduct as directors or officers, except for liabilities that involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 23B.08.310 of the WBCA or participation in any transaction from which the director personally received a benefit to, which the director was not legally entitled.

POTENTIAL ANTITAKEOVER PROVISIONS

        InterWest. The InterWest Articles of Incorporation contain provisions that may have the effect of discouraging persons from acquiring large blocks of InterWest Common Stock or delaying or preventing a change of control of InterWest. These provisions include the classification of the InterWest Board into three classes with the term of only one class expiring each year (see "--Classified Board of Directors") and requirements for the approval of certain business combinations (see "--Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution.")

        Bancorp. Provisions in the Bancorp Articles of Incorporation requiring an 80% stockholder approval in certain circumstances involving proposed mergers, consolidations, or sales of substantially all asset of Bancorp may have the effect of discouraging persons from acquiring large blocks of Bancorp Common Stock or delaying or preventing a change of control of Bancorp. See "--Approvals of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution."

                              CERTAIN LEGAL MATTERS

        The validity of the InterWest Common Stock to be issued in the Merger is being passed upon for InterWest by Graham & Dunn, P.C., Seattle, Washington. Graham & Dunn, P.C. will also deliver an opinion concerning certain federal income tax consequences of the Merger.

                                     EXPERTS

        The consolidated statements of financial condition of InterWest as of September 30, 1996 and September 30, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, incorporated by reference in InterWest's Annual Report on Form 10-K for the year ended September 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated statements of income, stockholders' equity and cash flows for the year ended September 30, 1994 of InterWest Savings Bank and subsidiaries (the Bank) as existed prior to restatement for the Bank's pooling combination with Central Bancorporation (and not presented separately or incorporated separately by reference herein), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expressed an unqualified opinion and included an explanatory paragraph referring to Bank's adoption of Statement of Financial Accounting Standards No.
115), which is incorporated herein by reference from the InterWest Bancorp, Inc. Annual Report on Form 10-K for the year ended September 30, 1996. The consolidated financial statements of InterWest Bancorp, Inc., as restated for the Bank's pooling combination with Central Bancorporation have also been incorporated in this prospectus by reference from the InterWest Bancorp, Inc. annual report on Form 10-K for the year ended September 30, 1996, in reliance (with respect to the pre-pooling consolidated statements of income, stockholders' equity and cash flows for the Bank for the year ended September 30, 1994) upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated balance sheet of Central Bancorporation and subsidiaries (Central) as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended as existed prior to restatement for Central's pooling combination with InterWest Bancorp, Inc. (and not presented separately or incorporated separately by reference herein), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference from the InterWest Bancorp, Inc. Annual Report on Form 10-K for the year ended September 30, 1996. The consolidated financial statements of InterWest Bancorp, Inc., as restated for InterWest's pooling combination with Central have also been incorporated in this prospectus by reference from the InterWest Bancorp, Inc. Annual Report on Form 10-K for the year ended September 30, 1996 in reliance (with respect to the pre-pooling consolidated financial statements of Central at and for the year ended December 31, 1995) upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated statement of operations for the year ended
December 31, 1994 of Central Bancorporation and subsidiaries incorporated by reference in InterWest's Annual Report on Form 10-K for the year ended September 30, 1996 and incorporated by reference herein, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report there on included therein and incorporated herein by reference. Such consolidated statement is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

        The Bancorp Board is not aware of any business to come before the Bancorp Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Bancorp Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

CONTENTS
--------------------------------------------------------------------------------


INDEPENDENT AUDITORS' REPORT........................................F-2


CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets.........................................F-4

Consolidated Statements of Income...................................F-5

Consolidated Statements of Shareholders' Equity.....................F-6

Consolidated Statements of Cash Flows...............................F-7

Notes to Consolidated Financial Statements.....................F-8-F-28

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
PUGET SOUND BANCORP, INC.
Port Orchard, Washington


We have audited the accompanying consolidated balance sheets of PUGET SOUND BANCORP, INC. AND SUBSIDIARY as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PUGET SOUND BANCORP, INC. AND SUBSIDIARY as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary information is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. The supplementary information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.






KNIGHT, VALE & GREGORY, INC., P.S.
January 17, 1997
Tacoma, Washington

                                                                    CONSOLIDATED

                                                                       FINANCIAL

                                                                      STATEMENTS

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995

                                                          1996            1995
ASSETS
    Cash and due from banks (Note 4)                    $  1,901        $ 2,119
    Interest bearing deposits in banks                       541          1,049
    Federal funds sold                                       325          1,100
    Securities available for sale (Note 5)                 5,724          4,311
    Securities held to maturity (Note 5)                   4,940          3,887
    Loans available for sale                                 500             --

    Loans (Notes 6, 11 and 12)                            30,280         27,083
    Less allowance for credit losses (Note 6)                307            265
    NET LOANS                                             29,973         26,818

    Premises and equipment (Note 7)                        1,063          1,061
    Accrued interest receivable                              306            224
    Foreclosed real estate                                    --             24
    Other assets                                              53             35

    TOTAL ASSETS                                        $ 45,326        $40,628

LIABILITIES
    Deposits:
      Demand                                            $  5,842        $ 5,696
      Savings and NOW                                     19,189         16,574
      Time (Note 8)                                       15,080         14,334
    TOTAL DEPOSITS                                        40,111         36,604

    Short term borrowings                                    400             --
    Accrued interest payable                                 106            103
    Other liabilities                                        241            144

    TOTAL LIABILITIES                                     40,858         36,851

COMMITMENTS AND CONTINGENCIES (Note 11)                       --             --

SHAREHOLDERS' EQUITY (Notes 3, 13, 14 and 15)
    Preferred stock, no par value, non-voting,
      non-cumulative, non-convertible; authorized
      500,000 shares, no shares issued                        --             --
    Common stock, par value $5; authorized
      1,000,000 shares; issued and outstanding
      209,576 shares                                       1,048          1,048
    Surplus                                                1,514          1,514
    Retained earnings                                      1,915          1,204
    Net unrealized gains (losses) on securities
      available for sale, net of tax of ($5) and
      $6 and, respectively                                    (9)            11
    TOTAL SHAREHOLDERS' EQUITY                             4,468          3,777

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $ 45,326        $40,628


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)

Puget Sound Bancorp, Inc. and Subsidiary
Years Ended December 31, 1996 and 1995


                                                                  1996           1995

INTEREST INCOME
    Loans                                                       $  3,038       $  2,723
    Deposits in banks                                                 52             28
    Federal funds sold                                                39             47
    Securities available for sale - taxable                          346            249
    Securities held to maturity - tax-exempt                         233            177
    TOTAL INTEREST INCOME                                          3,708          3,224

INTEREST EXPENSE
    Deposits                                                       1,443          1,328
    Other short-term borrowings                                        2              9
    TOTAL INTEREST EXPENSE                                         1,445          1,337

    NET INTEREST INCOME                                            2,263          1,887

PROVISION FOR CREDIT LOSSES (Note 6)                                  62             22

    NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES          2,201          1,865

NON-INTEREST INCOME
    Service charges on deposit accounts                              211            186
    Origination fees on brokered mortgage loans                       82             61
    Other operating income                                            40             25
    TOTAL NON-INTEREST INCOME                                        333            272

NON-INTEREST EXPENSES
    Salaries                                                         714            648
    Employee benefits (Note 9)                                       152            127
    Occupancy                                                        109             80
    Furniture and equipment                                          104             90
    Other                                                            507            471
    TOTAL NON-INTEREST EXPENSES                                    1,586          1,416

    INCOME BEFORE INCOME TAXES                                       948            721

INCOME TAXES (Note 10)                                               237            193

    NET INCOME                                                  $    711       $    528


AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                      209,576        208,984

    NET INCOME PER SHARE                                        $   3.39       $   2.53




See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Dollars in Thousands)

Puget Sound Bancorp, Inc. and Subsidiary
Years Ended December 31, 1996 and 1995


                                                                              NET UNREALIZED
                                                                              GAINS (LOSSES)
                                                                              ON SECURITIES
                                            COMMON               RETAINED     AVAILABLE FOR
                                            STOCK     SURPLUS    EARNINGS     SALE             TOTAL
Balance, December 31, 1994                  $  976    $1,272     $   923      $(16)            $ 3,155

Net income                                      --        --         528        --                 528

Shares issued under stock option
   plan (Note 13)                               22        47          --        --                  69

Stock dividend (5%) (Note 14)                   50       195        (247)       --                  (2)

Change in net unrealized gains on
   securities available for sale, net           --        --          --        27                  27

    BALANCE, DECEMBER 31, 1995               1,048     1,514       1,204        11               3,777

Net income                                      --        --         711        --                 711

Change in net unrealized losses on
   securities available for sale, net           --        --          --       (20)                (20)

    BALANCE, DECEMBER 31, 1996              $1,048    $1,514     $ 1,915      $( 9)            $ 4,468












See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Puget Sound Bancorp, Inc. and Subsidiary
Years Ended December 31, 1996 and 1995

                                                                             1996            1995

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                             $   711        $   528
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Provision for credit losses                                             62             22
        Depreciation                                                            90             78
        Deferred Federal income taxes                                           28             37
        Increase in accrued interest receivable                                (82)           (28)
        Increase in accrued interest payable                                     3             32
        Other - net                                                             40           (179)
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                  852            490

CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in interest bearing deposits in banks              508           (749)
    Net (increase) decrease in Federal funds sold                              775           (850)
    Purchases of securities held to maturity                                (1,501)        (1,055)
    Purchases of securities available for sale                              (5,267)        (4,308)
    Proceeds from maturities of securities held to maturity
      and available for sale                                                 4,303          4,475
    Net increase in loans                                                   (3,769)        (2,089)
    Additions to premises and equipment                                        (92)          (176)
    Proceeds from sales of foreclosed real estate                               46             --
    Other                                                                       20             12
    NET CASH USED IN INVESTING ACTIVITIES                                   (4,977)        (4,740)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                                 3,507          4,927
    Issuance of common stock                                                    --             69
    Dividends paid                                                              --             (2)
    Net increase in short-term borrowings                                      400             --
    Proceeds from borrowings                                                   160             --
    Repayment of borrowings                                                   (160)            --
    NET CASH PROVIDED BY FINANCING ACTIVITIES                                3,907          4,994

    NET CHANGE IN CASH AND DUE FROM BANKS                                     (218)           744

CASH AND DUE FROM BANKS
    Beginning of year                                                        2,119          1,375

    END OF YEAR                                                            $ 1,901        $ 2,119


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash payments for interest                                             $ 1,442        $ 1,305
    Cash payments for income taxes                                             145            187

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
    Net of tax change in net unrealized gains (losses) on securities
      available for sale                                                   $   (20)       $    27
    Foreclosed real estate acquired in settlement of loans                      --             24
    Stock dividend                                                              --             (2)



See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Puget Sound Bancorp, Inc. (the Company) and its wholly owned subsidiary, First National Bank of Port Orchard (the Bank). All significant intercompany transactions and balances have been eliminated in consolidation.

The Bank operates two branches in Port Orchard and Gig Harbor. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses, and individuals.

CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

Certain prior year amounts have been reclassified to conform to the 1996 presentation.

SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of debt and certain equity securities not classified as trading or as securities held to maturity. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

SECURITIES HELD TO MATURITY

Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income over the period to maturity.

Declines in the fair value of individual held to maturity and available for sale securities that are other than temporary result in write-downs of the individual securities to fair value. Any such write-downs are included in earnings as realized loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LOANS HELD FOR SALE

Government guaranteed loans originated for sale in the secondary market are carried at the lower of cost or estimated market value. Net unrealized losses are recognized through a valuation allowance established by charges to income.

LOANS

Loans are stated at the amount of unpaid principal, reduced by an allowance for credit losses. Interest on loans is accrued daily based on the principal amount outstanding.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent cash payments are received.

The Company's policy is to defer loan origination and commitment fees and certain direct loan origination costs and to amortize the net amount as an adjustment of the yield of the related loan.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio.

When management determines that it is possible that a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or when the primary source of repayment is provided by real estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for credit losses as an adjustment to the allowance for credit losses.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation, which is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is less. Gains or losses on dispositions are reflected in earnings.

(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and recorded at the lower of the recorded amount of the loan, or the fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for credit losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values, and that valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

CASH EQUIVALENTS

The Company considers all amounts included in the balance sheets caption "Cash and Due from Banks" to be cash equivalents.

NET INCOME PER SHARE

Net income per share of common stock has been computed on the basis of the weighted average number of shares of common stock outstanding.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125), which establishes accounting and reporting standards based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when satisfied. The Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Statement is effective for the year beginning after December 15, 1996, and may not be applied retroactively. In December 1996, the effective date of certain provisions of SFAS No. 125 was postponed until 1998. The Company has not assessed the impact of SFAS No. 125 on its future operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995

NOTE 2 - ACCOUNTING CHANGES

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Under SFAS No. 123, stock-based compensation is measured either using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25), or the fair value method described in SFAS No. 123. Companies choosing the intrinsic value method are required to disclose the pro forma impact of the fair value method on net income and earnings per share. The Company implemented SFAS No. 123 using the intrinsic value method, which had no effect on its financial position or results of operations. Required pro forma disclosures are included in Note 13.

NOTE 3 - ACQUISITION

On May 31, 1996, the Company acquired all of the outstanding common stock (209,576 shares) of the Bank by exchanging one share of its common stock for each one share of the Bank's common stock. The acquisition was accounted for as a pooling of interests. The only effect of this transaction on the 1995 financial statements previously reported by the Bank was to restate the common stock and capital surplus amounts to conform to amounts reported by the Company.

NOTE 4 - RESTRICTED ASSETS

Federal Reserve Board regulations require that the Company maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. The average amounts of such balances for the years ended December 31, 1996 and 1995 were approximately $132,000 and $82,000, respectively. The Company must also maintain a compensating balance for its credit cards. The balances required at December 31, 1996 and 1995 were approximately $23,000 and $21,000, respectively.

NOTE 5 - DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows (dollars in thousands):

                                                         GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED   FAIR
                                            COST         GAINS        LOSSES       VALUE
SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1996
U.S. Government and agency securities       $5,035       $11          $   27       $5,019
Corporate bonds                                497         2              --          499
Federal Reserve Bank and Federal Home
  Loan Bank stock                              206        --              --          206

                                            $5,738       $13          $   27       $5,724


(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 5 - DEBT AND EQUITY SECURITIES (concluded)

                                                               GROSS       GROSS
                                                  AMORTIZED    UNREALIZED  UNREALIZED   FAIR
                                                  COST         GAINS       LOSSES       VALUE

SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1995
    U.S. Government and agency securities         $3,720       $15         $    4       $3,731
    Corporate bonds                                  396         6             --          402
    Federal Reserve Bank and Federal Home
      Loan Bank stock                                178        --             --          178

                                                  $4,294       $21         $    4       $4,311


SECURITIES HELD TO MATURITY

DECEMBER 31, 1996
    State and municipal securities                $4,940       $66         $    5       $5,001

DECEMBER 31, 1995
    State and municipal securities                $3,887       $64         $    6       $3,945


The scheduled maturities of debt securities held to maturity and available for sale at December 31, 1996 are as follows (dollars in thousands):

                                          HELD TO MATURITY
                                          AVAILABLE FOR SALE

                                          AMORTIZED     FAIR          AMORTIZED     FAIR
                                          COST          VALUE         COST          VALUE
Due in one year or less                   $  756        $  759        $  963        $  965
Due from one year to five years            2,927         2,962         3,636         3,618
Due from five to ten years                 1,202         1,226           851           853
Due after ten years                           55            54            --            --
Collateralized mortgage obligation            --            --            82            82
     TOTAL                                $4,940        $5,001        $5,532        $5,518


Securities, carried at approximately $458,000 at December 31, 1996 and $446,000 at December 31, 1995, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995

NOTE 6 - LOANS

Loans at December 31 consist of the following (dollars in thousands):

                                                         1996            1995
Real estate:
   Construction                                         $ 5,118          $ 4,760
   1-4 family residential                                 9,132            7,429
   Commercial                                             9,261            8,675
Commercial and industrial                                 4,149            3,170
Consumer                                                  2,620            3,049

    TOTAL LOANS                                         $30,280          $27,083

Changes in the allowance for credit losses for the years ended December 31 are as follows (dollars in thousands):

                                                         1996             1995
Balance at beginning of year                            $265             $247
Provision for credit losses                               62               22

Charge-offs                                              (40)             (16)
Recoveries                                                20               12
    NET CHARGE-OFFS                                      (20)              (4)

    BALANCE AT END OF YEAR                              $307             $265

The recorded investment in impaired loans was $43,000 at December 31, 1996. The Company did not have any impaired loans at December 31, 1995. No allocation of the allowance for credit losses was considered necessary for the impaired loans at December 31, 1996. The average recorded investment in impaired loans during the year ended December 31, 1996 was $4,000. No interest income was recognized or collected on impaired loans during 1996. No loans at December 31, 1996 or 1995 were 90 days or more past due and still accruing interest.

Maturity and repricing for the Bank's loan portfolio at December 31, 1996 are as follows (dollars in thousands):

                                         FIXED         FLOATING
                                         RATE          RATE           TOTAL
0 - 90 days                             $ 1,308        $ 7,698        $ 9,006
91 - 365 days                             1,531          1,175          2,706
1 year or more                           18,568             --         18,568

                                        $21,407        $ 8,873        $30,280

Certain related parties of the Company, principally Directors and their associates, were loan customers of the Bank in the ordinary course of business during 1996 and 1995. Total loans outstanding at December 31, 1996 and 1995 to key officers and Directors were $1,270,000 and $1,279,000, respectively. During 1996, loan advances totaled $242,000, and loan repayments totaled $251,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 7 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31 are as follows (dollars in thousands):

                                                                1996       1995

Land                                                           $  277     $  277
Building                                                          596        596
Furniture and equipment                                           542        450
                                                                1,415      1,323
Less accumulated depreciation and amortization                    352        262

    TOTAL PREMISES AND EQUIPMENT                               $1,063     $1,061


The Bank leases its Gig Harbor branch facility under an operating lease expiring in 1998. The lease contains renewal options for twelve years and escalation clauses based on increases in property taxes and other costs. Rental expense under this lease was $35,000 in 1996 and $23,000 in 1995, which is included in occupancy expense.

The Bank also leases its East Bremerton branch (opening in 1997) facility under an operating lease expiring in 2006. The lease contains two five-year renewal options. No rental expense was recorded under this lease in 1996.

Minimum future rental commitments under the branch leases were as follows at December 31, 1996 (dollars in thousands):

                                                           Gig Harbor     East

Bremerton
    1997                                                   $35            $ 20
    1998                                                    12              32
    1999                                                    --              34
    2000                                                    --              34
    2001                                                    --              34
    2002 and thereafter                                     --             170

    TOTAL MINIMUM PAYMENTS REQUIRED                        $47            $324

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 8 - DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $4,160,000 and $4,304,000 at December 31, 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

    1997                                                               $12,783
    1998                                                                 2,214
    1999                                                                    83

                                                                       $15,080


NOTE 9 - EMPLOYEE BENEFITS

The Company has a combined 401(k) and profit sharing plan which covers substantially all employees who have completed one year or more of service. Contributions to the profit sharing plan are made at the discretion of the Board of Directors. Contributions for the combined 401(k) and profit sharing plan made for the years ended December 31, 1996 and 1995 were $49,000 and $29,000, respectively.


NOTE 10 - INCOME TAXES

Income taxes are comprised of the following for the years ended December 31 (dollars in thousands):

                                                          1996             1995

Current                                                   $209             $156
Deferred                                                    28               37

    TOTAL INCOME TAXES                                    $237             $193

The following is a reconciliation between the statutory and the effective federal income tax rate for the years ended December 31 (dollars in thousands):

                                      1996                   1995
                                               PERCENT                PERCENT
                                               OF PRE-TAX             OF PRE-TAX
                                      AMOUNT   INCOME        AMOUNT   INCOME

Income tax at statutory rates         $322     34.0%         $245     34.0%
Decrease resulting from:
    Tax-exempt income                  (85)    (9.0)          (52)    (7.2)

    TOTAL INCOME TAX EXPENSE          $237     25.0%         $193     26.8%

(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 10 - INCOME TAXES (concluded)

The temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are (dollars in thousands):

                                                               1996         1995

DEFERRED TAX ASSETS
    Allowances for credit losses                               $ 75         $ 55
    Unrealized loss on securities available for sale              5           --
    TOTAL DEFERRED TAX ASSETS                                    80           55

DEFERRED TAX LIABILITIES
    Accumulated depreciation                                     33           23
    Deferred income                                             124           85
    Unrealized gain on securities available for sale             --            6
    TOTAL DEFERRED TAX LIABILITIES                              157          114

    NET DEFERRED TAX LIABILITIES                               $ 77         $ 59


NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments at December 31 is as follows (dollars in thousands):

                                                        1996             1995

Commitments to extend credit                           $5,980           $5,935


(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 11 - COMMITMENTS AND CONTINGENCIES (concluded)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that all loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

The Bank has agreements with commercial banks for lines of credit totaling $1,250,000, none of which was used at December 31, 1996, and for a credit line with the Federal Home Loan Bank totaling 5% of assets, $400,000 of which was used at December 31, 1996.

Because of the nature of its activities, the Company is subject to various pending and threatened legal actions which arise in the ordinary course of business. In the opinion of management, liabilities arising from these claims, if any, will not have a material effect on the financial position of the Company.

NOTE 12 - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

The Bank has credit risk exposure, including off-balance-sheet credit risk exposure, related to loans as disclosed in Notes 6 and 11. The ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in economic and market conditions in the region. The Bank, as a matter of practice, generally does not extend credit to any single borrower or group of related borrowers in excess of $550,000.

Investments in state and municipal securities involve governmental entities within Washington State.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 13 - STOCK OPTIONS

At December 31, 1996, the Company has a nonqualified stock-based option plan, which is described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized for this plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards granted in 1996 and 1995, consistent with the method described by SFAS No. 123 (see Note 2), the Company's net income and earnings per share would have been reduced to these pro forma amounts:

                                                         1996         1995

Net income:
    As reported                                         $ 711         $ 528
    Pro forma                                             641           461

Earnings per share:
    As reported                                         $3.39         $2.53
    Pro forma                                            3.06          2.21

The fair value of each option grant is estimated on the date of grant, based on the Black-Scholes option-pricing model and using the following weighted-average assumption: zero dividend yield; risk-free interest rates of 6.53%; and expected lives of ten years for the options.

The stock option plan provides for granting options to purchase Company common stock at its market price at the time of grant to directors, officers and employees; 52,500 common shares have been reserved for option under this plan. Options granted must be exercised within ten years from the date of grant. Ten options are granted to each non-officer director for each board and committee meeting attended. The chief executive officer receives options for 100 shares per year. Options may be granted to other employees when certain performance goals established in the plan are reached.

Existing options granted under the plan expire at various times between 1997 and 2005. At December 31, 1996, options for 12,476 shares are still available for granting under this plan.


(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 13 - STOCK OPTIONS (concluded)

A summary of the status of the Company's stock option plan as of December 31, 1996 and 1995, and changes during the years ending on those dates, is presented below:

                                            1996                           1995
                                                          WEIGHTED                        WEIGHTED
                                                          AVERAGE                         AVERAGE
                                                          EXERCISE                        EXERCISE
                                            SHARES        PRICE            SHARES         PRICE

Outstanding at beginning of year           21,035         $20.15           18,259         $17.95
Granted                                     5,926          27.66            7,441          22.15
Exercised                                      --             --           (4,665)         14.76

    OUTSTANDING AT END OF YEAR             26,961          21.80           21,035          20.15

Options exercisable at year-end            26,961          21.80           21,035          20.15
Weighted average fair value of
    options granted during the year                        13.11                            9.88


The following summarizes information about stock options outstanding and exercisable at December 31, 1996:

                                                                 WEIGHTED
                                                                 AVERAGE
                                                                 REMAINING
                  EXERCISE             NUMBER                    CONTRACTUAL
                  PRICES               OUTSTANDING               LIFE

                  $19.05               16,125                     8
                   23.75                4,910                     9
                   27.00                2,000                    10
                   28.00                3,926                    10

                                       26,961

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 14 - STOCK DIVIDENDS AND EARNINGS PER SHARE

On August 31, 1995, the Board of Directors declared a 5% stock dividend, with fractional shares paid in cash.

Per share stock option information at December 31, 1994 has been adjusted to reflect the effect of the stock dividend.

NOTE 15 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of December 31, 1996, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 15 - REGULATORY MATTERS (concluded)

The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands):

                                                                                     TO BE WELL
                                                                                     CAPITALIZED
                                                                                     UNDER PROMPT
                                                               CAPITAL ADEQUACY      CORRECTIVE ACTION
                                           ACTUAL              PURPOSES              PROVISIONS
                                           AMOUNT    RATIO     AMOUNT       RATIO    AMOUNT     RATIO

DECEMBER 31, 1996
  Tier 1 capital (to average assets)
    Consolidated                           $4,451     9.7%     $1,833       4.0%        N/A      N/A
    Bank                                    4,437     9.7       1,833       4.0      $2,291      5.0%
  Tier 1 capital (to risk-weighted assets)
    Consolidated                            4,451    13.9       1,282       4.0         N/A      N/A
    Bank                                    4,437    13.8       1,282       4.0       1,923      6.0
  Total capital (to risk-weighted assets)
    Consolidated                            4,758    14.8       2,564       8.0         N/A      N/A
    Bank                                    4,744    14.8       2,564       8.0       3,204     10.0

DECEMBER 31, 1995
  Tier 1 capital
    (to average assets) - Bank             $3,766     9.7%     $1,559       4.0%     $1,949      5.0%
  Tier 1 capital
    (to risk-weighted assets) - Bank        3,766    13.3       1,137       4.0       1,705      6.0
  Total capital
    (to risk-weighted assets) - Bank        4,031    14.2       2,280       8.0       2,850     10.0

The Parent Company was formed in 1996, thus capital amounts and ratios have not been shown for 1995.

Management believes that the Company and the Bank meet all capital requirements to which they are subject at December 31, 1996.

The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. None of the Bank's retained earnings were restricted under Comptroller regulations at December 31, 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
December 31, 1996 and 1995


NOTE 16 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

CONDENSED BALANCE SHEET - DECEMBER 31, 1996 (Dollars in Thousands)

ASSETS
    Cash                                                                    $    14
    Investment in subsidiary                                                  4,428
    Organization costs, net                                                      26

TOTAL ASSETS                                                                $ 4,468


STOCKHOLDERS' EQUITY                                                        $ 4,468

CONDENSED STATEMENT OF INCOME - YEAR ENDED DECEMBER 31, 1996
(Dollars in Thousands)

DIVIDEND FROM SUBSIDIARY                                                    $    50

OPERATING EXPENSES                                                              (10)

    INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                   40

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                    671

    NET INCOME                                                              $   711


CONDENSED STATEMENT OF CASH FLOWS - YEAR ENDED DECEMBER 31, 1996
(Dollars in Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income                                                              $   711
    Adjustments to reconcile net income to net cash provided:
      Amortization of organizational costs                                        3
      Equity in undistributed income of subsidiary                             (721)
      Increase in organization costs                                            (29)
    NET CASH USED IN OPERATING ACTIVITIES                                       (36)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from borrowings                                                    160
    Repayment of borrowings                                                    (160)
    Dividend from subsidiary                                                     50
    NET CASH PROVIDED BY FINANCING ACTIVITIES                                    50

    INCREASE IN CASH                                                        $    14

                                                                           Puget

                                                                           Sound

                                                                         Bancorp

                                                                            Inc.

                                                                             and

                                                                      Subsidiary



                                                                    CONSOLIDATED

                                                                       FINANCIAL

                                                                          REPORT



                                                                         June 30

                                                                            1997

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Puget Sound Bancorp, Inc. and Subsidiary
June 30, 1997 and December 31, 1996


                                                                          June 30,       December 31,
                                                                            1997            1996
                                                                         (Unaudited)

ASSETS
    Cash and due from banks                                               $  2,171        $  1,901
    Interest bearing deposits in banks                                         300             541
    Federal funds sold                                                         325             325
    Securities available for sale                                            6,498           5,724
    Securities held to maturity                                              5,383           4,940
    Loans available for sale                                                    --             500

    Loans                                                                   34,738          30,280
    Less allowance for credit losses                                           329             307
    NET LOANS                                                               34,409          29,973

    Premises and equipment                                                   1,158           1,063
    Accrued interest receivable                                                340             306
    Other assets                                                                40              53

    TOTAL ASSETS                                                          $ 50,624        $ 45,326

LIABILITIES
    Deposits:
      Demand                                                              $  7,095        $  5,842
      Savings and NOW                                                       17,244          19,189
      Time                                                                  19,532          15,080
    TOTAL DEPOSITS                                                          43,871          40,111

    Short term borrowings                                                    1,500             400
    Accrued interest payable                                                   137             106
    Other liabilities                                                          242             241

    TOTAL LIABILITIES                                                       45,750          40,858

COMMITMENTS AND CONTINGENCIES                                                   --              --

SHAREHOLDERS' EQUITY
    Preferred stock, no par value, non-voting, non-cumulative,
      non-convertible; authorized 500,000 shares, no shares issued              --              --
    Common stock, par value $5; authorized 1,000,000 shares;
      issued and outstanding 209,576 shares                                  1,048           1,048
    Surplus                                                                  1,514           1,514
    Retained earnings                                                        2,320           1,915
    Net unrealized gains (losses) on securities available for sale,
      net of tax of ($4) and ($5) and, respectively                             (8)             (9)
    TOTAL SHAREHOLDERS' EQUITY                                               4,874           4,468

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 50,624        $ 45,326


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)

Puget Sound Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1997 and 1996


                                                                  1997           1996
                                                                      (Unaudited)

INTEREST INCOME
    Loans                                                       $  1,724       $  1,426
    Deposits in banks                                                 20             30
    Federal funds sold                                                17             22
    Securities available for sale - taxable                          208            154
    Securities held to maturity - tax-exempt                         128            106
    TOTAL INTEREST INCOME                                          2,097          1,738

INTEREST EXPENSE
    Deposits                                                         771            708
    Other short-term borrowings                                       16             --
    TOTAL INTEREST EXPENSE                                           787            708

    NET INTEREST INCOME                                            1,310          1,030

PROVISION FOR CREDIT LOSSES                                           30             23

    NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES          1,280          1,007

NON-INTEREST INCOME
    Service charges on deposit accounts                              115            102
    Other operating income                                           151             73
    TOTAL NON-INTEREST INCOME                                        266            175

NON-INTEREST EXPENSES
    Salaries                                                         426            332
    Employee benefits                                                 47             44
    Occupancy                                                         81             73
    Furniture and equipment                                           51             34
    Other                                                            299            274
    TOTAL NON-INTEREST EXPENSES                                      904            757

    INCOME BEFORE INCOME TAXES                                       642            425

INCOME TAXES                                                         178            107

    NET INCOME                                                  $    464       $    318


AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                      209,576        209,576

    NET INCOME PER SHARE                                        $   2.21       $   1.52






See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Dollars in Thousands)

Puget Sound Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1997
(Unaudited)


                                                                          NET UNREALIZED
                                                                          GAINS (LOSSES)
                                                                          ON SECURITIES
                                        COMMON                RETAINED    AVAILABLE FOR
                                        STOCK      SURPLUS    EARNINGS    SALE            TOTAL

Balance, December 31, 1996              $1,048     $1,514     $1,915      $(  9)           $4,468

Net income                                  --         --        464         --               464

Cash dividend payable ($.28 per share)      --         --        (59)        --               (59)

Change in net unrealized gains on
   securities available for sale, net       --         --         --          1                 1

    BALANCE, JUNE 30, 1997              $1,048     $1,514     $2,320      $(  8)            4,874















See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Puget Sound Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1997 and 1996

                                                                            1997           1996
                                                                                (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                             $   464        $   318
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Provision for credit losses                                             30             23
        Depreciation                                                            53             47
        Increase in accrued interest receivable                                (34)           (68)
        Increase (decrease) in accrued interest payable                         31             (2)
        Other - net                                                            (71)            39
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                  473            357

CASH FLOWS FROM INVESTING ACTIVITIES
    Net decrease in interest bearing deposits in banks                         241            234
    Net increase in Federal funds sold                                          --           (300)
    Purchases of securities held to maturity                                  (794)          (716)
    Purchases of securities available for sale                              (1,882)        (3,229)
    Proceeds from maturities of securities held to maturity
      and available for sale                                                 1,462          1,455
    Net increase in loans                                                   (3,966)        (1,078)
    Additions to premises and equipment                                       (148)           (19)
    Proceeds from sales of foreclosed real estate                               24             --
      NET CASH USED IN INVESTING ACTIVITIES                                 (5,063)        (3,653)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                                 3,760          3,295
    Net increase in short-term borrowings                                    1,100             40
    NET CASH PROVIDED BY FINANCING ACTIVITIES                                4,860          3,335

    NET CHANGE IN CASH AND DUE FROM BANKS                                      270             39

CASH AND DUE FROM BANKS
    Beginning of year                                                        1,901          2,119

    END OF YEAR                                                            $ 2,171        $ 2,158


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash payments for interest                                             $   756        $   710
    Cash payments for income taxes                                             130             35

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
    Net of tax change in net unrealized gains (losses) on securities
      available for sale                                                   $     1        $    55
    Cash dividend payable                                                       59             --








See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Puget Sound Bancorp, Inc. and Subsidiary
June 30, 1997 and 1996

1.   BASIS OF PRESENSATION

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices for interim financial information within the banking industry. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results anticipated for the year ending December 31, 1997. For additional information refer to the consolidated financial statements and footnotes thereto included in Puget Sound Bancorp's ("Bancorp") annual report for the year ended December 31, 1996.

2.  CONSOLIDATION

        The consolidated financial statements include the accounts of Puget Sound Bancorp, Inc. and First National Bank of Port Orchard. All significant inter-company balances and transactions have been eliminated in consolidation.

3.  NET INCOME PER SHARE

        Net income per share is computed using the weighted average number of common stock outstanding, including shares issuable under stock option plans, when dilutive, during the periods presented.

        The weighted average number of shares outstanding used to compute net income per share was 209,676 during the six month periods in 1997 and 1996.

4.  STATEMENT OF CASH FLOWS

        The purposes of reporting cash flows, Bancorp considers all amounts included in the balance sheet caption "Cash and Due from Banks" to be cash equivalents.

5.  DIVIDEND PAYABLE

        On February 19, 1997, the directors of Bancorp declared a $.28 cash dividend payable on July 3, 1997, to those stockholders' of record on April 17, 1997. The amount of the dividend was recorded as a reduction in retained earnings and an increase in other liabilities.

6.  PENDING MERGER

        On September 18, 1997, Bancorp and its subsidiary bank entered into an agreement and plan of merger with InterWest Bancorp, Inc., Oak Harbor, Washington and InterWest's subsidiary, InterWest Bank, pursuant to which Bancorp will be merged into InterWest Bancorp, Inc.. The merger agreement provides that Bancorp's common stock will be exchanged for shares of InterWest common stock pursuant to a specified exchange ratio. Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory and stockholder approval.

                                                                      APPENDIX A



================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                           PUGET SOUND BANCORP, INC.,
                       FIRST NATIONAL BANK OF PORT ORCHARD

                                       AND

                             INTERWEST BANCORP, INC.
                                       AND
                                 INTERWEST BANK



================================================================================




                         DATED AS OF SEPTEMBER 18, 1997

                                TABLE OF CONTENTS


ARTICLE I.  MERGER.............................................................7

      1.1    THE MERGER........................................................7
      1.2    EFFECTIVE DATE....................................................7

ARTICLE II.  CONSIDERATION.....................................................8

      2.1    CONSIDERATION.....................................................8
      2.2    SHAREHOLDER RIGHTS; STOCK TRANSFERS...............................8
      2.3    FRACTIONAL SHARES.................................................8
      2.4    EXCHANGE PROCEDURES...............................................8
      2.5    ANTI-DILUTION PROVISIONS..........................................8
      2.6    EXCEPTION SHARES..................................................9
      2.7    RESERVATION OF RIGHT TO REVISE TRANSACTION........................9
      2.8    OPTIONS...........................................................9

ARTICLE III.  ACTIONS PENDING CONSUMMATION.....................................9

      3.1    CAPITAL STOCK.....................................................9
      3.2    DIVIDENDS, ETC...................................................10
      3.3    INDEBTEDNESS; LIABILITIES; ETC...................................10
      3.4    LINE OF BUSINESS; OPERATING PROCEDURES; ETC......................10
      3.5    LIENS AND ENCUMBRANCES...........................................10
      3.6    COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.........................10
      3.7    BENEFIT PLANS....................................................10
      3.8    CONTINUANCE OF BUSINESS..........................................10
      3.9    AMENDMENTS.......................................................10
      3.10   CLAIMS...........................................................10
      3.11   CONTRACTS........................................................11
      3.12   LOANS............................................................11
      3.13   TRANSACTION EXPENSES.............................................11

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES...................................11

      4.1    THE COMPANY AND PORT ORCHARD BANK REPRESENTATIONS
                AND WARRANTIES................................................11
      4.2    INTERWEST AND INTERWEST BANK REPRESENTATIONS
               AND WARRANTIES.................................................19

ARTICLE V.  COVENANTS.........................................................22
      5.1    BEST EFFORTS.....................................................22
      5.2    THE PROXY........................................................22
      5.3    REGISTRATION STATEMENT COMPLIANCE WITH
             SECURITIES LAWS..................................................22
      5.4    REGISTRATION STATEMENT EFFECTIVENESS.............................22
      5.5    PRESS RELEASES...................................................23

      5.6    ACCESS; INFORMATION..............................................23
      5.7    ACQUISITION PROPOSALS............................................23
      5.8    REGISTRATION STATEMENT PREPARATION; REGULATORY
             APPLICATIONS PREPARATION.........................................24
      5.9    BLUE-SKY FILINGS.................................................24
      5.10   AFFILIATE AGREEMENTS.............................................24
      5.11   CERTAIN POLICIES OF THE COMPANY AND PORT ORCHARD
             BANK.............................................................24
      5.12   STATE TAKEOVER LAW...............................................24
      5.13   NO RIGHTS TRIGGERED..............................................24
      5.14   SHARES LISTED....................................................25
      5.15   REGULATORY APPLICATIONS..........................................25
      5.16   REGULATORY DIVESTITURES..........................................25
      5.17   CURRENT INFORMATION..............................................25
      5.18   INDEMNIFICATION..................................................25

ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE MERGER.........................26

      6.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS...........................26
      6.2    CONDITIONS TO OBLIGATIONS OF INTERWEST...........................27
      6.3    CONDITIONS TO OBLIGATIONS OF COMPANY AND
             PORT ORCHARD BANK................................................28

ARTICLE VII.  TERMINATION.....................................................29

      7.1    MUTUAL CONSENT...................................................29
      7.2    BREACH...........................................................29
      7.3    DELAY............................................................29
      7.4    NO SHAREHOLDER APPROVAL..........................................29
      7.5    AVERAGE CLOSING PRICE LESS THAN $34.75...........................29
      7.6    AVERAGE CLOSING PRICE GREATER THAN $43.75........................29
      7.7    CONSEQUENCES OF TERMINATION......................................29

ARTICLE VIII.  OTHER MATTERS..................................................30

      8.1    SURVIVAL.........................................................30
      8.2    WAIVER; AMENDMENT................................................30
      8.3    COUNTERPARTS.....................................................30
      8.4    GOVERNING LAW....................................................30
      8.5    EXPENSES.........................................................30
      8.6    CONFIDENTIALITY..................................................30
      8.7    NOTICES..........................................................30
      8.8    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES...............31
      8.9    BENEFIT PLANS....................................................31
      8.10   HEADINGS.........................................................31


EXHIBITS

Exhibit A  Approval by Directors of Puget Sound Bancorp, Inc.
Exhibit B  Director's Agreement
Exhibit C  Affiliate Undertakings and Agreements
Exhibit D  Employment Agreement of Duane Guggenmos

Exhibit E  Employment Agreement of Linda A. Smith
Exhibit F  Employment Agreements for Certain Other Employees
Exhibit G  Legal Opinion of Rothgerber, Appel, Powers & Johnson
Exhibit H  Legal Opinion of special Washington counsel
Exhibit I  Legal Opinion of Graham & Dunn

SCHEDULES

Company Disclosures

Schedule 2.8            Outstanding Options
Schedule 3.4            Changes to Line of Business, Operating Procedures, etc.
Schedule 3.6 New or Changes to Compensation, Employment Agreements, etc.
Schedule 3.7            New or Modifications to Benefit Plans
Schedule 3.11           New or Changes to Material Contracts
Schedule 4.1(C)         Shares Outstanding
Schedule 4.1(D)         Subsidiaries
Schedule 4.1(G)         No Defaults - Agreements Requiring Third Party Consent
Schedule 4.1(H)         Financial Reports
Schedule 4.1(J)         No Events Causing Material Adverse Effect
Schedule 4.1(L)         Litigation, Regulatory Action
Schedule 4.1(M)         Compliance with Laws
Schedule 4.1(N)         Material Contracts
Schedule 4.1(Q)(1)      List of Employee Benefit Plans
Schedule 4.1(Q)(2)      Employee Benefit Plans Not Qualified Under ERISA
Schedule 4.1(Q)(6)      Obligations for Retiree Health and Life Benefits
Schedule 4.1(Q)(7) Agreements Resulting in Payments to Employees Under Any Compensation and Benefit Plan with Respect to Proposed Transaction
Schedule 4.1(T)         Asset Classification
Schedule 4.1(V)         Insurance
Schedule 4.1(W)         Affiliates
Schedule 4.1(Z)(2)      Pending Proceedings with Respect to Environmental
                        Matters
Schedule 4.1(Z)(3) Pending Proceedings with Respect to Environmental Matters Involving Loan/Fiduciary Property
Schedule 4.1(Z)(4) Pending Proceedings with Respect to Environmental Matters Listed in Sections 4.1(Z)(2) or (3)
Schedule 4.1(Z)(5) Actions During Ownership Which could Have Material Adverse Effect with Respect to Environmental Matters
Schedule 4.1(Z)(6) Actions Prior to Ownership Which could Have Material Adverse Effect with Respect to Environmental Matters
Schedule 4.1(AA)        Tax Reports Matters
Schedule 4.1(CC)        Derivative Contracts
Schedule 4.1(EE)        Commitments and Contracts

InterWest Disclosures

Schedule 4.2(C)         Shares
Schedule 4.2(F)         No Defaults
Schedule 4.2(G)         Financial Reports
Schedule 4.2(H)         No Events Causing Material Adverse Effect
Schedule 4.2(I)         Litigation, Regulatory Action
Schedule 4.2(L)         Derivative Contracts

General Schedules

Schedule 6.1(H)         Employees of Company Entering Into Employment
                        Agreements

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of the 18th day of September 1997 (this "Plan"), is between PUGET SOUND BANCORP, INC. (the "Company"), FIRST NATIONAL BANK OF PORT ORCHARD ("Port Orchard Bank"), INTERWEST BANCORP, INC. ("InterWest"), and INTERWEST BANK.

                                    RECITALS

        (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Port Orchard, Washington. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of the date of this Plan, the Company has 1,000,000 authorized shares of common stock, no par value ("Company Common Stock"), of which 209,576 shares of Company Common Stock are issued and outstanding, and 500,000 shares of preferred stock, no par value, none of which preferred stock is issued and outstanding. As of the date of this Plan, the Company had 52,500 shares of Company Common Stock reserved for issuance under employee and director stock option plans pursuant to which options covering 29,714 shares of Company Common Stock are outstanding as of the date of this Plan.

        (B) PORT ORCHARD BANK. Port Orchard Bank is a national banking association duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Port Orchard, Washington. As of the date of this Plan, Port Orchard Bank has 475,000 authorized shares of common stock, $5.00 par value per share ("POB Common Stock") (no other class of capital stock being authorized), of 209,576 shares of POB Common Stock are issued and outstanding. All of the issued and outstanding shares of POB Common Stock are owned by the Company. As of June 30, 1997, Port Orchard Bank had capital of $4,765,301, divided into common stock of $1,047,880, surplus of $1,514,324, and undivided profits of $2,203,097.

        (C) INTERWEST. InterWest is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. InterWest is a registered bank holding company under the BHC Act. As of the date of this Plan, InterWest has 20,000,000 authorized shares of common stock, $.20 par value per share ("InterWest Common Stock") (no other class of capital stock being authorized), of which 8,050,088 shares of InterWest Common Stock are issued and outstanding.

        (D) INTERWEST BANK. InterWest Bank is a savings bank duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. As of the date of this Plan, InterWest Bank has 6,000,000 authorized shares of common stock, $.20 par value per share ("InterWest Bank Common Stock") (no other class of capital stock being authorized), of which 200 shares are issued and outstanding and owned by InterWest, the sole shareholder of InterWest Bank. As of June 30, 1997, InterWest Bank had capital of $123,654,584, divided into common stock of $200, surplus of $25,357,938 and undivided profits, including capital reserves, of $98,296,446.

        (E) VOTING AGREEMENT. As a condition and an inducement to InterWest's and InterWest Bank's willingness to enter into this Plan, the directors and officers of Port Orchard Bank and the Company have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of

Company Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below) and to refrain from competing with InterWest and InterWest Bank.

        (F) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in
Schedule 4. l(C) or as authorized by this Plan: there are no shares of capital stock of the Company or Port Orchard Bank authorized and reserved for issuance; neither the Company nor Port Orchard Bank has any Rights (as defined below) issued or outstanding; and neither the Company nor Port Orchard Bank has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to the Company Common Stock.

        (G) APPROVALS. At meetings of the respective Boards of Directors of the Company, Port Orchard Bank, InterWest and InterWest Bank, each such Board has approved and authorized the execution of this Plan in counterparts.

        In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                   DEFINITIONS

        (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

        "Acquisition Proposal" has the meaning assigned to such term in Section 5.7.

        "Adjusted Loans" means all loans and other extensions of credit by Port Orchard Bank other than (1) loans fully secured by cash, and (2) that portion of loans fully guaranteed by the U.S. Government or any of its agencies.

        "Appraisal Laws" has the meaning assigned to such term in Section
1.1(E).

        "Asset Classification" has the meaning assigned to such term in Section 4.l(T).

        "Average Closing Price" means the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of InterWest Common Stock for the ten consecutive trading days beginning on and including the thirtieth day immediately preceding the Effective Date, subject to any adjustment that may be required in connection with the adjustment of the Exchange Ratio pursuant to
Section 2.5.

        "Bank Financial Reports" has the meaning assigned to such term in
Section 4.1(H).

        "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

        "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP.

        "Code" has the meaning assigned to such term in Section 4.1(Q)(2).

        "Company Option" has the meaning assigned to such term in Section 2.8.

        "Compensation and Benefit Plans" has the meaning assigned to such term in Section 4.1(Q)(1).

        "Continuing Corporation" has the meaning assigned to such term in
Section 1.1(A).

        "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

        "Daily Sales Price" for any trading day shall be equal to the average of the bid and ask prices per share of all market makers, as reported on Bloomberg Financial Markets, of InterWest Common Stock on the NASDAQ Stock Market reporting system.

        "Department" means the Department of Financial Institutions of the State of Washington.

        "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the InterWest Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

        "Director" means the Director of the Department.

        "Dissenting Shares" means the shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

        "Effective Date" has the meaning assigned to such term in Section 1.2.

        "Eligible Company Common Stock" means shares of Company Common Stock other than Exception Shares and Dissenting Shares.

        "Employment Agreement" shall mean any of Exhibits D, E and F.

        "Environmental Law" means (1) any federal, state, and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

        "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

        "ERISA Affiliate" has the meaning assigned to such term in Section 4.1(Q)(3).

        "ERISA Plans" has the meaning assigned to such term in Section
4.1(Q)(2).

        "Exception Shares" means shares held by any of the Company's Subsidiaries or by InterWest or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

        "Exchange Agent" has the meaning assigned to such term in Section 2.4.

        "Exchange Ratio" has the meaning assigned to such term in Section
2.1(B).

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Financial Reports" has the meaning assigned to such term in Section 4.1(H).

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "GAAP" means generally accepted accounting principles consistently applied.

        "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

        "Holding Company Financial Reports" has the meaning assigned to such term in Section 4.1(H).

        "Indemnified Party" has the meaning assigned to such term in Section 5.18(A).

        "Insider" means any employee, officer or director of the Company or Port Orchard Bank, and any entity with which any such individual is directly or indirectly affiliated or associated.

        "InterWest Option" has the meaning assigned to such term in Section 2.8.

        "InterWest Transaction" means (1) a merger, consolidation or similar transaction involving InterWest or any of its significant subsidiaries, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of InterWest or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of InterWest and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of InterWest or any of its significant subsidiaries other than the issuance of InterWest Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of InterWest.

        "Loan/Fiduciary Property" means any property owned or controlled by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where the Company or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

        "Material Adverse Effect" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

        "Meeting" has the meaning assigned to such term in Section 5.2.

        "Merger" has the meaning assigned to such term in Section 1.1(A).

        "Multiemployer Plans" has the meaning assigned to such term in Section 4.l(Q)(2).

        "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

        "Notice Date" means the fourth Business Day after the end of the ten trading day period used to determine the Average Closing Price.

        "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

        "Party" means a party to this Plan.

        "Pension Plan" has the meaning assigned to such term in Section
4.l(Q)(2).

        "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan.

        "Proxy Statement" has the meaning assigned to such term in Section 5.2.

        "Registration Statement" has the meaning assigned to such term in
Section 5.2.

        "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

        "RCW" means the Revised Code of Washington, as amended.

        "Rights" has the meaning assigned to such term in paragraph (F) of the Recitals to this Plan.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

        "Tax Returns" has the meaning assigned to such term in Section 4.1(AA).

        "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Termination Date" has the meaning assigned to such term in Section 1.2.

        "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) the Company or any Subsidiary of the Company, and (2) InterWest or any Subsidiary of InterWest.

        "Triggering Event" means any one or more of the following events:

               (1) InterWest shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any Third Party to effect an InterWest Transaction.

               (2) Any Third Party shall have made a bona fide proposal to InterWest or its shareholders by public announcement, or by written communication that is or becomes the subject of public disclosure, to engage in an InterWest Transaction.

               (3) Any Third Party, other than in connection with a transaction to which the Company has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, for approval to engage in an InterWest Transaction.

               (4) Any Third Party shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of InterWest Common Stock such that, upon consummation of such offer, such Third Party would own or control 20% or more of the then outstanding shares of InterWest Common Stock.

        "Valuation Price" means the Average Closing Price; provided, however, that (1) if the Average Closing Price is less than or equal to $34.75, then the Valuation Price shall be $34.75, and (2) if the Average Closing Price is equal to or greater than $43.75, then the Valuation Price shall be $43.75.

        (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include," "includes," or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation." Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                               ARTICLE I. MERGER

    1.1 THE MERGER. Subject to the provisions of this Plan, on the Effective
Date:

        (A) THE CONTINUING CORPORATION. In accordance with the terms of RCW Ch. 23B.11, the Company shall merge into InterWest (the "Merger"), the separate existence of the Company shall cease and InterWest (the "Continuing Corporation") shall survive, and the name of the Continuing Corporation shall be "InterWest Bancorp, Inc."

        (B) RIGHTS, ETC. Upon consummation of the Merger, the Continuing Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Merger.

        (C) LIABILITIES. The Continuing Corporation shall be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

        (D) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of InterWest, as in effect immediately prior to the Merger becoming effective. The directors and officers of InterWest in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Corporation, who shall hold office until such time as their successors are elected and qualified.

        (E) DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive InterWest Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from InterWest (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

     1.2 EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the later of (A) January 15, 1998, and (B) the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. If the Merger is not consummated in accordance with this Plan on or prior to June 30, 1998 (the "Termination Date"), the Company or InterWest may terminate this Plan in accordance with Article VII. On the Effective Date, InterWest and the Company shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                           ARTICLE II. CONSIDERATION

    2.1 CONSIDERATION. Subject to the provisions of this Plan, on the Effective
Date:

        (A) OUTSTANDING INTERWEST COMMON STOCK. The shares of InterWest Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of InterWest Common Stock.

        (B) OUTSTANDING COMPANY COMMON STOCK. Each share of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, become and be converted into the right to receive the number of shares of InterWest Common Stock equal to the quotient of $64.05 divided by the Valuation Price (the quotient, as adjusted, if applicable, pursuant to Section 2.5, being referred to as the "Exchange Ratio").

    2.2 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Date.

    2.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of InterWest Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. InterWest shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Average Closing Price.

    2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, InterWest shall send or cause to be sent to each former shareholder of the Company of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Company Common Stock for the consideration set forth in this Article II. The certificates representing the shares of InterWest Common Stock into which shares of such shareholder's Company Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of InterWest Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to InterWest Bank (the "Exchange Agent") of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to InterWest and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing InterWest Common Stock until InterWest has received a written agreement from such person as specified in Section 5.10.

    2.5 ANTI-DILUTION PROVISIONS. In the event InterWest changes the number of shares of InterWest Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding InterWest Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

    2.6 EXCEPTION SHARES. Each of the Exception Shares of Company Common Stock shall be canceled and retired upon consummation of the Merger, and no consideration shall be issued in exchange therefor.

    2.7 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, InterWest may at any time change the method of effecting its acquisition of the Company and Port Orchard Bank; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan, or (B) adversely affect the tax treatment to the Company shareholders as a result of receiving such consideration. If InterWest so elects to change the method of acquisition, the Company and Port Orchard Bank will cooperate with and assist InterWest and InterWest Bank with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for InterWest, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity. InterWest's authority under this Section includes the right of InterWest, if it so elects, to merge Port Orchard Bank into InterWest Bank on the Effective Date.

    2.8 OPTIONS. On the Effective Date, by virtue of the Merger, and without any action on the part of any holder of an option, each option granted by the Company to purchase shares of Company Common Stock ("Company Option") that is then outstanding and unexercised shall be converted into and become an option to purchase InterWest Common Stock ("InterWest Option") on the same terms and conditions as are in effect with respect to the Company Option immediately prior to the Effective Date, except that (A) each such InterWest Option may be exercised solely for shares of InterWest Common Stock, (B) the number of shares of InterWest Common Stock subject to such InterWest Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such InterWest Option shall be adjusted by dividing the per share exercise price of the Company Option by the Exchange Ratio, and rounding up to the nearest cent. The number of shares of Company Common Stock that are issuable upon exercise of Options as of the date of this Plan are Previously Disclosed in Schedule 2.8. Following the Effective Date, InterWest shall use its best efforts to prepare and file with the SEC a registration statement on Form S-8 covering shares of InterWest Common Stock to be issued upon the exercise of stock options assumed by InterWest pursuant to this Section 2.8.

                   ARTICLE III. ACTIONS PENDING CONSUMMATION

    Each of the Company and Port Orchard Bank shall conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by InterWest Bank, and neither the Company nor Port Orchard Bank will (or cause or allow any of it Subsidiaries to):

    3.1 CAPITAL STOCK. Except for or as otherwise permitted in or expressly contemplated by this Plan or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company, Port Orchard Bank or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

    3.2 DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto; provided, however, that the Company may declare and pay a cash dividend of $0.37 per share after March 31, 1998, only to the extent that such dividend does not result in the failure of the Company to maintain Capital of at least $5,500,000.

    3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual corporation or other entity.

    3.4 LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $10,000 individually or $35,000 in the aggregate.

    3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

    3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Company Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

    3.7 BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

    3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to the Company and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to the Company and its Subsidiaries taken as a whole (except foreclosures or acquisitions by Port Orchard Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

    3.9 AMENDMENTS. Amend its articles of incorporation or bylaws.

    3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of the Company or any of its Subsidiaries.

    3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

    3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Port Orchard Bank shall not, without the prior consent of InterWest, make any new loan or modify, restructure or renew any existing nonperforming loan to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person or entity (or which would be required to be aggregated for loans-to-one-borrower limitations), would be in excess of $175,000 for any new customer (other than an Insider) or $400,000 to any customer as of the date of this Plan (other than an Insider), except that single-family residential loans may be made in amounts that would not exceed applicable FHLMC and FNMA limits.

    3.13 TRANSACTION EXPENSES. Incur expenses in connection with the transactions contemplated by this Plan that exceed $175,000 in the aggregate.

                    ARTICLE IV. REPRESENTATIONS AND WARRANTS

    4.1 THE COMPANY AND PORT ORCHARD BANK REPRESENTATIONS AND WARRANTIES. Each of the Company and Port Orchard Bank hereby represents and warrants to InterWest and InterWest Bank as follows:

        (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to the Company and its Subsidiaries are true and correct.

        (B) ORGANIZATION, STANDING AND AUTHORITY. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of the Company and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

        (C) SHARES. The outstanding shares of the Company and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of the Company or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

        (D) THE COMPANY SUBSIDIARIES. The Company has Previously Disclosed in
Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by the Company or one of its Subsidiaries are fully paid and nonassessable and are owned by the Company or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by the Company, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

        (E) CORPORATE POWER. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

        (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan have been authorized by all necessary corporate action of the Company and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by the Company and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

        (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.1(H), (1) as to the Company, its audited consolidated balance sheet as of December 31, 1996 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 1996 (collectively, the "Holding Company Financial Reports"), and (2) as to each of the Company's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1996, and all other financial reports filed or to be filed subsequent to December 31, 1996, in the form filed with the FDIC and the Office of the Comptroller of the Currency (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they

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

were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

        (I) ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1996. Since December 31, 1996, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

        (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1996, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

        (K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, the Company and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by the Company or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by the Company or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

        (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.l(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither the Company nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither the Company nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or


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

requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

        (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.1(M), each of the Company and its Subsidiaries:

            (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

            (2) has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, or (c) requiring any of the Company or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

            (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

            (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

        (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.1(N), none of the Company or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto. Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither the Company nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or that involve any restriction of geographical area in which, or method by which, the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

        (O) REPORTS. Since January 1, 1993, each of the Company and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Office of the Comptroller of the Currency, (2) the FDIC,


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

(3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to the Company and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment (except for a fee to be paid by the Company to Columbia Financial Advisors, Inc.).

        (Q) EMPLOYEE BENEFIT PLANS.

            (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of the Company and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

            (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

            (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (an

"ERISA Affiliate"). Neither the Company nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

            (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

            (6) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

            (7) Except as Previously Disclosed in Schedule 4.l(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

        (R) NO KNOWLEDGE. The Company and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

        (S) LABOR AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        (T) ASSET CLASSIFICATION. The Company and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and its Subsidiaries that have been classified by it as of June 30, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of June 30, 1997 by any regulatory examiner as "Other


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

Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or any Subsidiary prior to June 30, 1997.

        (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1996 Holding Company Financial Reports of the Company was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of the Company was and will be, adequate in the opinion of the Board of Directors of the Company to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

        (V) INSURANCE. Each of the Company and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to the Company, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their respective directors, officers, employees or agents.

        (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.1(W), to the best of the Company's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company as that term is used in Rule 145 under the Securities Act.

        (X) STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION. The Company and its Subsidiaries have taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from, and this Plan and such transactions are exempt from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and (2) any takeover-related provisions of the Company's and its Subsidiaries' articles of incorporation.

        (Y) NO FURTHER ACTION. The Company and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any person under the articles of incorporation, charter or bylaws of the Company or any of its Subsidiaries or under any agreement to which the Company or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

        (Z) ENVIRONMENTAL MATTERS.

            (1) To the Company's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries.

            (2) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which the Company or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release


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

or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

            (3) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Company or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in Schedule 4.1(Z)(3).

            (4) To the Company's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

            (5) To the Company's knowledge, during the period of (a) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

            (6) To the Company's knowledge, prior to the period of (a) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

        (AA) TAX REPORTS. Except as Previously Disclosed in Schedule 4.1(AA),
(1) all reports and returns with respect to Taxes that are required to be filed by or with respect to the Company or its Subsidiaries, including consolidated federal income tax returns of the Company and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with


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

the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of the Company, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Company or its Subsidiaries.

        (BB) ACCURACY OF INFORMATION. The statements with respect to the Company and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of the Company or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        (CC) DERIVATIVES CONTRACTS. None of the Company or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC).
Schedule 4.1(CC) includes a list of any assets of the Company or its Subsidiaries that are pledged as security for each such Derivatives Contract.

        (DD) ACCOUNTING CONTROLS. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

        (EE) COMMITMENTS AND CONTRACTS. Neither the Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

            (1) except as Previously Disclosed in Schedule 4.1(EE), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or any such Subsidiary without any obligation on the part of the Company or any such Subsidiary to make any payment in connection with such termination);

            (2) except as Previously Disclosed in Schedule 4.1(EE), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

            (3) except as Previously Disclosed in Schedule 4.1(EE), any material contract with any affiliate.

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

    4.2 INTERWEST AND INTERWEST BANK REPRESENTATIONS AND WARRANTIES. Each of InterWest and InterWest Bank hereby represents and warrants to the Company and Port Orchard Bank as follows:

        (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to InterWest and InterWest Bank are true and correct.

        (B) ORGANIZATION, STANDING AND AUTHORITY. Each of InterWest and InterWest Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of InterWest and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest.

        (C) SHARES. The outstanding shares of InterWest's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

        (D) CORPORATE POWER. Each of InterWest and InterWest Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

        (E) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan and each of the Employment Agreements have been authorized by all necessary corporate action of InterWest and InterWest Bank and each such agreement is a valid and binding agreement of InterWest and InterWest Bank, enforceable against InterWest and InterWest Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of this Plan and each of the Employment Agreements and the consummation by InterWest and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not
(1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of InterWest or of any of its Subsidiaries or to which InterWest or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest.

        (G) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.2(G), in the case of InterWest, its Annual Report on Form 10-K for the fiscal year ended September 30, 1996, and all other documents filed or to be filed subsequent to September 30, 1996 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "InterWest Financial

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

Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the InterWest Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the InterWest Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

        (H) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(H), since September 30, 1996, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

        (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither InterWest nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither InterWest nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

        (J) REPORTS. Since September 30, 1996, each of InterWest and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to InterWest and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (K) ACCURACY OF INFORMATION. The statements with respect to InterWest and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of InterWest or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        (L) DERIVATIVES CONTRACTS. None of InterWest or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L). Schedule 4.2(L) includes a list of any assets of InterWest or its Subsidiaries that are pledged as security for each such Derivatives Contract.

        (M) ABSENCE OF UNDISCLOSED LIABILITIES. Neither InterWest nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the InterWest Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since September 30, 1996. Since September 30, 1996, neither InterWest nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                              ARTICLE V. COVENANTS

    Each of the Company and Port Orchard Bank hereby covenants to InterWest and InterWest Bank, and each of InterWest and InterWest Bank hereby covenants to the Company and Port Orchard Bank, that:

    5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and to the exercise by its Board of Directors of such Board's fiduciary duties, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by February 28, 1998 and to otherwise enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of an InterWest Transaction shall not violate this covenant).

    5.2 THE PROXY. In the case of the Company: it shall promptly assist InterWest in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of the Company Common Stock in connection with the transactions contemplated by this Plan and to be filed by InterWest in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and the Company shall use its best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of the Company shall recommend approval of such transactions by such holders.

    5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or its Subsidiaries and by or on behalf of InterWest relating to InterWest or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

    5.4 REGISTRATION STATEMENT EFFECTIVENESS. In the case of InterWest: it will advise the Company, promptly after InterWest receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the InterWest Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    5.5 PRESS RELEASES. The Company and Port Orchard Bank will not, without the prior approval of InterWest, and InterWest and InterWest Bank will not, without the prior approval of the Company, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

    5.6  ACCESS; INFORMATION.

        (A) Upon reasonable notice, the Company and Port Orchard Bank shall afford InterWest and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and, during such period, the Company and Port Orchard Bank shall furnish promptly to InterWest
(1) a copy of each material report, schedule and other document filed by the Company and its Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as InterWest may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by the Company or Port Orchard Bank in this Plan or the conditions to the obligations of the Company and Port Orchard Bank to consummate the transactions contemplated by this Plan; and

        (B) InterWest will not use any information obtained pursuant to this
Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by InterWest or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, InterWest will, upon request by the Company, deliver to the Company all documents so obtained by InterWest or destroy such documents and, in the case of destruction, will certify such fact to the Company.

    5.7  ACQUISITION PROPOSALS. In the case of the Company:

        (A) Without the prior written consent of InterWest, the Company shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of the Company (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of its Subsidiaries or any merger or other business combination with the Company or any of its Subsidiaries other than as contemplated by this Plan ("Acquisition Proposal"); it shall instruct its and its Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify InterWest immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of its Subsidiaries.

        (B) If (1) an Acquisition Proposal occurs prior to the Meeting, (2) the shareholder approval contemplated by Section 6.1 is not obtained at the Meeting, and (3) prior to August 1, 1998, Control of the Company is acquired by a third party, by merger, purchase of assets, acquisition of stock or otherwise, then unless the representations and warranties of InterWest in this Plan were false in any material respect as of the date of such shareholder meeting or InterWest was in material default of its covenants in this Plan as of such date, the Company will promptly pay to InterWest the amount of $300,000.

    5.8 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. In the case of InterWest: InterWest shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and InterWest shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. InterWest shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

    5.9 BLUE-SKY FILINGS. In the case of InterWest: InterWest shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that InterWest shall not be required by virtue thereof to submit to general jurisdiction in any state.

    5.10 AFFILIATE AGREEMENTS. In the case of the Company: The Company will use its best efforts to induce each person who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act to execute and deliver to InterWest on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as Exhibit C restricting the disposition of such affiliate's shares of the Company Common Stock and the shares of InterWest Common Stock to be received by such person in exchange for such person's shares of Company Common Stock. In the case of InterWest:
InterWest agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

    5.11 CERTAIN POLICIES OF THE COMPANY AND PORT ORCHARD BANK. In the case of each of the Company and Port Orchard Bank: Each shall, at InterWest's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of InterWest and GAAP; provided, however, that prior to any such modification or change, InterWest shall certify that the conditions to the obligation of InterWest under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived. The Company's and Port Orchard Bank's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this
Section 5.11.

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

    5.12 STATE TAKEOVER LAW. In the case of the Company: The Company shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

    5.13 NO RIGHTS TRIGGERED. In the case of the Company: Except for those consents of third parties Previously Disclosed on Schedule 4.1(G), the Company shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any person under the articles of incorporation or bylaws of the Company or under any agreement to which the Company or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of InterWest or InterWest Bank to exercise the rights granted under this Plan.

    5.14 SHARES LISTED. In the case of InterWest: InterWest shall use its best efforts to cause to be listed, prior to the Effective Date, on the Nasdaq National Market upon official notice of issuance the shares of InterWest Common Stock to be issued to the holders of Company Common Stock.

    5.15 REGULATORY APPLICATIONS. In the case of each of InterWest and InterWest Bank, each shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by InterWest.

    5.16 REGULATORY DIVESTITURES. In the case of the Company: Effective on or before the Effective Date, the Company shall cease engaging in such activities as InterWest shall advise the Company in writing are not permitted to be engaged in by InterWest under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, the Company shall divest any Subsidiary engaged in activities or holding assets that are impermissible for InterWest or InterWest Bank, on terms and conditions agreed to by InterWest; provided, however, that prior to taking such action, InterWest shall certify that the conditions to the obligations of InterWest under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived.

    5.17 CURRENT INFORMATION.

        (A) During the period from the date of this Plan to the Effective Date, each of the Company and InterWest shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

        (B) Each of the Company and InterWest shall promptly notify the other of
(1) any material change in the business or operations of it or its Subsidiaries,
(2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

    5.18 INDEMNIFICATION.

        (A) For a period of four years from and after the Effective Date, InterWest shall indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that the Company would have been permitted under Washington law and its articles of incorporation or bylaws in effect on the date of this Plan to indemnify such person (and InterWest will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that applicable law does not allow for such indemnification).

        (B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.18, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify InterWest thereof, provided, however, that the failure so to notify shall not affect the obligations of InterWest under paragraph (A) of this Section 5.18 (unless such failure materially and adversely increases InterWest's liability under such paragraph
(A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) InterWest shall have the right to assume the defense thereof and InterWest shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that InterWest shall be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) InterWest shall not be liable for any settlement effected without its prior written consent.

        (C) If InterWest or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of InterWest shall assume the obligations set forth in this Section 5.18.

        (D) InterWest shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.18. The rights of each Indemnified Party under this Section 5.18 shall be in addition to any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Company or under applicable Washington law.

              ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

        (A) SHAREHOLDER VOTE. This Plan shall have been duly approved by the requisite vote of the Company's shareholders under applicable law and the articles of incorporation and bylaws of the Company.

        (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the transactions contemplated by this Plan.

        (C) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

        (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

        (E) BLUE-SKY PERMITS. InterWest shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

        (F) TAX OPINION. InterWest and the Company shall have received an opinion from Graham & Dunn, P.C. to the effect that (1) the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of the Company who receive shares of InterWest Common Stock in exchange for their shares of the Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Graham & Dunn may require and rely upon representations contained in certificates of officers of InterWest, the Company and others.

        (G) NASDAQ LISTING. The shares of InterWest Common Stock to be issued pursuant to this Plan shall have been approved for listing on the Nasdaq National Market subject only to official notice of issuance.

        (H) EMPLOYMENT CONTRACTS. The Employment Agreements attached as Exhibits D and E shall have been duly executed and delivered by all parties to such Employment Agreements, and Employment Agreements in the form of Exhibit F shall have been duly executed and delivered by the employees listed on Schedule 6.1(H) and Port Orchard Bank.

    6.2 CONDITIONS TO OBLIGATIONS OF INTERWEST. The obligations of InterWest and InterWest Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by InterWest or the fulfillment on or prior to the Effective Date of each of the following conditions:

        (A) LEGAL OPINION. InterWest shall have received an opinion, dated the Effective Date, of Rothgerber, Appel, Powers & Johnson LLP, special counsel for the Company and Port Orchard Bank, in the form of Exhibit G, and of special Washington counsel for the Company and Port Orchard Bank, in the form of Exhibit H.

        (B) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Plan of the Company and Port Orchard Bank shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.11, and (2) each and all of the agreements and covenants of the

Company and Port Orchard Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and InterWest and InterWest Bank shall have received a certificate signed by the chief executive officers, chief financial officers, and chief lending officers of the Company and Port Orchard Bank dated the Effective Date, to such effect.

        (C) ERNST & YOUNG, LLP. InterWest shall have received from Ernst & Young, LLP a letter, dated the date of or shortly prior to (1) the mailing of the Proxy Statement, and (2) the Effective Date, in form and substance satisfactory to InterWest, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm.

        (D) RECEIPT OF AFFILIATE AGREEMENTS. InterWest shall have received from each affiliate of the Company the agreement referred to in Section 5.10.

        (E) ADVERSE CHANGE. During the period from December 31, 1996 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the Company or Port Orchard Bank nor shall the Company or Port Orchard Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and InterWest shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of the Company and Port Orchard Bank to such effect.

        (F) DISSENTERS' RIGHTS. The number of shares of Company Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of InterWest Common Stock shall not exceed in the aggregate 10% of the outstanding shares of Company Common Stock.

        (G) POOLING LETTERS. InterWest shall have received a letter dated as of the Effective Date, in form and substance acceptable to InterWest, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

        (H) CAPITAL. The Company's Capital shall not be less than $5,425,000 unless the Merger is consummated after March 31, 1998, in which case the Company's Capital shall not be less than $5,500,000.

        (I) ALLOWANCE FOR LOAN AND LEASE LOSSES. Port Orchard Bank's allowance for possible loan and lease losses shall not be less than 0.95% of Port Orchard Bank's Adjusted Loans and will be adequate to absorb Port Orchard's anticipated loan and lease losses.

    6.3 CONDITIONS TO OBLIGATIONS OF COMPANY AND PORT ORCHARD BANK. The obligations of the Company and Port Orchard Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by the Company and Port Orchard Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

        (A) LEGAL OPINION. The Company and Port Orchard Bank shall have received an opinion, dated the Effective Date, of Graham & Dunn, special counsel for InterWest, in the form of Exhibit I.

        (B) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of InterWest and InterWest Bank contained in this Plan shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of InterWest and InterWest Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and Port Orchard Bank shall have received a certificate signed by an executive officer of each of InterWest and InterWest Bank dated the Effective Date, to such effect.

        (C) ADVERSE CHANGE. During the period from September 30, 1996 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of InterWest and InterWest Bank nor shall InterWest or InterWest Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of InterWest and InterWest Bank to such effect.

                            ARTICLE VII. TERMINATION

    This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

    7.1 MUTUAL CONSENT. By the mutual consent of InterWest and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

    7.2 BREACH. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (B) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

    7.3 DELAY. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1998.

    7.4 NO SHAREHOLDER APPROVAL. By InterWest or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that the shareholder approval contemplated by Section 6.1 is not obtained at the Meeting, including any adjournment or adjournments thereof.

    7.5 AVERAGE CLOSING PRICE LESS THAN $34.75. By the Company, within five Business Days after the end of the ten trading day period used to determine the Average Closing Price, if (A) the Average Closing Price is less than $34.75, and
(B) InterWest, in its sole discretion, does not elect by written notice delivered to the Company prior to the Notice Date to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05.

    7.6 AVERAGE CLOSING PRICE GREATER THAN $43.75. By InterWest, within five Business Days after the end of the ten trading day period used to determine the Average Closing Price, if (A) the Average Closing Price is greater than $43.75,
(B) no Triggering Event has occurred, and (C) the Company, in its sole discretion, does not elect by written notice delivered to InterWest prior to the

Notice Date to adjust the Exchange Ratio so that the Average Closing Price multiplied by the Exchange Ratio equals $64.05.

    7.7 CONSEQUENCES OF TERMINATION.

        (A) GENERAL CONSEQUENCES. Subject to subsection (B) of this Section 7.7 and to Section 5.7(B), in the event of the termination or abandonment of this Plan pursuant to the provisions of Sections 7.1 through 7.6, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

        (B) OTHER CONSEQUENCES. Notwithstanding anything in this Plan to the contrary, no termination of this Plan will relieve any Party of any liability for breach of this Plan or for any misrepresentation under this Plan or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In any action or proceeding in connection with such breach or misrepresentation, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

                          ARTICLE VIII. OTHER MATTERS

    8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date. If the Merger is abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 5.6(B), 8.5 and 8.6 shall survive such abandonment and termination.

    8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of the Company, the consideration to be received by the shareholders of the Company for each share of Company Common Stock shall not thereby be altered. Nothing contained in this
Section 8.2 is intended to modify InterWest's rights pursuant to Section 2.7.

    8.3 COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

    8.4 GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

    8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between the Company and InterWest.

    8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

    8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex

(confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to InterWest or InterWest Bank to:

                                        InterWest Bancorp, Inc.
                                        1259 West Pioneer Way
                                        Oak Harbor, Washington 98277
                                        Attn: Stephen Walden, President

                           Copies to:

                                        Edward C. Beeksma
                                        Zylstra, Beeksma, Waller and Skinner
                                        3101-300 Avenue West
                                        Oak Harbor, Washington 98277

                                        Stephen M. Klein
                                        Graham & Dunn, P.C.
                                        1420 Fifth Avenue, Suite 3300
                                        Seattle, Washington 98101

If to the Company or Port Orchard Bank, to:

                                        Puget Sound Bancorp, Inc.
                                        1488 Olney Ave SE
                                        PO Box 2629
                                        Port Orchard, WA 98366
                                        Attn: Duane R. Guggenmos,
                                        President and CEO

                           Copies to:   William P. Johnson
                                        Rothgerber, Appel, Powers & Johnson LLP
                                        Suite 3000, One Tabor Center
                                        1200 - 17th Street
                                        Denver, CO 80202-5839

    8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

    8.9 BENEFIT PLANS. Upon consummation of the Merger, all employees of the Company and its Subsidiaries shall be deemed to be at-will employees of InterWest and its Subsidiaries except for those employees who are parties to the Employment Agreements. From and after the Effective Date, employees of the Company and its Subsidiaries shall be generally entitled to participate in the pension, benefit and similar plans on substantially the same terms and conditions as employees of InterWest and its Subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), InterWest shall give effect to years of service with the Company or the Company's Subsidiaries, as the case may be, as if such service were with InterWest or its Subsidiaries. InterWest shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by the Company into the 401(k) plan maintained by InterWest Bank.

    8.10 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

    IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



INTERWEST BANCORP, INC.



By:            /s/
---------------------------------------
NAME: H. GLENN MOUW
TITLE: EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


INTERWEST BANK



By:            /s/
---------------------------------------
NAME: H. GLENN MOUW
TITLE: EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER



PUGET SOUND BANCORP, INC.



By:            /s/
---------------------------------------
NAME:
     ----------------------------------
TITLE:
     ----------------------------------


FIRST NATIONAL BANK OF PORT ORCHARD



By:            /s/
---------------------------------------
NAME:
     ----------------------------------
TITLE:
     ----------------------------------

                                                                      APPENDIX B



                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

SECTION 23B.13.010  DEFINITIONS.  As used in this chapter:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

        (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 23B.13.020  RIGHT TO DISSENT.

        (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

                (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

                (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

        (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

                (a)   The proposed corporate action is abandoned or rescinded;

                (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

                (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. 1991 c 269 Section 37; 1989 c 165 Section 141.

SECTION 23B.13.030  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

        (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

        (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

                (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. 1989 c 165 Section 142.

SECTION 23B.13.200    NOTICE OF DISSENTERS' RIGHTS.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (2) If corporate action creating dissenters' rights under RCW 23B.13.020 it taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. 1989 c 165 Section 143.

SECTION 23B.13.210  NOTICE OF INTENT TO DEMAND PAYMENT.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

        (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. 1989 c 165 Section 144.

SECTION 23B.13.220  DISSENTERS' NOTICE.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

        (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

                (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

                (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

                (e)   Be accompanied by a copy of this chapter.

SECTION 23B.13.230  DUTY TO DEMAND PAYMENT.

        (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

        (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

        (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

SECTION 23B.13.240  SHARE RESTRICTIONS.

        (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

        (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

SECTION 23B.13.250    PAYMENT.

        (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholders' shares, plus accrued interest.

        (2)     The payment must be accompanied by:

                (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                (b) An explanation of how the corporation estimated the fair value of the shares;

                (c)   An explanation of how the interest was calculated;

                (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

                (e)   A copy of this chapter.

SECTION 23B.13.260  FAILURE TO TAKE ACTION.

        (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

        (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

SECTION 23B.13.270    AFTER-ACQUIRED SHARES.

        (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

SECTION 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

        (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

                (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

                (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

                (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

SECTION 23B.13.300  COURT ACTION.

        (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

        (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

SECTION 23B.13.310  COURT COSTS AND COUNSEL FEES.

        (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

        (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

                (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

        (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C



[LOGO]



                                                              September 18, 1997



Board of Directors
Puget Sound Bancorp, Inc.
1488 Olney Avenue S.E.
Port Orchard, Washington 98366

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Puget Sound Bancorp, Inc. and its wholly owned subsidiary, First National Bank of Port Orchard ("PSB"), of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated September 17, 1997, (the "Agreement") between PSB and InterWest Bancorp, Inc. ("IWBK").

        In connection with the proposed merger transaction (the "Merger") whereby PSB will be merged into IWBK, each issued and outstanding share and option of the Company common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by PSB, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive a varying amount of IWBK common stock when IWBK trades between $34.75 and $43.75 per share to equal $64.05 per PSB share (the Merger "Consideration"), except for fractional shares which will receive a proportional amount of cash.

        Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from IWBK pursuant to the Merger, CFAI has advised Washington and Oregon community banks regarding fairness of capital transactions. PSB has agreed to pay CFAI a fee for this opinion letter.

Board of Directors
Puget Sound Bancorp, Inc.
September 18, 1997


        In connection with rendering this opinion, we have, among other things:
(I) reviewed the Agreement; (ii) reviewed PSB's financial information for the twelve months ended December 31, 1996 and the six months ended June 30, 1997;
(iii) reviewed certain internal financial analyses and certain other forecasts for PSB prepared by and reviewed with the management of PSB; (iv) conducted interviews with senior management of PSB regarding the past and current business operations, results thereof, financial condition and future prospects of PSB;
(v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed IWBK's audited financial information for the fiscal year ended December 31, 1996 and financial information for the 3 months ended June 30, 1997 including the Form 10-KSB and the Form 10-QSB filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for IWBK common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

        In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of PSB or IWBK. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of PSB. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with PSB.

        This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of IWBK Common Stock have traded or may trade at any future date.

        This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

        In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of PSB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of PSB.

Board of Directors
Puget Sound Bancorp, Inc.
September 18, 1997


        We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                       Very truly yours,

                                       COLUMBIA FINANCIAL ADVISORS, INC.


                                       By: /s/  ROBERT J. ROGOWSKI
                                           ------------------------------------
                                           Robert J. Rogowski
                                           Principal

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        InterWest. Pursuant to InterWest's Articles of Incorporation, InterWest will, to the fullest extent permitted by the WBCA, indemnify the officers, directors, agents and employees of InterWest with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of InterWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, InterWest's Articles of Incorporation provide that the directors of InterWest shall not be personally liable for monetary damages to InterWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited InterWest.

        In addition to the indemnification provisions set forth in InterWest's Articles, InterWest has entered into separate Indemnity Agreements with each of the directors of InterWest and InterWest Bank that provide for the indemnification of such directors by InterWest to the fullest extent allowed by the WBCA. The Indemnity Agreements indemnify each director and hold such director harmless against any loss arising from a claim or action relating to his or her services as a director. The Indemnity Agreements further provides that InterWest will advance sufficient funds as may be necessary to investigate or defend claims against a director, and to reimburse funds that may be incurred by the director, with the proviso that the director will reimburse InterWest any expenses paid to such director in the event it is later determined that the payment of such sums were not allowable under Washington law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)    The exhibits are listed on the accompanying "Exhibit Index".

        (b)    Financial Statement Schedules. None.

        (c) The opinion of the financial advisor is set forth as Appendix C to this Prospectus/Proxy Statement.

ITEM 22.  UNDERTAKINGS

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                      (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) Include any additional or changed information on the plan of distribution;

               (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

               (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

        (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Port Orchard, Washington on October 21, 1997.

                                       INTERWEST BANCORP, INC.


Date:   October 21, 1997               By: /s/ Stephen M. Walden
                                           ------------------------------------
                                           Stephen M. Walden
                                           (Duly Authorized Representative)


                                POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints Stephen M. Walden and H. Glenn Mouw, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the 1933 Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on the 21st day of October, 1997.

         SIGNATURE                                     TITLE
         ---------                                     -----
/s/ Stephen M. Walden                   President, Chief Executive Officer and
---------------------------------       Director (Principal Executive Officer)
Stephen M. Walden

/s/ H. Glenn Mouw                       Executive Vice President & Chief
---------------------------------       Financial Officer (Principal Financial
H. Glenn Mouw                           Officer)


/s/ Carla Tucker                        Controller
---------------------------------       (Principal Accounting Officer)
Carla Tucker

/s/ Barney R. Beeksma                   Chairman of the Board
---------------------------------
Barney R. Beeksma


/s/ Gary M. Bolyard                     Director
---------------------------------
Gary M. Bolyard


/s/ Larry Carlson                       Director
---------------------------------
Larry Carlson


/s/ Michael T. Crawford                 Director
---------------------------------
Michael T. Crawford


/s/ Jean Gorton                         Director
---------------------------------
Jean Gorton


                                        Director
---------------------------------
Henry Koetje


                                        Director
---------------------------------
Stephen Lewis


/s/ Clark H. Mock                       Director
---------------------------------
Clark H. Mock


/s/ Russel E. Olson                     Director
---------------------------------
Russel E. Olson


/s/ Vern Sims                           Director
---------------------------------
Vern Sims

                                  EXHIBIT INDEX


Exhibit No.                           Description of Exhibit
-----------                           ----------------------
 2.1          Agreement and Plan of Merger between InterWest and Bancorp dated as of September 18, 1997, (included in this Registration Statement as Appendix A to the Prospectus/Proxy Statement).

 5.1          Opinion of Graham & Dunn, P.C. as to the legality of securities.

 8.1 Form of Opinion of Graham & Dunn, P.C. as to federal income tax consequences.

10.1 Employment Agreement between Bancorp and Duane R. Guggenmos, dated as of September 18, 1997.

10.2 Employment Agreement between Bancorp and Linda A. Smith, dated as of September 18, 1997.

10.3 Form of Noncompetition Agreement between InterWest and each respective director of Bancorp, dated as of September 17, 1997.

10.4          Voting Agreement of Bancorp directors

23.1 Consent of Graham & Dunn, P.C., as to its legality of securities opinion (contained in its opinion filed as Exhibit 5.1).

23.2 Consent of Graham & Dunn, P.C. as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

23.3          Consent of Ernst & Young LLP, Independent Auditors

23.4          Consent of Deloitte & Touche LLP, Independent Auditors

23.5          Consent of KPMG Peat Marwick LLP, former Independent Auditors for
              Central Bancorporation

23.6          Consent of Knight, Vale & Gregory, Bancorp's Independent Auditors.

23.7 Consent of Columbia Financial (contained in its opinion included in this Registration Statement as Appendix C to the Prospectus/Proxy Statement).

24.1 Power of Attorney (included in the signature page of this Registration Statement) and certified resolutions of the InterWest
              Board.

99.1          Opinion of Columbia Financial (included as Appendix C to the
              Prospectus/Proxy Statement).

99.2          Form of proxy to be mailed to the stockholders of Bancorp.